As filed with the Securities and Exchange Commission on July 1, 2025

Registration Number 333-284986

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RYVYL INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	8742	22-3962936
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

(619) 631-8261
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Fredi Nisan

Chief Executive Officer

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

(619) 631-8261
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with Copies to:

Barry I. Grossman, Esq.	David E. Danovitch, Esq.
Sarah W. Williams, Esq.	Aaron Schleicher, Esq.
Scott M. Miller, Esq.	Sullivan & Worcester LLP
Ellenoff Grossman & Schole LLP	1251 Avenue of the Americas
1345 Avenue of the Americas	New York, NY 10020
New York, NY 10105	Phone: (212) 660-3060
Phone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 1, 2025

$8,000,000

Up to 9,876,543 Common Units, Each Common Unit Consisting of One Share of Common Stock and One Common Warrant

Up to 9,876,543 Pre-Funded Units, Each Pre-Funded Unit Consisting of One Pre-Funded Warrant and One Common Warrant

Up to 9,876,543 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 9,876,543 Shares of Common Stock Underlying the Common Warrants

We are offering on a best efforts basis up to $8,000,000 of our securities, consisting of units (the “Common Units”), each consisting of one share of our common stock, par value $0.001 per share, and one warrant (the “Common Warrants”) to purchase one share of common stock, at an assumed offering price of $0.81 per Common Unit, which is equal to the closing price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on June 27, 2025 pursuant to this prospectus. Each Common Warrant will have an assumed exercise price of $0.81 per share of common stock (equal to 100% of the assumed public offering price of each Common Unit sold in this offering), will be exercisable immediately, and will expire five years from the date of issuance.

We are also offering pre-funded warrants (the “Pre-Funded Warrants”), to purchase up to an aggregate of 9,876,543 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price of $0.001 per share. Each Pre-Funded Warrant is being issued together with the same Common Warrant described above being issued with each share common stock (the Pre-Funded Warrant and related Common Warrant, together, a “Pre-Funded Unit”; and together with the Common Units, the “Units”). The assumed combined public offering price for each such Pre-Funded Unit will be equal to the price per Common Unit including one share of common stock less the $0.001 per share exercise price of each such Pre-Funded Warrant. Each Pre-Funded Warrant will be exercisable upon issuance and will expire when exercised in full. For each Pre-Funded Unit we sell, the number of Common Units containing shares of common stock we are offering will be decreased on a one-for-one basis.

The shares of our common stock and Pre-Funded Warrants, if any, and the accompanying Common Warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. We are also registering the shares of common stock issuable from time to time upon exercise of the Common Warrants and Pre-Funded Warrants included in the units offered hereby.

Because this is a best-efforts offering, the Placement Agent does not have an obligation to purchase any securities, and, as a result, there is a possibility that we may not be able to sell the securities. Furthermore, we will not issue shares (including the shares underlying the Common Warrants and Pre-Funded Warrants) in excess of the number of shares of common stock currently authorized under our articles of incorporation as a part of this offering. We expect that the offering will close on a T+1 basis after we first enter into a securities purchase agreement relating to the offering and the offering will settle delivery versus payment (“DVP”). Accordingly, we and the Placement Agent have not made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Maxim Group LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. We will bear all costs associated with the offering. See “Plan of Distribution” on page 70 of this prospectus for more information regarding these arrangements.

Our common stock is currently listed on Nasdaq under the symbols “RVYL”. The last reported sale price of our common stock on Nasdaq on June 27, 2025 was $0.819 per share of common stock. There is no established public trading market for the Pre-Funded Warrants or Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Common Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active trading market, the liquidity of the Pre-Funded Warrants or Common Warrants will be limited.

The actual combined public offering price per share and Common Warrant and the actual combined public offering price per Pre-Funded Warrant and Common Warrant will be determined between us, the Placement Agent and investors in this offering based on market conditions at the time of pricing and may be at a discount to the current market price of our common stock. Therefore, the recent market price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit(1)	Per Pre-Funded Unit(1)	Total
Public Offering Price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	We have agreed to pay the Placement Agent a total cash fee up to 7.0% of the gross proceeds raised in this offering; provided, however, that we will pay placement agent fees equal to 3.5% per Common Unit or Pre-Funded Unit, with respect to any investors in this offering introduced by us (the “Company Introduced Investors”). Table assumes that there are no Company Introduced Investors. The Placement Agent will receive compensation in addition to the placement agent fees described above. See “Plan of Distribution” for a description of compensation payable to the Placement Agent.

We expect to deliver the shares of common stock and Common Warrants, or Pre-Funded Warrants and Common Warrants, constituting the Units against payment on or about            , 2025.

Sole Placement Agent

Maxim Group LLC

The date of this prospectus is         , 2025

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About this Prospectus

We and the Placement Agent have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information provided in this prospectus. You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.” You must not rely upon any information or representation not contained in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Plan of Distribution” for additional information on these restrictions.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

ii

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 11 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, when we refer to “RYVYL,” “we,” “our,” “us” and the “Company” in this prospectus, we mean RYVYL Inc. unless otherwise specified. When we refer to “you,” we mean the potential investors of the common stock offered hereby.

Our Company

RYVYL Inc. (“RYVYL”) is a financial technology company that develops software platforms and tools that are focused on providing global payment acceptance and disbursement capabilities. RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our first-generation product, QuickCard, was originally developed to facilitate payment processing for predominantly cash-based businesses in certain niche high-risk business verticals. It was a comprehensive physical and virtual payment card processing management system that offered a cloud-based network interface, merchant management, and point-of-sale (POS) connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards, and to subsequently disburse those funds electronically to merchants upon request. In early 2024, in response to evolving changes in the compliance environment and banking regulations, the Company began transitioning QuickCard to a fully virtual, app-based product. In mid-2024, the Company further transitioned its QuickCard product from a direct offering to a licensing model, whereby partners with more suitable compliance capabilities could license the platform from the Company and offer its payments processing capabilities in the same business verticals the Company previously served directly.

As the global fintech industry continues to evolve, it has become evident that there is a need for a fully integrated platform that can seamlessly support multiple types of offerings on a global scale. We believe our second-generation platform, NEMS Core, provides a compelling solution to fill that product void. As a dual-sided platform, NEMS Core is designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment

RYVYL’s comprehensive product suite is designed to create value across the entire financial ecosystem. By combining advanced technology, global reach, and deep regulatory expertise, we empower businesses to manage payments, optimize cash flow, and scale operations efficiently in an increasingly digital world. We believe that our commitment to continuous innovation helps us to remain at the forefront of the global fintech landscape, delivering secure, reliable, and transformative financial solutions that drive growth and create lasting value for our clients and stakeholders.

Prior to the sale of Ryvyl EU, the Company operated through two distinct business segments designed to meet the diverse and evolving needs of global markets. Our business was strategically structured around two primary geographic regions - Europe and North America - each offering complementary product and service portfolios that encompass payment processing, treasury management, acquiring, issuing, and Electronic Money Institution (“EMI”) services. This segmentation allowed RYVYL to deliver tailored, market-specific solutions while maintaining a cohesive global strategy that supports operational efficiency, regulatory compliance, and financial growth. As a result of the sale of Ryvyl EU, which was completed as of June 1, 2025, the Company’s operations are now solely comprised of those in North America.

Prior to the sale of Ryvyl EU, we capitalized on the strength of Ryvyl EU’s EMI license in Bulgaria, complemented by our operational hub in Portugal. This enabled us to offer comprehensive EMI services, including global IBAN issuance, foreign exchange (FX) solutions, and payment processing capabilities. Our direct connections to major card networks and the Central Bank of Europe reinforced our ability to scale across the European Union (EU), and provided seamless financial services tailored to the unique demands of businesses operating in the region. As the sale of Ryvyl EU was completed as between the parties as of June 1, 2025, the capabilities and offerings in Europe are no longer part of the Company’s current business and our focus is now solely in North America.

In North America, our focus is on expanding treasury management services, Bank Identification Number (BIN) sponsorship for credit card processing, and comprehensive payment solutions such as ACH and wire transfers. By leveraging third-party sponsorship arrangements alongside our technology, we are positioned to capture growth opportunities in key sectors, including e-commerce, fintech, and B2B payments.

As further described elsewhere in this prospectus, the Company entered into an agreement in January 2025 for the sale of the Company’s EU subsidiary, Ryvyl EU, which was completed as of June 1, 2025. Following the closing of the sale, the Company’s business is solely comprised of its operations in North America, with an immediate reduction in current revenue in the range of 70-80%. Except where noted within this offering, products and services that were exclusively offered through Ryvyl EU are no longer part of the products and services offered by the Company.

Product Innovation and Diversification

Innovation is the cornerstone of RYVYL’s growth strategy. We continuously evolve our product portfolio to anticipate and meet the dynamic needs of businesses worldwide. Central to this is the enhancement of our dual-sided payment platform, recently launched in North America and which facilitates both acquiring and disbursement services. This platform is designed to support emerging use cases in acquiring, disbursements, and embedded finance, delivering seamless, end-to-end financial solutions.

Our treasury management services are evolving to include advanced features such as real-time liquidity tracking, dynamic fund allocation, and sophisticated FX risk management tools, providing businesses with greater control and flexibility over their financial operations. We are expanding our card issuing capabilities—encompassing debit, prepaid, and virtual cards—and strengthening our BIN sponsorship programs to support fintech companies, neobanks, and enterprises looking to launch customized card programs on a global scale. Furthermore, by integrating banking-as-a-service (BaaS) capabilities, RYVYL is positioned to power the financial infrastructure for platforms and marketplaces seeking embedded finance solutions.

Operational Efficiency and Scalability

Operational excellence is fundamental to sustaining RYVYL’s growth and profitability. Our strategy is focused on enhancing efficiency through technology, automation, and optimized resource management. By leveraging our advanced ledger technology, we believe that we can ensure real-time transaction processing, data integrity, and the scalability required to handle high transaction volumes with minimal latency. Additionally, the implementation of automation across key functions—including compliance, reconciliation, and reporting—enables us to reduce operational costs, improve accuracy, and enhance service delivery.

Sustainable Growth and Value Creation

RYVYL’s long-term success is anchored in sustainable growth strategies that deliver value to our customers, shareholders, and partners. We are committed to diversifying revenue streams beyond traditional transaction-based income through the expansion of value-added services such as treasury advisory and compliance-as-a-service for fintech partners.

A customer-centric approach underpins our growth strategy. We focus on enhancing client relationships, improving user experiences, and fostering customer loyalty through tailored support models and innovative service offerings. Strategic mergers and acquisitions play a key role in our growth trajectory, allowing us to acquire complementary technologies, expand our customer base, and strengthen our regulatory footprint in critical markets. Our commitment to environmental, social, and governance (ESG) principles is embedded in our operations. We prioritize ethical business practices, data privacy, financial inclusion, and environmental responsibility, aligning our corporate values with the expectations of our stakeholders and the broader global community.

Strategic Priorities

Our focus on continuous innovation, regulatory excellence, and customer-centric solutions ensures that RYVYL remains at the forefront of the fintech industry, delivering transformative financial services that empower businesses worldwide. Through our integrated business model, we are committed to creating lasting value for our clients, partners, and shareholders, supporting sustainable growth in an increasingly interconnected global economy.

Key strategic initiatives include:

●	Cross-Border Capabilities: We leverage our global infrastructure, including our dual-sided platform, to support seamless cross-border transactions, enabling businesses to expand into new markets with ease.

●	Technology Integration: Our advanced technology infrastructure serves as the backbone of our business, allowing us to deploy innovative solutions rapidly across regions. Shared technology resources reduce development costs, accelerate time-to-market for new products, and ensure consistent service quality worldwide.
●	Operational Efficiency: By standardizing processes and leveraging economies of scale, we optimize operational efficiency across all business functions. This approach reduces costs, improves resource allocation, and enhances service delivery for clients in both regions.
●	Strategic Market Expansion: Our growth strategy is focused on expanding into new verticals and geographic regions. We achieve this through a combination of organic growth, strategic partnerships, and targeted acquisitions that complement our existing product offerings and strengthen our competitive position globally.
●	Unified Compliance Framework: Regulatory compliance is managed through a centralized framework that ensures adherence to both regional and international standards. This unified approach enables us to maintain strong governance, mitigate risks, and support sustainable growth across all markets.

Company History

The Company was formerly known as ASAP Expo, Inc. and was incorporated in the State of Nevada on April 10, 2007. On January 4, 2020, RYVYL Inc. (“PubCo”) and GreenBox POS LLC (“PrivCo”) entered into an Asset Purchase Agreement to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the buyer) and PrivCo (the seller). On April 12, 2018, pursuant to the Verbal Agreement, the Company acquired PrivCo’s gateway and payment system business, point of sale system business, delivery business and kiosk business, bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, the Company assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business.

On May 3, 2018, the Company formally changed its name to “GreenBox POS, LLC,” then subsequently changed its name to “GreenBox POS” on December 13, 2018. On October 13, 2022, GreenBox POS changed its name to “RYVYL Inc.”

On May 21, 2021, the Company acquired all of the outstanding stock of Northeast Merchant Systems, Inc. (“Northeast”) in a transaction treated as a business combination. Northeast is a merchant services company providing merchant credit card processing through its own BIN with the acquiring bank, Merrick. This involves inside operations for new merchants that include sales assistance and applications processing, underwriting, and onboarding and inside operations for existing merchants include risk monitoring and customer service. Outside operations include equipment service or replacement; sales calls and applications; site inspections and identity verification; security verification; and on-site customer service and technical support.

On July 13, 2021 (the “Closing Date”), GreenBox POS entered into and closed on a Membership Interest Purchase Agreement (the “Membership Purchase Agreement”) with Charge Savvy LLC, an Illinois limited liability company (“Charge Savvy”), and Charge Savvy’s three members (collectively, the “Membership Sellers”). One of the Membership Sellers, Ken Haller, was an employee of the Company on the Closing Date. As a result of the Membership Purchase Agreement, the Company purchased all of Charge Savvy’s issued and outstanding membership interests from the Membership Sellers and Charge Savvy became a wholly owned subsidiary of the Company. The purchase price under the Membership Purchase Agreement for the all-stock transaction consisted of 1,000,000 shares of the Company’s common stock being issued and delivered to Membership Sellers in proportion to the Membership Sellers’ share of their membership interests in Charge Savvy. The share price at issuance was $12.14. Charge Savvy is a fintech company specializing in developing software and providing payment processing and point-of-sale (“POS”) services to the merchant services industry. Charge Savvy also owned an approximately 64,000 square foot office building located in Chicago, Illinois, where it is headquartered.

On March 31, 2022, the Company acquired a portfolio of merchant accounts from Sky Financial & Intelligence LLC, a Wyoming limited liability company (“Sky Financial”) for $18,110,000. The Company paid $16,000,000 of cash in March 2022 and issued 500,000 shares of restricted common stock for the transaction on May 12, 2022. As of December 31, 2022, the Company had not received the delivery of the acquired merchant list and the associated ISO management portal access, and as a result, it wrote-off the entire purchase price during the year ended December 31, 2022. The Company is currently in Arbitration for breach of contract against Sky Financial, please refer to “Legal Proceedings” herein for further details on the status of this matter.

On April 1, 2022, the Company completed the acquisition of Transact Europe Holdings OOD (“Transact Europe Holdings”). Transact Europe Holdings is the holding company of Transact Europe EAD (“TEU”). TEU formally changed its name to RYVYL EU on December 16, 2022. RYVYL EU is a European Union (“EU”) regulated electronic money institution headquartered in Sofia, Bulgaria. RYVYL EU is a Principal Level member of Visa, a worldwide member of MasterCard, and a principal member of China UnionPay. In addition, RYVYL EU is part of the direct Single Euro Payments Area (“SEPA”) program, a payment system enabling cashless payments across continental Europe. RYVYL EU provides complete payment solutions by offering acquiring, issuing of prepaid cards and agent banking, serving hundreds of clients. With a global footprint, payment gateway, and technology platforms, RYVYL EU offers a comprehensive portfolio of services and decades of industry experience. The Company paid approximately $28.8 million (€26.0 million) in total consideration for the purchase. As further described elsewhere in this prospectus, in January 2025, the Company entered into an agreement for the sale of Ryvyl EU, which was completed effective as of June 1, 2025.

Recent Developments

Product Transition and Loss of Revenues in North America Segment

In February 2024, the Company stopped processing credit card payments on its QuickCard platform because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. QuickCard was our first-generation product and was designed to address the needs of previously all-cash businesses. Although not limited to the cannabis industry, prior to discontinuing QuickCard, cannabis merchants made up a substantial majority of the platform’s processing volume. In an effort to recover the loss of revenues, during the second quarter of 2024, the Company transitioned its QuickCard product from terminal-based to app-based processing. Subsequently, management determined that the app-based product was not a viable long-term solution for certain niche high-risk business verticals (including cannabis merchants) and made the decision to terminate the rollout of the app-based product in those specific business verticals.

In response to the discontinuation of QuickCard as a direct offering, during the third quarter of 2024, the Company began to offer a license of the platform, which it believes will enable it to serve the same customer base it previously served with the original product offering through a business partner with more suitable banking compliance capabilities. Currently, the Company does not have any active licensing agreements in place and it continues to seek suitable business partners for its licensing product. In addition, during the second half of 2024, management executed a reorganization of the Company’s business to better align with its revised strategy and cost structure. As a result of the changes described above as well as an increasingly uncertain business environment in the U.S., management expects the recovery of the loss of revenues resulting from the discontinuation of its QuickCard product to take longer than originally anticipated.

The decline in revenues resulting from the discontinuation of QuickCard has adversely impacted the Company’s liquidity in its North America segment. Also, until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses in North America, which it will no longer be able to do as a result of the sale of Ryvyl EU. As a result, management has determined that its cash balance in the North America segment as of March 31, 2025, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this prospectus and, unless we are able to raise additional capital, will only be sufficient to fund operations through approximately June 30, 2025. These conditions raise substantial doubt about our ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s intended plan over the next twelve months to improve the liquidity of its North America segment, which includes, without limitation::

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right sizing the organization, where appropriate; and

●	raising capital over the next 30 days through a variety of means, including private and public equity offerings and debt financings. The Company is actively engaged in discussions with multiple banks regarding a capital raise as well as debt financing, and expects to consummate one or more of these fundings in the immediate term;

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this prospectus. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available on a timely manner, on favorable terms, or be sufficient to continue our operations in the North America segment. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Preferred Stock Repurchase And Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with a securityholder of the Company (the “Securityholder”) which provides for repayment of the outstanding balance of an 8% Senior Convertible Note issued to the Securityholder on November 8, 2021 (the “Note”), which Note was originally due on November 5, 2023, and which maturity date was extended through April 5, 2026, pursuant to subsequent extensions provided by the Securityholder. Additionally, pursuant to two Exchange Agreements between the Company and the Securityholder entered into on July 25, 2023 and November 27, 2023, respectively, a portion of the outstanding balance of the Note was exchanged for 55,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”).

Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17,000,000 by the Company to the Securityholder (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding Series B Preferred Shares held by the Securityholder will be repurchased by the Company.

The Repurchase Agreement provided for the payment of the Repurchase Price in two installments, the first in the amount of $13 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4 million (the “Second Installment”), was due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note was advanced to such date. Upon the payment of the First Installment, all Series B Preferred Shares held by the Securityholder were repurchased. The second installment was not made on the Second Installment Date and has not been made as of the date of this prospectus.

The Repurchase Agreement further provided that, during the period from the payment of the First Installment until the Second Installment Date, no interest would accrue on the remaining balance of the Note and certain restrictive covenants under the Note would be temporarily waived. As the Company failed to make the Second Installment on or before the Second Installment Date, interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note were also restored as they were prior to the date the First Installment was paid.

On June 2, 2025, and June 3, 2025, the Securityholder submitted to the Company a series of conversion notices converting the remaining $4.0 million outstanding on the Note and accrued interest of $136,000, and was issued 7.1 million shares of common stock in connection with such conversion.

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company’s securing financing (the “Financing”), the Company entered into a stock purchase agreement (the “SPA”) with a purchaser (the “Purchaser”) which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15,000,000 (the “Financing Purchase Price”). Under the terms of the SPA, the Company was required to use $13 million of the net proceeds raised in the Financing to pay the First Installment of the Repurchase Price.

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provided the Company with the right to terminate the SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the SPA (April 23, 2025), provided that such date may be extended an additional 30 days (May 23, 2025) in consideration for the Company’s payment of $500,000 to the Purchaser. If the SPA was terminated as a result of such payment by the Company, the Ryvyl EU Shares would not be sold to the Purchaser and would be returned to Transact Europe and the SPA will be void and of no further effect, except for some provisions that survive termination. In the event that the SPA was not so terminated, then the Purchaser will close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser is unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer from the applicable Bulgarian governmental authorities, then the Company is liable for damages in the amount of $16.5 million. In the event that the Purchaser is unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company is liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

On April 23, 2025, the Company, Transact Europe, and the Purchaser executed and entered into a modification agreement (the “Modification Agreement”) which provides that, notwithstanding the terms of the Termination Agreement or the January 2025 SPA, the Purchaser would not take any actions to close on the purchase of the Ryvyl EU Shares before May 6, 2025, so that the Company and the Purchaser could attempt to enter into an alternative transaction in lieu of the securities purchase transaction under the January 2025 SPA. The Company had the right, at any time, on or before May 6, 2025, to extend this period, so that the Purchaser would not exercise such right to purchase the Ryvyl EU Shares, until May 27, 2025, in consideration for the Company’s payment to the Purchaser of $0.75 million. All other terms of the January 2025 SPA and the Termination Agreement remained unchanged and in full force and effect.

On May 7, 2025, the Purchaser provided a letter of notice to the Company and Transact Europe, stating that due to the Company’s not exercising its right to terminate the SPA by payment to the Purchaser of $16.5 million within the time so prescribed by the Termination Agreement, and as the Company had not exercised its right to extend the period during which time the Purchaser agreed not to exercise its rights to close on the transaction per the Modification Agreement (the “Standstill Period”), the Company no longer had the right to terminate the SPA pursuant to the Termination Agreement, and the Standstill Period had expired. The Purchaser also notified the Company that notwithstanding the foregoing, they did not intend to take the final steps to close on the purchase of the Ryvyl EU Shares for a period of ten calendar days from and including the date of the letter, or until May 16, 2025. The parties continued discussions during this period. All other terms of the SPA and the Termination Agreement remained unchanged and in full force and effect. On May 14, 2025, the Purchaser notified the Company that it would proceed to take steps to acquire the Ryvyl EU Shares, and the Company issued a press release stating that the parties had ceased discussions to restructure the terms of the pre-funded asset sale of its RYVYL EU subsidiary. The Company expects the buyer will now take the final steps to close the pre-funded asset sale and that the closing of the sale will occur during the second quarter of third quarter of 2025.

On June 13, 2025, the Company received a letter from the Purchaser which, in the opinion of the Company, provides that the Company’s obligation to pay damages in the amount of $16.5 million or any other amount to the Purchaser, as provided in the SPA shall cease to apply.

The sale of Ryvyl EU was completed as between the parties effective as of June 1, 2025.

Nasdaq Notices of Non-compliance

On April 8, 2025, the Company received written notice from Nasdaq notifying the Company that, based on the Company’s stockholders’ equity of ($1,492,000) as of December 31, 2024, it is no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1).

On May 21, 2025, the Company submitted a compliance plan to Nasdaq to regain compliance with Equity Rule (the “Compliance Plan”). On May 23, 2025, the Company received a letter from Nasdaq (the “Nasdaq Extension Letter”) stating that, based on the information presented in the Compliance Plan, Nasdaq has determined to grant the Company an extension to regain compliance with the Equity Rule. Pursuant to the terms of the Nasdaq Extension Letter, the Company is required to raise financing and provide sufficient evidence to Nasdaq, on or before October 6, 2025, that the Company believes it is in compliance with the Equity Rule.

If the Company does not satisfy any of the required terms in the Nasdaq Extension Letter, Nasdaq will provide the Company with written notification that its common stock will be delisted. In such event, the Company will have the right to appeal such delisting determination to a Nasdaq Hearings Panel. The Company is diligently working to satisfy the conditions set forth in the Nasdaq Extension Letter, including raising the financing necessary to regain compliance with the Equity Rule. However, there can be no assurance that the Company will be successful in meeting such conditions or that the Company will be able to maintain its listing on Nasdaq.

On June 12, 2025, the “Company, received a second notice from Nasdaq notifying the Company that, because the closing bid price for its common stock has fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Lising Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

Nasdaq’s notice has no immediate effect on the listing of the Company’s Common Stock on the Nasdaq Capital Market and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “RVYL” at this time. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until December 9, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior to December 9, 2025; provided, however, pursuant to Nasdaq Listing Rule 5810 (c)(3)(H), Nasdaq may, in its discretion, require the Company to satisfy the Minimum Bid Price Requirement for a period in excess of ten consecutive business days, but generally not more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance with the Minimum Bid Price Requirement.

If the Company does not regain compliance by December 9, 2025, the Company may be eligible for an additional grace period. To qualify, the Company would be required to meet the continued listing requirements for all other continuing listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, including regaining compliance with the continuing listing standards mentioned above of which it is currently not in compliance, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period. If the Company meets these requirements, the Nasdaq staff will grant an additional 180 calendar days for the Company to regain compliance with the Minimum Bid Price Requirement. If the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the Nasdaq Capital Market until the completion of the appeal process.

Blockchain Technology and QuickCard – Updated Disclosures

The Company is currently under an ongoing investigation by the SEC regarding possible violations of the federal securities laws, which in its course has included a review of the Company’s blockchain technology and its first-generation product, known as QuickCard. In response to the SEC’s concerns and based on our review of the facts and circumstances, the Company has determined to provide the following updated disclosures concerning its blockchain technology and its QuickCard product. The SEC’s concerns primarily pertain to disclosures in two areas: our description of our use of blockchain technology in our business and the lack of specific disclosure that the main vertical market being processed through QuickCard was cannabis merchants.

Our QuickCard product was designed to address the needs of previously all-cash businesses. Although not limited to cannabis, before QuickCard was discontinued, cannabis merchants made up a substantial majority of QuickCard processing volume. The Company stopped processing credit card payments on the QuickCard platform during the first quarter of 2024 because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. The turnover in acquiring banks of processing partners as well as the turnover in compliance officers within banks or changes in bank policies from time to time are examples of what we have historically referred to in public filings as “banking industry turmoil.”

When the Company stopped processing credit card payments on the QuickCard platform, we transitioned the QuickCard product from terminal-based processing to app-based processing. Our app-based processing platform would have required consumers to download an application and fund their app wallets via ACH bank transfers allowing them to purchase a prepaid virtual card. We have since determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals (including cannabis merchants) and made the decision to terminate the rollout of the app-based product in those specific business verticals. In lieu of the app-based product, the Company began to offer a license of its QuickCard platform during the third quarter of 2024. Currently, the Company is not actively licensing any products.

QuickCard is a cloud-based digital payment platform that employs a private blockchain ledger database. While QuickCard payments are processed and settled through traditional payment processing gateways and not on the blockchain, once a transaction is complete, a record of the transaction is recorded on the blockchain ledger, and this record is therefore immutable. Once recorded on the blockchain ledger, the record of the transaction cannot be deleted or altered.

Our 2020 S-1 (as defined further in this prospectus) and subsequent amendment and periodic filings described a payment processing transaction as beginning with the consumer purchasing tokens from us, accomplished when we load a virtual wallet with a token, which then transfers credits to the merchant’s wallet on a dollar-for-dollar basis, after which the merchant releases its goods or services to the consumer. To clarify and more precisely describe the process, when a consumer presents a credit or debit card to our customer (the merchant), the process begins with the merchant creating and funding a digital wallet with the consumer’s payment, at which point the funds are converted to a digital representation of their deposit on a dollar-for-dollar basis, which we refer to as digital units or asset-based tokens. These are not cryptocurrency tokens and this is distinct and separate from the tokenization that occurs when a transaction is recorded on the blockchain. Merchants can request a withdrawal of their digital funds from us based on their wallet balances independent from the Company receiving cash at a later time from the acquiring bank in the network.

Until this year, QuickCard was our only product that employed the use of blockchain. QuickCard utilizes an open-source blockchain as its transaction ledger system. Transaction data is captured from payment endpoints, the data is encrypted and validated on Amazon Web Services (AWS) servers, validated transactions are formatted for blockchain compatibility, transaction blocks are created and added to the blockchain, and confirmation receipts are generated and stored.

While the blockchain is open-source and not created by or proprietary to the Company, we believe its implementation represents a proprietary technological advancement through, among other things:

●	Our custom integration architecture developed specifically for QuickCard’s unique payment processing requirements;
●	Our proprietary middleware solutions that bridge our payment systems with the blockchain infrastructure;
●	Our custom-built APIs and smart contracts designed exclusively for QuickCard’s transaction patterns;
●	Our unique security protocols and validation mechanisms developed in-house;

Our proprietary elements include:

1.	Custom transaction validation algorithms specific to our payment processing needs;
2.	Data formatting and encryption protocols;
3.	Unique system architecture that optimizes blockchain integration with our existing infrastructure; and
4.	Custom-developed monitoring and audit tools.

Our 2020 S-1 (as defined further in this prospectus) and subsequent amendment and periodic filings referred to transactions being verified by trusted partners. Transactions can be verified by merchants, but our blockchain ledger is not viewable by third parties. To ensure data integrity, the Company previously engaged a third-party vendor to perform an Information Technology General Controls (“ITGC”) audit of the system to ensure that transactions were accurately recorded. The ITGC audit did not result in any findings.

Enhanced Business Plan and Digital Asset LOI

As disclosed elsewhere in this prospectus, the sale of Ryvyl EU was completed as between the parties, effective as of June 1, 2025. As a result, the Company’s management is actively pursuing steps to enhance its existing business plan (the “Enhanced Plan”). Specifically, the Company has entered into a non-binding letter of intent to acquire an entity with existing technology (the “Acquisition”) that is complementary to the Company’s technology, with a view to acquire digital assets that they expect will support the Enhanced Plan. There are no assurances that the Company will close the Acquisition or that the Enhanced Plan would result in a significant benefit to the Company. The terms of any potential Acquisition would be contingent on certain conditions, including completion of a due diligence review and the negotiation of definitive transaction documents. In addition, the Acquisition and Enhanced Plan would be dependent upon the Company raising a minimum of $100 million (the “Requisite Raise”) which would require shareholder approval of (i) the Acquisition, (ii) a potential increase in the authorized amount of common stock of the Company, and (iii) a potential reverse split of the common stock of the Company.

Risks Associated with our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

●	Our financial situation creates substantial doubt whether we will continue as a going concern

●	We have entered into a Securities Purchase Agreement to sell a material subsidiary, which represents a substantial portion of our current business. Additionally, we may be required to pay significant liquidated damages if the prospective purchaser unable to close the acquisition.

●	The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

●	Low demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

●	The payments technology industry is highly competitive and highly innovative, and some of our competitors have greater financial and operational resources than we do, which may give them an advantage with respect to the pricing of services offered to customers and the ability to develop new and disruptive technologies.

●	Litigation may adversely affect our business, financial condition and results of operations.

●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

●	Changes to U.S. tariff and import/export regulations may affect our portfolio companies, and may negatively impact our business, results of operations or financial condition.

●	Our revenue projections related to our new licensing arrangements with payment services providers may not materialize due to customer acquisition and banking compliance issues that are outside of our control.

●	Our financial statements may be materially affected as a result of material weaknesses in internal accounting controls.

●	We will require additional financing to sustain or grow our operations. Raising additional capital may cause dilution to our existing stockholders and investors, restrict our operations or require us to relinquish rights to our products and/or product candidates on unfavorable terms to us.

●	We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

●	Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

●	Data privacy and security concerns relating to our technology and our practices could cause us to incur significant liability and deter current and potential users from using our products and services. Software bugs or defects, security breaches, and attacks on our systems could result in the improper disclosure and use of user data and interference with our users’ ability to use our products and services, harming our business operations.

●	If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, our common stock could be delisted from Nasdaq.

Corporate Information

Our principal executive offices are located at 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108. Our telephone number is (619) 631-8261. The address of our website is www.ryvyl.com. The inclusion of our web address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

The Offering

Units offered by us

Up to $8,000,000 of Common Units on a best-efforts basis, at an assumed public offering price of $0.81 per Common Unit. Each Common Unit consists of one share of common stock and one Common Warrant.

We are also offering to each purchaser, with respect to the purchase of Common Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase one Pre-Funded Unit in lieu of one Common Unit. A holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price per Pre-Funded Unit will be equal to the price per Common Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant will equal $0.001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the Pre-Funded Warrants are exercised in full. The Units will not be certificated or issued in stand-alone form. The shares of common stock, and/or Pre-Funded Warrants, and the Common Warrants comprising the units are immediately separable upon issuance and will be issued separately in this offering.

Common stock to be outstanding after this offering(1)	Up to 25,833,939 shares of common stock if 9,876,543 Common Units are offered and sold in this offering, at an assumed public offering price of $0.81 per Common Unit, equal to the closing price of our common stock on Nasdaq on June 27, 2025, and assuming that only Common Units are sold in this offering.

Use of proceeds

Assuming 9,876,543 Common Units are sold in this offering at an assumed public offering price of $0.81 per Common Unit, which represents the closing price of our common stock on Nasdaq on June 27, 2025, and assuming no issuance of Pre-Funded Warrants and no exercise of Common Warrants issued in connection with this offering, we estimate that our net proceeds from this offering will be approximately $7.1 million, after deducting placement agent fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. If we raise the maximum amount of gross proceeds in this offering of $8 million, the net proceeds received by us from this offering, in an approximate amount of $7.1 million, of which $300,000 will be used to pay the premium of our directors and officers liability policy and the remainder will be used for working capital and general corporate purposes. If we raise less than $8 million in this offering, the net proceeds we will have available for working capital and general corporate purposes will be correspondingly less. See “Use of Proceeds.”

Description of the Common Warrants

The Common Warrants will have an assumed exercise price of $0.81 per share of common stock (100% of the assumed public offering price of the Common Units), will be immediately exercisable and will expire five years from the date of issuance. Each Common Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

A holder may not exercise any portion of a Common Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of our outstanding shares of common stock after exercise, as such ownership percentage is determined in accordance with the terms of the Common Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. This prospectus also relates to the offering of the common stock issuable upon exercise of the Common Warrants.

To better understand the terms of the Common Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus. You should also read the form of Common Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Nasdaq Symbol and Trading	Our common stock is currently listed on Nasdaq under the symbols “RVYL”. There is no established public trading market for the Pre-Funded Warrants or Common Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Common Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our securities.

Lock-Up	In connection with this offering, our directors and executive officers and holders of 5% or more of our outstanding shares of common stock have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of ninety (90) days following the closing of the offering of the Units. Additionally, we have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for a period of ninety (90) days after this offering is completed without the prior written consent of the Placement Agent (the “Lock-Up Period”). See “Plan of Distribution” for more information.

Right of First Refusal	For a period of nine (9) months after this offering, we have provided the Placement Agent with a right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering. See “Plan of Distribution” for more information.

Best Efforts Offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 70 of this prospectus.

The number of shares of our common stock to be outstanding upon completion of this offering is based on 15,957,396 shares of our common stock outstanding as of June 27, 2025, and excludes:

●	61,513 unvested restricted stock awards, at a weighted average fair value price of $1.77 per share;

●	1,314,503 unvested restricted stock units, at a weighted average fair value price of $0.90 per share;

●	397,127 shares of common stock issuable upon exercise of stock options currently outstanding, at a weighted average exercise price of $5.23 per share with expiration dates ranging from June 22, 2025 to November 11, 2033;

●	2,308,216 shares of our common stock reserved for future issuance under our equity incentive plans; and

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No Pre-Funded Units are offered hereby; and

●	No exercise of the Common Warrants included in the Units offered hereby.

Cautionary Note Regarding Forward-Looking Statements

The information included into this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Actual results may differ materially from those expressed or implied in such forward-looking statements as a result of various factors. We do not undertake, and we disclaim, any obligation to update any forward-looking statements or to announce any revisions to any of the forward-looking statements, except as required by law. Forward-looking statements include, but are not necessarily limited to, those relating to:

●	our expectations related to the use of proceeds from this offering;

●	our need for, and ability to raise, additional capital;

●	our ability to continue operating as a Going Concern;

●	our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them;

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses both domestically and internationally;

●	Our ability to comply with new regulations and compliance requirements that affect our business;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in an evolving industry;

●	Our ability to respond and adapt to rapid changes in technology;

●	Risks in connection with completed or potential acquisitions, post-acquisition integrations, dispositions and other strategic growth opportunities and initiatives;

●	Risks related to our sale of our subsidiary, Ryvyl EU, representing a substantial portion of our business

●	Risks related to our dependence on our technology, which we may not be able to protect; and

●	other factors discussed elsewhere in this prospectus.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under the section of this prospectus entitled “Risk Factors” elsewhere in this prospectus. The factors set forth under the “Risk Factors” section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Risk Factors

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our securities. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

Our financial situation creates doubt whether we will continue as a going concern.

As described in the Notes to the Financial Statements included in this prospectus, respectively, for the years ended December 31, 2024, and 2023, and the three month periods ended March 31, 2025 and 2024, there is a substantial doubt about our ability to continue as a going concern. For the year ended December 31, 2024, we had a net loss of $26.8 million, and as of December 31, 2024, we had an accumulated deficit of $179.4 million. For the three months ended March 31, 2025, we had a net loss of $2.8 million, and as of March 31, 2025, we had an accumulated deficit of $182.2 million. Also, until recently, we had relied on the repatriation of profits from our European subsidiaries to cover some of our critical operating expenses in North America, which we will no longer be able to do once the Purchaser closes on the pre-funded sale of our wholly-owned subsidiary, Transact Europe, which is expected to occur during the second quarter of 2025. As a result, management has determined that our cash balance in the North America segment as of March 31, 2025, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this prospectus and, unless we are able to raise additional capital, will only be sufficient to fund operations through approximately June 30, 2025. These conditions raise substantial doubt about our ability to continue as a going concern. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will need to raise additional working capital. No assurance can be given that additional financing will be available, or if available, that we will be able to secure any such financing on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations.

We have entered into a Securities Purchase Agreement to sell a material subsidiary, which represents a substantial portion of our current business. Additionally, we may be required to pay significant liquidated damages if the prospective purchaser is unable to close the acquisition.

As described elsewhere in this prospectus, we entered into a Securities Purchase Agreement (“SPA”) with a Purchaser, which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock of our indirect subsidiary, Ryvyl EU (the “Ryvyl EU Shares”), which represents a materially significant portion of the Company’s current business and substantially all the business classified under the Company’s International reporting segment as described in the Notes to the unaudited condensed financial statements for the period ended March 31, 2025 and 2024. We also entered into a Termination Agreement with the Purchaser, providing us with the right to terminate the Securities Purchase Agreement and the Purchaser’s right to purchase our Ryvyl EU business, if we paid such Purchaser $16.5 million on or before April 23, 2025. We have not made such payment to the Purchaser and we were notified by the Purchaser on May 14, 2025, that it will proceed with its acquisition of the Ryvyl EU Shares.

The Purchaser’s acquisition of the Ryvyl EU Shares will result in the loss of such business, which would have a material adverse effect on our business and financial condition and could result in the termination of our business. Additionally, if the Purchaser is unable to acquire the Ryvyl EU Shares for any reason other than our breach, including the inability to obtain any regulatory clearances required for such transfer from the applicable Bulgarian governmental authorities, then we are required to pay the Purchaser liquidated damages in the amount of $16.5 million. In the event that the Purchaser is unable to acquire the Ryvyl EU Shares, as a result of our breach, then we are required to pay the Purchaser liquidated damages in an amount equal to the appraised value of the Ryvyl EU Shares. Our payment of either of such liquidated damages amounts to the Purchaser would have a material adverse impact on our business and financial condition and, in the event of our obligation to pay $16.5 million, such could result in the termination of our business, and in the event of our obligation to pay the appraised value of the Ryvyl EU Shares, which could result in a payment significantly greater than $16.5 million, and such could result in the Company’s filing for bankruptcy protection and would substantially likely result in the termination of our business. On June 13, 2025, the Company received a letter from the Purchaser which, in the opinion of the Company, provides that the Company’s obligation to pay damages in the amount of $16.5 million or any other amount to the Purchaser, as provided in the SPA shall cease to apply in the event that the Ryvyl EU Shares are unconditionally and irrevocably transferred. The Company believes that this letter from the Purchaser no longer obligates it to pay damages in the amount of $16.5 million or any other amount to the Purchaser, but the Company may still be obligated to pay these damages as set forth in the SPA in the event that the Ryvyl EU Shares are not deemed to be unconditionally and irrevocably transferred, whether by regulators or otherwise. The sale of Ryvyl EU was completed as between the parties effective as of June 1, 2025.

There is no assurance the Company will be able to successfully enter the digital asset space or enhance its current business plan.

As a result of the sale of Ryvyl EU and the loss of the Company’s businesses under their European segment, the Company’s management is actively pursuing steps to enhance its existing business plan (the “Enhanced Plan”). Specifically, the Company has entered into a non-binding letter of intent to acquire an entity with existing technology (the “Acquisition”) that is complementary to the Company’s technology, with a view to acquire digital assets that they expect will support the Enhanced Plan. There are no assurances that the Company will close the Acquisition or that the Enhanced Plan would result in a significant benefit to the Company. The terms of any potential Acquisition would be contingent on certain conditions, including completion of a due diligence review and the negotiation of definitive transaction documents. In addition, the Acquisition and Enhanced Plan would be dependent upon the Company raising a minimum of $100 million (the “Requisite Raise”) which would require shareholder approval of (i) the Acquisition, (ii) a potential increase in the authorized amount of common stock of the Company, and (iii) a potential reverse split of the common stock of the Company, of which there is no assurance the Company would be able to obtain such shareholder approval.

If the Company is unable to successfully enter the digital asset space or enhance its current business plan, the Company’s business will continue to operate primarily through its North America segment (as described elsewhere in this prospectus). Please also see Unaudited Pro Forma Consolidated Financial Information herein for additional information on the Company’s historical financials to reflect the sale of Ryvyl EU.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chairman of the Board of Directors (the “Board”) and Executive Vice President, Ben Errez, and our Director and Chief Executive Officer, Fredi Nisan. The loss of the services of any of our key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Our executive officers, directors, and principal shareholders maintain the ability to control substantially all matters submitted to shareholders for approval.

As of June 27, 2025, our executive officers, directors, and shareholders who owned more than 5% of our outstanding Common Stock, in the aggregate, beneficially owned 5,810,877 shares of Common Stock representing approximately 36.25% of our outstanding capital stock (approximately 22.42% after the closing of this offering, assuming the sale of 9,876,543 Common Units, no sale of Pre-Funded Warrants and no exercise of any Common Warrants). Approximately 12.91% of our outstanding shares of Common Stock are owned by our Chief Executive Officer and our Chairman of the Board (approximately 7.99% after the closing of this offering, assuming the sale of 9,876,543 Common Units, no sale of Pre-Funded Warrants and no exercise of any Common Warrants), both of whom are also members of our Board of Directors. Additionally, as reported in that certain Schedule 13D filed with the SEC on June 27, 2025 and a Form 4 filed with the SEC on July 1, 2025, 3,504,845 of those shares, or approximately 21.96% of our outstanding shares of Common Stock (approximately 13.57% after the closing of this offering, assuming the sale of 9,876,543 Common Units, no sale of Pre-Funded Warrants and no exercise of any Common Warrants), are owned by S8 Global Fintech & Regtech Fund, an alternative investment fund registered in Luxembourg (“S8 Global”). Although there is no assurance that these persons would vote their shares together on any matter submitted to our shareholders for approval, if these shareholders were to choose to act together, they would be able to control substantially all matters submitted to our shareholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. Even if S8 Global were to act on its own, it could still have such control. In its Schedule 13D filing, while S8 Global does not commit to take any actions with respect to its future ownership of our Common Stock, it does state that it may purchase additional shares of Common Stock, and it is possible that, in the future, it could take actions to influence control over us.

Low demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

Our competitive advantage is due in part to our ability to develop and introduce new products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to us than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect our results of operations. Market acceptance of the new products introduced in recent years and scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on our ability to resolve technical and technological challenges in a timely and cost-effective manner. Our investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

A prolonged economic downturn could adversely affect our business.

Uncertain global economic conditions could adversely affect our business. The COVID-19 pandemic negatively impacted some of our clients as they saw reductions in revenues due to business closures which caused our processing volume to decline. Negative global and national economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability, and cash flow. Although we continue to devote significant resources to support our brands, unfavorable economic conditions may negatively affect demand for our products.

The payments technology industry is highly competitive and highly innovative, and some of our competitors have greater financial and operational resources than we do, which may give them an advantage with respect to the pricing of services offered to customers and the ability to develop new and disruptive technologies.

We operate in the payments technology industry, which is highly competitive and highly innovative. In this industry, our primary competitors include other payment processors, credit card processing firms, third-party card processing software institutions, as well as financial institutions, ISOs, and payment facilitators. Some of our current and potential competitors may be larger than we are and have greater financial and operational resources or brand recognition than we have. Competitors may provide payment processing services to merchants at lower margins or at a loss in order to generate banking fees from such merchants. It is also possible that larger financial institutions could decide to perform some or all of the services that we currently provide or could provide in the future in-house. We are facing increasing competition from competitors, including new entrant technology companies, who offer certain innovations in payment methods. Some of these competitors utilize proprietary software and service solutions. Some of these competitors have significant financial resources and robust networks and are highly regarded by consumers. In addition, some competitors, such as private companies or startup companies, may be less risk averse than we are and, therefore, may be able to respond more quickly to market demands. These competitors may compete in ways that minimize or remove the role of traditional card networks, acquirers, issuers and processors in the digital payments process. If these competitors gain a greater share of total digital payments transactions, it could have an adverse effect on our business, financial condition, results of operations and cash flows.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

Notable companies in the payment facilitator industry include PayPal, Stripe, and Square. Many of our payment facilitator competitors are significantly larger than we are and have considerably greater financial, technical, marketing, and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, commercial disputes and other matters that may negatively affect our operating results if changes to our business operation are required. We may also be subject to a variety of claims including product warranty, product liability, and consumer protection claims related to product defects, among other litigation. We may also be subject to claims involving health and safety, other environmental impacts, or service disruptions or failures. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock. Please see the section titled Legal Proceedings elsewhere in this prospectus for more details on the Company’s currently ongoing litigation.

Expectations relating to environmental, social, and governance (“ESG”) considerations could expose us to potential liabilities, increased costs, and reputational harm.

We are subject to laws, regulations, and other measures that govern a wide range of topics, including those related to matters beyond our core products and services. For instance, new laws, regulations, policies, and international accords relating to ESG matters, including sustainability, climate change, human capital, and diversity, are being developed and formalized in Europe, the U.S., and elsewhere, which may entail specific, target-driven frameworks and/or disclosure requirements. Any failure, or perceived failure, by us to adhere to our public statements, comply fully with developing interpretations of ESG laws and regulations, or meet evolving and varied stakeholder expectations and standards could harm our business, reputation, financial condition, and operating results.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, have and could in the future, adversely affect our business, financial condition, results of operations, or prospects.

The funds in our accounts are held in banks or other financial institutions. Our funds held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold our funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues.

Our business is dependent on our strategic banking relationships to process our electronic transactions. If we are unable to secure or retain a banking partner due to market conditions in the financial services industry, our financial condition will be materially affected.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to us could have material adverse impacts on our liquidity, our business, financial condition or results of operations, and our prospects. Our business is dependent on our strategic banking relationships to process our electronic transaction. Our business and our relationships with banking partners has been and may in the future, be adversely impacted by these developments in ways that we cannot predict at this time. There may be additional risks that we have not yet identified, and we cannot guarantee that we will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

In February 2024, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing. This transition was driven by a change in our banking partner that was prompted by recent changes in the compliance environment and banking regulations impacting certain niche high-risk business verticals, which were the predominant revenue driver for QuickCard.

Management planned to recover the loss of revenues resulting from this product transition through the acceleration of business development efforts to launch the new app-based product in existing and new business verticals. However, due to continuous changes in the regulatory environment and our previous banking relationships, during the second quarter of 2024, management determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals and made the decision to terminate the rollout of the app-based product in those specific business verticals. To address this change, the Company recently introduced a licensing product for its payments processing platform, which it believes will enable it to serve the same customer base in such verticals through a business partner with more suitable banking compliance capabilities. Revenues from the new licensing product are not expected to materialize until late 2025. Due of this strategy shift as well as a reorganization of the Company’s business to better align with management’s revised strategy, which was executed during the second quarter of 2024, the recovery of the loss of revenues resulting from this product transition is now not expected to occur until late 2025.

The decline in revenues resulting from this product transition has adversely impacted the Company’s liquidity in its North America segment in the short term. As a result, management has determined that its cash in the North America segment as of March 31, 2025, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this prospectus. Refer to the “Going Concern” paragraph within Note 2, Summary of Significant Accounting Policies, in the footnotes to the financial statements contained within this prospectus for management’s response plan and further assessment.

Changes to U.S. tariff and import/export regulations may affect our portfolio companies, and may negatively impact our business, results of operations or financial condition.

On February 1, 2025, President Donald Trump announced the imposition of a 25% additional tariff on imports from Canada and Mexico as well as an additional 10% tariff on imports from China as part of a broader strategy to leverage access to American markets in exchange for concessions from other countries. The continued pursuit of such a strategy could result in changes to American trade policy that would negatively impact our Company by subjecting it to the material negative effects associated with aforementioned tariffs and an increasingly uncertain investment environment. For example, significant potential changes to U.S. trade policies, treaties and tariffs, create uncertainty about the future relationship between the United States and other countries. These developments may have material adverse effects on global economic conditions and the stability of global financial markets, and may significantly reduce global trade. Any of these factors could dampen economic activity and thereby limit customers’ payment processing volumes, resulting in a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us. We cannot predict whether, or to what extent, any tariff or other trade protections may affect us or our Company.

We are currently operating in a period of severe capital markets disruptions and economic uncertainty which could impair our Company’s financial position and operating results and affect the industries in which we conduct our business and, in turn, harm our operating results.

The U.S. and global markets have, from time to time, experienced periods of disruption due to events such as terrorist attacks; acts of war; natural disasters, such as earthquakes, tsunamis, fires, floods or hurricanes; and outbreaks of epidemic, pandemic or contagious diseases. Such events have created, and continue to create, economic and political uncertainties and have contributed to recent global economic instability. In particular, the U.S. capital markets have recently experienced, and continue to experience, extreme volatility and disruption as a result of inflation, changing interest rates, the Russia-Ukraine war, conflicts in the Middle East and the possibility of an economic recession. These events are having an adverse impact on the ability of lenders to originate loans, increase funding costs, limit access to the capital markets or result in an inability for us to raise capital, which could have a material adverse effect on our business, financial condition and results of operations. Volatility and dislocation in the capital markets can also create a challenging environment in which to raise or access debt capital. If sustained for a prolonged period of time, the current market conditions could result in difficulties refinancing, obtaining additional indebtedness, or raising capital necessary to sustain our business, including as a result of the sale of Ryvyl EU. The equity or debt capital that will be available to us in the future, if at all, may be at increased costs and on less favorable terms and conditions than what we currently experience.

Risks Related to Our Financial Position and Need for Capital

Our revenue projections related to our new licensing arrangements with payment services providers may not materialize due to customer acquisition and banking compliance issues that are outside of our control.

As part of the Company’s plan to diversify its business, it recently launched a new licensing product for its payment processing platform. The Company will generate revenues from these arrangements from use-based license fees that it will charge to the payment services providers. The Company’s ability to generate revenues from these licensing arrangements is contingent on the success of the licensees in utilizing and servicing their customers on their platforms, as the licensees will have exclusive control over, among other things, implementation and operations of the point of banking system, procurement of ACH processing solutions, and customer acquisitions.

The licensees will also have control in determining clients and industries utilizing the licensed technology, which requires an understanding of various banking laws and regulations that may impact the licensee’s servicing of customer accounts. For example, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with operators of certain industries, particularly those with heightened cash reporting obligations and restrictions. As a result, banks may refuse to process certain payments and/or require onerous reporting obligations by payment processors to avoid compliance risk. These and other complexities surrounding banking and payment processing laws may make it difficult for the licensees to acquire customers, thereby negatively impacting the Company’s ability to generate revenues from these arrangements.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) require the use of estimates, judgments, and assumptions that affect the reported amounts. Actual results may differ materially from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments, and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations, and the price of our securities.

The restatement of our historical financial statements has consumed a significant amount of our time and resources and may continue to do so.

We have previously restated our consolidated financial statements for the quarters ended March 31, 2021, June 30, 2021, September 30, 2021, March 31, 2022, June 30, 2022, and September 30, 2022, and for the annual period ended December 31, 2021, and previously presented the effects of the restatement adjustments in the Company’s 2022 Annual Report. The restatement process was highly time and resource-intensive and involved substantial attention from management, as well as significant legal and accounting costs. Although we have completed the restatements, we cannot guarantee that we will have no further inquiries from the SEC or The Nasdaq Stock Market LLC (“Nasdaq”) regarding our restated consolidated financial statements or matters relating thereto.

Any future inquiries from the SEC or Nasdaq as a result of the restatement of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our resources in addition to those resources already consumed in connection with the restatement itself.

Further, many companies that have been required to restate their historical financial statements have experienced a decline in stock price and stockholder lawsuits related thereto.

Our financial statements may be materially affected as a result of material weaknesses in internal accounting controls.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and Nasdaq rules and regulations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. We must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in this prospectus, as required by Section 404 of the Sarbanes-Oxley Act (“Section 404”). This requires significant management efforts and requires us to incur substantial professional fees and internal costs to expand our accounting and finance functions. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be significant deficiencies or material weaknesses, including the material weakness described below, or that may require prospective or retroactive changes to our financial statements, or may identify other areas for further attention or improvement. Furthermore, we cannot be certain that our efforts will be sufficient to remediate or prevent future material weaknesses or significant deficiencies from occurring.

We have identified control deficiencies in the design and implementation of our internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of the period including management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our stock.

Management completed its remediation of the identified control deficiencies as of September 30, 2024, and intends to continue to take additional actions as may be deemed appropriate to further strengthen the Company’s internal control over financial reporting. However, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In the future, we may identify additional material weaknesses that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate such material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We will require additional financing to sustain or grow our operations. Raising additional capital may cause dilution to our existing stockholders and investors, restrict our operations or require us to relinquish rights to our products and/or product candidates on unfavorable terms to us.

We will need to seek additional capital through a variety of means, including through private and public equity offerings and debt financings, collaborations, strategic alliances, and marketing or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, or through the issuance of shares under other types of contracts, or upon the exercise or conversion of outstanding options, warrants, convertible debt or other similar securities, the ownership interests of our stockholders will be diluted, and the terms of such financings may include liquidation or other preferences, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect the rights of our stockholders, including rights, preferences and privileges that are senior to those of our holders of Common Stock in terms of the payment of dividends or in the event of a liquidation. In addition, debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures, entering into licensing arrangements, or declaring dividends and may require us to grant security interests in our assets. If we raise additional funds through collaborations, strategic alliances, or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, product or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may need to curtail or cease our operations.

Our growth will be dependent on our ability to access additional equity and debt capital. We may seek additional capital through a variety of means, including through private and public equity offerings and debt financings, collaborations, and strategic alliances. To the extent that we raise additional capital through the sale of equity or convertible debt securities, or through the issuance of shares under other types of contracts, or upon the exercise or conversion of outstanding options, warrants, convertible debt or other similar securities, the ownership interests of our stockholders will be diluted, and the terms of such financings may include liquidation or other preferences, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect the rights of our stockholders, including rights, preferences, and privileges that are senior to those of our holders of Common Stock in terms of the payment of dividends or in the event of a liquidation. In addition, debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require us to grant security interests in our assets. If we raise additional funds through collaborations, strategic alliances, or marketing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, products, and services. If we are unable to raise additional funds through equity or debt financing when needed, we may need to curtail or cease our operations.

We may not realize the anticipated benefits of acquisitions or investments in joint ventures, or those benefits may be delayed or reduced in their realization.

Acquisitions and investments are likely to be a component of our growth and the development of our business in the future. Acquisitions can broaden and diversify our product concepts. In reviewing potential acquisitions or investments, we target assets or companies that we believe offer attractive products or offerings, the ability for us to leverage our offerings, competencies, or other synergies.

The combination of two or more independent businesses is a complex, costly, and time-consuming process that will require significant management attention and resources. The integration process may disrupt the businesses and, if implemented ineffectively, would limit the expected benefits of the acquisition. The failure to meet the challenges involved in integrating businesses and realizing the anticipated benefits could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations. The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

●	the diversion of management’s attention to integration matters;

●	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;

●	potential challenges in obtaining requisite government regulatory approvals;

●	difficulties in the integration of operations and systems; and

●	conforming standards, controls, procedures, accounting and other policies, business cultures, and compensation structures between the two companies.

We cannot be certain that the products and offerings of companies we may acquire, or acquire an interest in, will achieve or maintain popularity with consumers in the future or that any such acquired companies or investments will allow us to market our products more effectively, develop our competencies or to grow our business. In some cases, we expect that the integration of the companies that we may acquire into our operations will create production, marketing and other operating, revenue or cost synergies which will produce greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we may acquire or invest in companies that we believe have strong and creative management, in which case we may plan to operate them more autonomously rather than fully integrating them into our operations. We cannot be certain that the key talented individuals at these companies will continue to work for us after the acquisition or that they will develop popular and profitable products or services in the future. We cannot guarantee that any acquisition or investment we may make will be successful or beneficial, and acquisitions can consume significant amounts of management attention and other resources, which may negatively impact other aspects of our business.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

●	our ability to attract and retain key personnel in a timely and cost-effective manner;

●	technical difficulties;

●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

●	our ability to identify and enter into relationships with appropriate and qualified third-party providers for necessary development and manufacturing services;

●	regulation by federal, state, or local governments;

●	banking industry turmoil and headwinds in the digital asset space; and

●	general economic conditions, as well as economic conditions specific to the entertainment, theme park, party items, arts and crafts, and packaging industries.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings with a high degree of certainty. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service, or marketing that could have a material and adverse effect on our business, results of operations, and financial condition. Due to the foregoing factors, our revenues and operating results are difficult to forecast.

Risks Related to Cybersecurity, Information Technology, and Intellectual Property

We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our business.

Further, in the normal course of our business, we collect, store and transmit proprietary and confidential information regarding our customers, employees, and others, including personally identifiable information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business. We also may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training and third-party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

Business interruptions or systems failures may impair the availability of our websites, applications, products or services, or otherwise harm our business.

Our systems and operations and those of our service providers and partners have experienced from time to time, and may experience in the future, business interruptions or degradation of service because of distributed denial-of-service and other cyberattacks, insider threats, hardware and software defects or malfunctions, human error, earthquakes, hurricanes, floods, fires, and other natural disasters, public health crises (including pandemics), power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. The frequency and intensity of weather events related to climate change are increasing, which could increase the likelihood and severity of such disasters as well as related damage and business interruption. A catastrophic event that could lead to a disruption or failure of our systems or operations could result in significant losses and require substantial recovery time and significant expenditures to resume or maintain operations. Further, some of our systems are not fully redundant and any failure of these systems, including due to a catastrophic event, may lead to operational outages or delays. While we try to mitigate risks from outages or delays, any planning and testing may not be effective or sufficient for all possible outcomes or events. As a provider of payments solutions, we are also subject to heightened scrutiny by regulators that may require specific business continuity, resiliency and disaster recovery plans, and rigorous testing of such plans, which may be costly and time-consuming to implement, and may divert our resources from other business priorities. Any of the foregoing risks could have a material adverse impact on our business, financial condition, and results of operations.

We have experienced, and expect to continue to experience, system failures, cyberattacks, unplanned outages, and other events or conditions from time to time that have and may interrupt the availability, or reduce or adversely affect the speed or functionality, of our products and services. While we continue to undertake system upgrades efforts designed to improve the availability, reliability, resiliency, and speed of our payments platform, these efforts are costly and time-consuming, involve significant technical complexity and risk, may divert our resources from new features and products, and may ultimately not be effective. A prolonged interruption of, or reduction in, the availability, speed, or functionality of our products and services could materially harm our business and financial condition. Frequent or persistent interruptions in our services could permanently harm our relationship with our customers and partners and our reputation. If any system failure or similar event results in damage to our customers or their business partners, they could seek significant compensation or contractual penalties from us for their losses. These claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

In addition, any failure to successfully implement new information systems and technologies or improvements or upgrades to existing information systems and technologies in a timely manner could lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business, adversely impact our business, internal controls, results of operations, and financial condition, and ultimately could cause us to lose existing licenses that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.

Software and hardware defects, failures, undetected errors and development delays could affect our ability to deliver our services, damage customer relations, expose us to liability and have an adverse effect on our business, financial condition and results of operations.

Our services are based on software and computing systems that may encounter development delays, and the underlying software may contain undetected errors, viruses, defects or vulnerabilities. The hardware infrastructure on which our systems run may have a faulty component or fail. Defects in our software services, underlying hardware or errors or delays in our processing of digital transactions could result in additional development costs, diversion of technical and other resources from our other development efforts and could result in loss of credibility with current or potential customers, harm to our reputation and exposure to liability claims. In instances in which we rely on third-party software, our services are occasionally affected by defects, viruses, vulnerabilities, security incidents or other failures that take place at the vendor level. Depending on the circumstances, a vendor failure could cause delays, disruption or data loss or damage, and therefore cause harm to our credibility, reputation or financial condition. In addition, our insurance may not be adequate to compensate us for all losses or failures that may occur.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

Data privacy and security concerns relating to our technology and our practices could cause us to incur significant liability and deter current and potential users from using our products and services. Software bugs or defects, security breaches, and attacks on our systems could result in the improper disclosure and use of user data and interference with our users’ ability to use our products and services, harming our business operations.

Concerns about our practices with regard to the collection, use, disclosure, or security of personal information or other data-privacy-related matters, even if unfounded, could harm our financial condition, and operating results. Our policies and practices may change over time as expectations regarding privacy and data change. Our products and services involve the storage and transmission of proprietary information, and bugs, theft, misuse, defects, vulnerabilities in our products and services, and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and other potential liability. Systems and control failures, security breaches and/or inadvertent disclosure of user data could result in government and legal exposure, seriously harm our business, and impair our ability to attract and retain customers.

We may experience cyber-attacks and other attempts to gain unauthorized access to our systems. We may experience future security issues, whether due to employee error or malfeasance or system errors or vulnerabilities in our or other parties’ systems, which could result in significant legal and financial exposure. We may be unable to anticipate or detect attacks or vulnerabilities or implement adequate preventative measures. Attacks and security issues could also compromise trade secrets and other sensitive information, harming our business. As a result, we may suffer significant legal or financial exposure, which could harm our business, financial condition, and operating results.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages, or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

We may employ individuals who were previously employed by companies that are developing similar products and technology, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We are highly dependent on information systems and systems failures or interruption could significantly disrupt our business, which may, in turn, negatively affect our financial results and the market price of our common stock.

We depend on communications and information systems for payment-processing as well as certain third-party service providers. As our reliance on these systems has increased, so have the risks posed to these communications and information systems. Any failure or interruption in these systems, including due to (i) electrical or telecommunication outages, (ii) natural disasters such as earthquakes, tornadoes and hurricanes, (iii) disease pandemics, (iv) events arising from local or larger state political or social matters, including terrorist activities, and (v) cyberattacks could cause disruptions in our activities.

If we cannot keep pace with rapid technological developments to provide new and innovative products and services, the use of our products and services and, consequently, our revenues, could decline.

Rapid, significant, and disruptive technological changes impact the industries in which we operate, including payment technologies, internet browser technologies, artificial intelligence and machine learning, and developments in technologies supporting our regulatory and compliance obligations. We expect that new technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. We cannot predict the effects of technological changes on our business, which technological developments or innovations will become widely adopted, and how those technologies may be regulated. Developing and incorporating new technologies into new and existing products and services may require significant investment, take considerable time, and may not ultimately be successful. We may rely on third parties for the development of and access to new or evolving technologies. These third parties may restrict or prevent our access to, or utilization of, those technologies, as well as their platforms or products. Our ability to develop, provide or incorporate new technologies and adapt our existing products and services or develop future and new products and services using new technologies may be limited or restricted by industry-wide standards, platform providers, payments networks, changes to laws and regulations, changing customer expectations, third-party intellectual property rights, and other factors. If we are unable to develop and incorporate new technologies and adapt to technological changes and evolving industry standards in a timely or cost-effective manner, our business, results of operations, or reputation could be harmed.

We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could materially adversely affect our business, results of operations, and financial condition.

Our performance depends upon the efforts and abilities of our executive team, particularly Fredi Nisan, our Chief Executive Officer, Ben Errez Chairman of the Board and George Oliva, our Chief Financial Officer. The loss of the services of one or more such people could have a material adverse effect on our business, results of operations and financial condition. Our success also depends on our ability to attract and retain other highly skilled employees and key management personnel. Qualified individuals are in high demand, and we may incur significant costs to attract them. Competition for such personnel is intense, and we may not be able to attract or retain such personnel in the future. The loss of even a few qualified employees, or an inability to attract, retain, and motivate additional highly skilled employees required for the planned growth of our business, could harm our results of operations and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program for key executive officers and most employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively.

As mentioned elsewhere in this prospectus, as the result a current SEC investigation, potential SEC actions may impact the ability of certain senior members of management to continue to serve in their current capacity within the Company. The loss of either of such senior members of management could have a material adverse effect on our business and operations. The Company may be required to expend considerable resources to replace either of such senior members of management and the announcement of the termination of either of such persons could result in a negative perception of the Company with investors and generally in the public markets. Additionally, any of such persons could be difficult to replace. If we fail to retain talented senior management, our executive team, and other key technical and management personnel, or if we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, results of operations, and financial condition may be materially adversely affected.

Risks Related to Owning Our Common Stock

We are subject to increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

The rules and regulations applicable to public companies have substantially increased our legal and financial compliance costs and make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations made it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs in the future to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of Nasdaq.

As disclosed in our Current Report on Form 8-K filed with the SEC on April 11, 2025, we received a written notification from the Staff on April 8, 2025 notifying us that we were not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1). On May 21, 2025, the Company submitted a compliance plan to Nasdaq to regain compliance with Equity Rule (the “Compliance Plan”), and on May 23, 2025, the Company received a letter from Nasdaq (the “Nasdaq Extension Letter”) stating that, based on the information presented in the Compliance Plan, Nasdaq has determined to grant the Company an extension to regain compliance with the Equity Rule. Pursuant to the terms of the Nasdaq Extension Letter, the Company is required to raise financing and provide sufficient evidence to Nasdaq, on or before October 6, 2025, that the Company believes it is in compliance with the Equity Rule.

There can be no assurances that the Company will be able to demonstrate compliance with the required terms in the Nasdaq Extension Letter required to regain compliance with the Nasdaq Listing Rules. If we fail to meet to regain compliance, our common stock may be delisted from the Nasdaq Capital Market.

On June 12, 2025, the “Company, received a second notice from Nasdaq notifying the Company that, because the closing bid price for its common stock has fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Lising Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

Nasdaq’s notice has no immediate effect on the listing of the Company’s Common Stock on the Nasdaq Capital Market and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “RVYL” at this time. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until December 9, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior to December 9, 2025; provided, however, pursuant to Nasdaq Listing Rule 5810 (c)(3)(H), Nasdaq may, in its discretion, require the Company to satisfy the Minimum Bid Price Requirement for a period in excess of ten consecutive business days, but generally not more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance with the Minimum Bid Price Requirement.

If the Company does not regain compliance by December 9, 2025, the Company may be eligible for an additional grace period. To qualify, the Company would be required to meet the continued listing requirements for all other continuing listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, including regaining compliance with the continuing listing standards mentioned above of which it is currently not in compliance, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period. If the Company meets these requirements, the Nasdaq staff will grant an additional 180 calendar days for the Company to regain compliance with the Minimum Bid Price Requirement. If the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the Nasdaq Capital Market until the completion of the appeal process.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market established for unlisted securities, such as the OTC Markets. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because it may be considered a penny stock and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 5g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock may, in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor”(generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and our trading volume could decline.

The trading market for our Common Stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. While we currently have certain analyst coverage, if one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our stock price could decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price and trading volume to decline.

Risks Relating to this Offering

We believe that the proceeds of this offering, combined with our limited funds currently on hand, will only be sufficient for us to operate for a relatively limited amount of time. Since we will be unable to generate sufficient cash flow to fund our operations at this time, we will need to seek additional equity or debt financing to provide the capital required to implement our business plan. If we are unable to raise capital, we could be required to seek bankruptcy protection or other alternatives that would likely result in our securityholders losing some or all of their investment in us.

We believe that the proceeds of this offering, combined with our limited funds currently on hand, will only be sufficient for us to operate for a relatively limited amount of time. Since we will be unable to generate sufficient revenue or cash flow to fund our operations at this time, we will need to seek additional equity or debt financing to provide the capital required to implement our business plan.

Additionally, this offering is being made on a “best efforts” basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering, which will provide us only limited working capital. Without giving effect to the receipt of any proceeds from this offering, we currently estimate that our existing cash and cash equivalents are sufficient to fund business operations for six months from the date of this prospectus without additional revenue growth. As the net proceeds from this offering with be predominantly used to fund the termination of the SPA, we do not anticipate an funds from this offering to extend our ability to pay for current business operations.

We do not currently have any arrangements or credit facilities in place as a source of funds. There can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to further delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected. Furthermore, if we are unable to raise capital, we could be required to seek bankruptcy protection or other alternatives that would likely result in our securityholders losing some or all of their investment in us.

The market price of our common stock has been volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Units in this offering.

The market price of our common stock is highly volatile, and in the past 52-week period, the market price of our common stock has ranged from $0.36 to $2.40 per share. You may be unable to sell your shares of common stock at or above the offering price. The market price of our securities could be subject to wide fluctuations in response to a variety of factors, which include:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us or our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions and departures of key personnel;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the passage of legislation or other regulatory developments affecting us or our industry;

●	speculation in the press or investment community;

●	changes in accounting principles;

●	terrorist acts, acts of war or periods of widespread civil unrest;

●	natural disasters and other calamities; and

●	changes in general market and economic conditions.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market and industry factors may negatively affect the market price of our common stock and warrants, regardless of our actual operating performance. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. In any such case, we may be required to use all or substantially all of the net proceeds raised in the offering to make such payment to the purchaser, which would mean that we may have little or no funds to allocate for any other purposes, including working capital and general corporate purposes. In such event, we may need to file for bankruptcy protection and would likely be required to discontinue operation of our business.

Our management also might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 9,876,543 Units in this offering at an assumed public offering price of $0.81 per Common Unit, and after deducting placement agent fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $0.72 per share. Additionally, to the extent that the warrants issued in this offering, or outstanding or to be granted options to officers, directors and employees, are ultimately exercised, you will sustain future dilution. We may also acquire new businesses or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders. See the section entitled “Dilution” for additional information on how this offering may affect current and prospective shareholders.

We will likely need to offer and issue additional shares of our common stock or other equity or convertible debt securities in order to raise additional capital. Future equity offerings or other equity issuances may be at a price per share that is equal to or greater than the price per share paid by investors in this offering. Future investors in such offerings may have rights superior to existing stockholders, and the price per share at which we sell additional shares of common stock or other equity or convertible debt securities in future transactions may be at a higher or lower price per share than the price per share in this offering.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

The securities offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that such sales could occur, could cause the market price of our common stock to decline.

The best-efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent is offering the Units in this offering on a best-efforts basis. The Placement Agent is not required to purchase any securities, but will use its best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for 180 days following the closing, subject to certain exceptions; (iii) agreement to not issue any share of common stock or securities convertible into common shares for 90 days following the closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

Additionally, in connection with this offering, we may agree to amend the terms of certain of our outstanding warrants held by certain significant purchasers in this offering who will enter into the securities purchase agreement. Any such amendments may, among other things, decrease the exercise prices to be the same as the exercise prices of the Common Warrants offered in this offering, or increase the term of exercise of those warrants.

There is no public market for the Common Warrants or Pre-Funded Warrants being offered by us in this offering.

There is no established public trading market for the Common Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Common Warrants and Pre-Funded Warrants will be limited.

The Common Warrants and Pre-Funded Warrants are speculative in nature.

The Common Warrants and Pre-Funded Warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Common Warrants may acquire the shares of common stock issuable upon exercise of such warrants at an assumed exercise price of $0.81 per share of common stock, and holders of the Pre-Funded Warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.001 per share of common stock. Moreover, following this offering, the market value of the Common Warrants and Pre-Funded Warrants is uncertain and there can be no assurance that the market value of the Common Warrants or Pre-Funded Warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the Common Warrants or Pre-Funded Warrants, and consequently, whether it will ever be profitable for holders of Common Warrants to exercise the Common Warrants or for holders of the Pre-Funded Warrants to exercise the Pre-Funded Warrants.

Holders of the Pre-Funded Warrants and the Common Warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the warrants until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the Pre-Funded Warrants and the Common Warrants.

Until holders of the Common Warrants and the Pre-Funded Warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such warrants, except to the extent that holders of such Common Warrants and Pre-Funded Warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the Common Warrants and the Pre-Funded Warrants. Upon exercise of the Common Warrants and the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Use of Proceeds

We estimate that our net proceeds from the sale of all Units offered in this offering will be approximately $7.1 million, after deducting placement agent fees and estimated offering expenses payable by us, based on an assumed offering price of $0.81 per Common Unit, equal to the closing price of our common stock on Nasdaq on June 27, 2025.

We estimate that our net proceeds from the sale of 50% of the Units offered in this offering will be approximately $3.4 million, after deducting placement agent fees and estimated offering expenses payable by us. We estimate that our net proceeds from the sale of 25% of the Units offered in this offering will be approximately $1.6 million, after deducting placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily to pay $300,000 for the premium due for our directors and officers liability policy and the remaining amounts for working capital, which may include for opportunities that arise from time to time to expand our current business through mergers, acquisitions or investments. While we have no current agreements, commitments or understandings for any specific acquisitions or investments, we may use a portion of the net proceeds for these purposes.

Each $0.10 decrease in the assumed public offering price of $0.81 per Common Unit, which was the reported closing price of our common stock on Nasdaq, on June 27, 2025, would increase (decrease) the net proceeds to us from this offering, after deducting placement agent fees and estimated offering expenses payable by us, by approximately $0.92 million, assuming that the number of Common Units or Pre-Funded Units offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase (decrease) of 5,000,000 Common Units and/or Pre-Funded Units offered by us at the assumed public offering price of $0.81 per Common Unit, which was the reported closing price of our common stock on Nasdaq on June 27, 2025, would increase (decrease) the net proceeds to us from this offering, after deducting placement agent fees and estimated offering expenses payable by us, by approximately $3.77 million, assuming that the assumed public offering price of $0.81 per Common Unit, which was the reported closing price of our common stock on Nasdaq on June 27, 2025, stays the same.

Capitalization

The following table sets forth our cash and equivalents and capitalization as of March 31, 2025:

●	on an actual basis;

●	On a pro forma basis to reflect (a) the conversion of the outstanding balance of the Note of $4.0 million and accrued interest of $136,000, (b) the issuance of 7,118,843 shares of common stock, in connection with such conversion and (c) the removal of a $16.5 million note payable, as a result of the termination of the Company’s ability to repay such note payable and the consummation of the sale of Ryvyl EU instead.

●	on an pro forma as adjusted basis, to further reflect our issuance and sale of 9,876,543 Units in this offering based on the assumed public offering price of $0.81 per Common Unit, equal to the closing price of our common stock on Nasdaq on June 27, 2025, after deducting placement agent fees and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our audited financial statements and related notes and unaudited interim condensed financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

As of March 31, 2025 (in thousands)	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$77,490	$77,490	$84,630
Note Payable	$15,000	$-	$-
Total Long Term Debt	$4,594	$594	$594
Stockholders’ equity:
Series B Preferred stock (par value $0.01, 5,000,000 shares authorized, and 0 issued and outstanding Actual, 0 issued and outstanding pro forma, 0 issued and outstanding pro forma as adjusted	$-	$-	$-
Common stock (par value $0.001, 100,000,000 shares authorized, and 8,362,990 issued and outstanding Actual, 15,885,647 issued and outstanding pro forma, 49,218,980 issued and outstanding pro forma as adjusted	$8	$15	$25
Additional paid-in capital	$179,222	$183,178	$190,308
Accumulated deficit	$(182,163)	$(182,163)	$(182,163)
Accumulated other comprehensive income	$(149)	$(149)	$(149)
Total stockholders’ equity	$(3,082)	$881	$8,021
Total capitalization	$16,512	$1,475	$8,615

The number of shares of our common stock to be outstanding upon completion of this offering is based on 8,362,990 shares of our common stock outstanding as of March 31, 2025, and excludes:

●	605,564 shares of common stock issuable upon exercise of stock options currently outstanding, at a weighted average exercise price of 4.21 per share;

●	14,763,000 shares of our common stock issuable upon the conversion of outstanding convertible notes; and

●	41,708 shares of our common stock reserved for future issuance under our equity incentive plans.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No Pre-Funded Units are offered hereby; and

●	No exercise of the Common Warrants included in the Units offered hereby.

Each $0.10 increase (decrease) in the assumed public offering price of $0.81 per Common Unit, which was the reported closing price of our common stock on Nasdaq on June 27, 2025, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by $0.92 million, assuming that the number of Common Units and/or Pre-Funded Common Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us. Similarly, each increase (decrease) of 5,000,000 shares in the number of Common Units and/or Pre-Funded Units offered by us at the assumed public offering price of $0.81 per Common Unit, which was the reported closing price of our common stock on Nasdaq on June 27, 2025, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $3.77 million after deducting the estimated placement agent fees and commissions and estimated offering expenses payable by us.

Dilution

If you purchase securities in this offering, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $0.81 per Common Unit and the pro forma as adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering. Values below in thousands, except share and per share values.

As of March 31, 2025, we had a historical net tangible book value of ($25.69) million, or ($3.07) per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2025. Additionally, on a pro forma basis to reflect (a) the conversion of the outstanding balance of the Note of $4.0 million and accrued interest of $136,000, (b) the issuance of 7,118,843 shares of common stock, in connection with such conversion and (c) the removal of a $16.5 million note payable, as a result of the termination of the Company’s ability to repay such note payable and the consummation of the sale of Ryvyl EU instead, the Company’s pro forma net tangible book value as of March 31, 2025, would have been ($5.57) million, or ($0.67) per share.

After giving effect to the sale of 9,876,543 Units in this offering at an assumed public offering price of $0.81 per Common Unit, and after deducting placement agent fees and estimated offering expenses, but assuming no issuance of Pre-Funded Warrants and no exercise of the Common Warrants included in the Units offered hereby, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been $1.57 million, or $0.09 per share of common stock. This represents an immediate increase in net tangible book value of $0.75 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $0.72 per share to purchasers of Units in this offering.

The following table illustrates the pro forma as adjusted dilution on a per share of common stock basis:

Assumed public offering price per Common Unit	$0.81

Net tangible book value per share as of March 31, 2025	(3.07)
Pro Forma Net tangible book value per share as of March 31, 2025	(0.67)
Pro Forma As adjusted net tangible book value per share as of March 31, 2025, after giving effect to the offering	0.09
Dilution per share to new investors in the offering	$0.72

The dilution information discussed above is illustrative only and may change based on the actual public offering price and other terms of this offering.

The number of shares of our common stock to be outstanding upon completion of this offering is based on 8,362,990 shares of our common stock outstanding as of March 31, 2025, and excludes:

●	605,564 shares of common stock issuable upon exercise of stock options currently outstanding, at a weighted average exercise price of 4.21 per share;

●	14,763,000 shares of our common stock issuable upon the conversion of outstanding convertible notes; and

●	41,708 shares of our common stock reserved for future issuance under our equity incentive plans.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No Pre-Funded Units are offered hereby; and

●	No exercise of the Common Warrants included in the Units offered hereby.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our common stock is currently listed on Nasdaq under the symbol “RVYL”. The last reported sale price of our common stock Nasdaq on June 27, 2025 was $0.819 per share of common stock.

Holders of Record

As of June 27, 2025, we had approximately 215 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers to be relevant.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the accompanying “Index to Consolidated Financial Statements” included within this Registration Statement on Form S-1. Data as of and for the periods ended December 31, 2024 and 2023 has been derived from our audited financial statements appearing at the end of this prospectus. Data as of and for the three months ended March 31, 2025 and 2024 has been derived from our unaudited condensed financial statements appearing at the end of this prospectus. Results for any interim period should not be construed as an inference of what our results would be for any full fiscal year or future period. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview – Organization and Name Changes

Our Company

RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our legacy product was developed to facilitate payment processing for previously all cash businesses, offering a cloud-based network interface, merchant management system, Point of Sale connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards and to disburse those funds electronically to merchants later upon request. The business has expanded both organically and through acquisitions. The company’s second-generation platform and financial service layers provide a dual-sided payment platform that facilitates both acquiring and disbursements services. Prior to the sale of Ryvyl EU, we operated globally in two segments, North America and Europe, expanding our product offerings, cultivating strategic partnerships, and maintaining robust regulatory compliance across all markets in which we operate. Currently, our operations are solely comprised of those in North America.

RYVYL’s comprehensive product suite is designed to create value across the entire financial ecosystem. By combining advanced technology, global reach, and deep regulatory expertise, we empower businesses to manage payments, optimize cash flow, and scale operations efficiently in an increasingly digital world. We believe that our commitment to continuous innovation helps us to remain at the forefront of the global fintech landscape, delivering secure, reliable, and transformative financial solutions that drive growth and create lasting value for our clients and stakeholders.

Prior to the sale of Ryvyl EU, the Company operated through two distinct business segments designed to meet the diverse and evolving needs of global markets. Our business model was strategically structured around two primary geographic regions—Europe and North America—each offering complementary product and service portfolios that encompass payment processing, treasury management, acquiring, issuing, and electronic money institution (EMI) services. This segmentation allowed RYVYL to deliver tailored, market-specific solutions while maintaining a cohesive global strategy that supported operational efficiency, regulatory compliance, and financial growth. As a result of the sale of Ryvyl EU, which was completed as of June 1, 2025, our operations are now solely comprised of those in North America.

Prior to the sale of Ryvyl EU, we capitalized on the strength of Ryvyl EU’s EMI license in Bulgaria, complemented by our operational hub in Portugal. This enabled us to offer comprehensive EMI services, including global IBAN issuance, foreign exchange (FX) solutions, and payment processing capabilities. Our direct connections to major card networks and the Central Bank of Europe reinforced our ability to scale across the European Union (EU), and provided seamless financial services tailored to the unique demands of businesses operating in the region. As the sale of Ryvyl EU was completed as between the parties as of June 1, 2025, the capabilities and offerings in Europe are no longer part of the Company’s current business and our focus is now solely in North America.

In North America, our focus is on expanding treasury management services, Bank Identification Number (BIN) sponsorship for credit card processing, and comprehensive payment solutions such as ACH and wire transfers. By leveraging third-party sponsorship arrangements alongside our technology, we are positioned to capture growth opportunities in key sectors, including e-commerce, fintech, and B2B payments.

As further described elsewhere in this prospectus, the Company entered into an agreement in January 2025 for the sale of the Company’s EU subsidiary, Ryvyl EU, which was completed as of June 1, 2025. Following the closing of the sale, the Company’s business is solely comprised of its operations in North America. Except where noted within this offering, products and services that were exclusively offered through Ryvyl EU are no longer part of the products and services offered by the Company.

Company History

The Company was formerly known as ASAP Expo, Inc. and was incorporated in the State of Nevada on April 10, 2007. On January 4, 2020, RYVYL Inc. (“PubCo”) and GreenBox POS LLC (“PrivCo”) entered into an Asset Purchase Agreement to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the buyer) and PrivCo (the seller). On April 12, 2018, pursuant to the Verbal Agreement, the Company acquired PrivCo’s gateway and payment system business, point of sale system business, delivery business and kiosk business, bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, the Company assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business.

On May 3, 2018, the Company formally changed its name to “GreenBox POS, LLC,” then subsequently changed its name to “GreenBox POS” on December 13, 2018. On October 13, 2022, GreenBox POS changed its name to “RYVYL Inc.”

On May 21, 2021, the Company acquired all of the outstanding stock of Northeast Merchant Systems, Inc. (“Northeast”) in a transaction treated as a business combination. Northeast is a merchant services company providing merchant credit card processing through its own BIN with the acquiring bank, Merrick. This involves inside operations for new merchants that include sales assistance and applications processing, underwriting, and onboarding and inside operations for existing merchants include risk monitoring and customer service. Outside operations include equipment service or replacement; sales calls and applications; site inspections and identity verification; security verification; and on-site customer service and technical support.

On July 13, 2021 (the “Closing Date”), GreenBox POS entered into and closed on a Membership Interest Purchase Agreement (the “Membership Purchase Agreement”) with Charge Savvy LLC, an Illinois limited liability company (“Charge Savvy”), and Charge Savvy’s three members (collectively, the “Membership Sellers”). One of the Membership Sellers, Ken Haller, was an employee of the Company on the Closing Date. As a result of the Membership Purchase Agreement, the Company purchased all of Charge Savvy’s issued and outstanding membership interests from the Membership Sellers and Charge Savvy became a wholly owned subsidiary of the Company. The purchase price under the Membership Purchase Agreement for the all-stock transaction consisted of 1,000,000 shares of the Company’s common stock being issued and delivered to Membership Sellers in proportion to the Membership Sellers’ share of their membership interests in Charge Savvy. The share price at issuance was $12.14. Charge Savvy is a fintech company specializing in developing software and providing payment processing and point-of-sale (“POS”) services to the merchant services industry. Charge Savvy also owned an approximately 64,000 square foot office building located in Chicago, Illinois, where it is headquartered.

On March 31, 2022, the Company acquired a portfolio of merchant accounts from Sky Financial & Intelligence LLC, a Wyoming limited liability company (“Sky Financial”) for $18,110,000. The Company paid $16,000,000 of cash in March 2022 and issued 500,000 shares of restricted common stock for the transaction on May 12, 2022. As of December 31, 2022, the Company had not received the delivery of the acquired merchant list and the associated ISO management portal access, and as a result, it wrote-off the entire purchase price during the year ended December 31, 2022. The Company is currently in Arbitration for breach of contract against Sky Financial, please refer to “Legal Proceedings” herein for further details on the status of this matter.

On April 1, 2022, the Company completed the acquisition of Transact Europe Holdings OOD (“Transact Europe Holdings”). Transact Europe Holdings is the holding company of Transact Europe EAD (“TEU”). TEU formally changed its name to RYVYL EU on December 16, 2022. RYVYL EU is a European Union (“EU”) regulated electronic money institution headquartered in Sofia, Bulgaria. RYVYL EU is a Principal Level member of Visa, a worldwide member of MasterCard, and a principal member of China UnionPay. In addition, RYVYL EU is part of the direct Single Euro Payments Area (“SEPA”) program, a payment system enabling cashless payments across continental Europe. RYVYL EU provides complete payment solutions by offering acquiring, issuing of prepaid cards and agent banking, serving hundreds of clients. With a global footprint, payment gateway, and technology platforms, RYVYL EU offers a comprehensive portfolio of services and decades of industry experience. The Company paid approximately $28.8 million (€26.0 million) in total consideration for the purchase. As further described elsewhere in this prospectus, in January 2025, the Company entered into an agreement for the sale of Ryvyl EU, which was completed as between the parties, effective as of June 1, 2025.

Factors and Trends Affecting our Business

RYVYL Inc. is a fintech business that has historically focused on cloud-based payment processing for high-risk vertical markets, pharmaceutical products, adult content, eCommerce, and rural retail. At our revenue peak in the fourth quarter of 2023, we processed over 1 million cannabis transactions per month with over $12 million of revenue, or $48 million annualized with a gross margin of approximately 40%. It was our most lucrative vertical market. Our other legacy business provides approximately $12 million of annual revenue in the U.S. If we recover to our late 2023 levels, management believes that annualized revenue would be approximately $60 million and would generate approximately $24 million of gross profits. In order to re-engage in this lucrative market, we are considering alternatives to credit card processing for this vertical, such as a digital wallet to wallet payment system where consumers are required to fund a digital wallet via ACH payments or utilize prepaid cards. The challenge of this method is it is difficult to predict the time required for consumer adoption. However, management believes that the demand for processing cannabis payments is very strong and other payment processors continue to have difficulty with banking and compliance issues. We have access to over 1,500 cannabis merchants and numerous ISO agents who specialize in cannabis.

In addition, as a result of the sale of our European subsidiary, Ryvyl EU, we have reduced expenses by reducing the number of our employees in North America by approximately 17.9% since March 28, 2025 (the date of filing of our Annual Report on Form 10-K for the year ended December 31, 2024), terminating engineering projects intended primarily for the former subsidiary, and by reducing legal expenses by reducing the number of law firms we engage and cancelling projects, overall reducing expenses by approximately $1.2 million per quarter which should significantly reduce our expenses beginning in the second half of 2025.

Our plan also includes the acquisition of a complementary blockchain technology company with management that has previous experience with cryptocurrency. We are also considering adopting a Crypto Treasury Allocation policy. Management believes that this strategic pivot leverages our blockchain tokenization infrastructure and aligns with evolving market demands. Potential benefits include:

●	Asset Appreciation: Crypto assets such as Bitcoin have historically outperformed traditional currencies.
●	Investor Visibility: A modernized treasury approach may enhance investor sentiment and attract media and institutional investors.
●	Strategic Differentiation: Establishing RYVYL as a forward-thinking innovator within fintech and crypto-payment ecosystems.

Management believes that the foregoing plan is contingent upon our raising a minimum of $100 million of new capital through equity financings over the next several quarters. There can be no guarantee that we will raise the capital needed to fund this plan, consummate the acquisition of a complementary blockchain business, or otherwise be successful in implementing this plan.

Results of Operations

Year Ended December 31, 2024 (Audited) Compared to Year Ended December 31, 2023 (Audited):

	Year Ended December 31,
	2024		2023		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
Revenue	$55,998	100.0%	$65,869	100.0%	$(9,871)	(15.0)%
Cost of revenue	33,572	60.0%	40,157	61.0%	(6,585)	(16.4)%
Gross profit	22,426	40.0%	25,712	39.0%	(3,286)	(12.8)%

Operating expenses:
Advertising and marketing	95	0.2%	80	0.1%	15	19.5%
Research and development	3,848	6.9%	5,757	8.7%	(1,909)	(33.2)%
General and administrative	6,933	12.4%	8,678	13.2%	(1,745)	(20.1)%
Payroll and payroll taxes	13,836	24.7%	12,017	18.2%	1,820	15.1%
Professional fees	4,372	7.8%	7,076	10.7%	(2,703)	(38.2)%
Stock compensation expense	624	1.1%	1,853	2.8%	(1,228)	(66.3)%
Depreciation and amortization	2,264	4.0%	2,553	3.9%	(289)	(11.3)%
Impairment of goodwill	6,675	11.9%	-	N/A	6,675	N/A
Impairment of intangible assets	3,028	5.4%	-	N/A	3,028	N/A
Restructuring charges	1,636	2.9%	-	N/A	1,636	N/A
Total operating expenses	43,311	77.3%	38,014	57.7%	5,298	13.9%
Loss from operations	(20,885)	(37.3)%	(12,302)	(18.7)%	(8,584)	69.8%

Other income (expense):
Interest expense	(862)	(1.5)%	(3,340)	(5.1)%	2,478	(74.2)%
Accretion of debt discount	(2,258)	(4.0)%	(13,134)	(19.9)%	10,876	(82.8)%
Changes in fair value of derivative liability	14	0.0%	6,544	9.9%	(6,530)	(99.8)%
Derecognition expense on conversion of convertible debt	(600)	(1.1)%	(25,035)	(38.0)%	24,435	(97.6)%
Legal settlement expense	(2,064)	(3.7)%	(4,142)	(6.3)%	2,078	(50.2)%
Gain on sale of property and equipment	-	N/A %	1,069	1.6%	(1,069)	(100.0)%
Other income (expense)	970	1.7%	(2,472)	(3.8)%	3,442	(139.2)%
Total other expense, net	(4,800)	(8.6)%	(40,510)	(61.5)%	35,710	(88.2)%

Loss before provision for income taxes	(25,685)	(45.9)%	(52,812)	(80.2)%	27,126	(51.4)%
Provision for income taxes	1,140	2.0%	289	0.4%	851	294.7%
Net loss	$(26,825)	(47.9)%	$(53,101)	(80.6)%	$26,275	(49.5)%

	Year Ended December 31,
North America segment	2024	2023	$ Change	% Change
Revenue	$18,159	$48,938	$(30,779)	(62.9)%
Cost of revenue	10,766	29,742	(18,976)	(63.8)%
Segment gross profit	$7,393	$19,196	$(11,804)	(61.5)%

	Year Ended December 31,
International segment	2024	2023	$ Change	% Change
Revenue	$37,839	$16,931	$20,908	123.5%
Cost of revenue	22,806	10,415	12,391	119.0%
Segment gross profit	$15,033	$6,516	$8,517	130.7%

Revenue

We generate the majority of our revenue from the acceptance and processing of credit and debit card payments on behalf of merchants that operate principally online. We charge our customers a transaction fee that is generally calculated based on a percentage of the total transaction amount processed. We also generate revenue from banking and online payments services for which we charge fees for various activities that include, but are not limited to, incoming and outgoing payments, bank account opening, account maintenance, foreign exchange services, etc.

Total revenue for the year ended December 31, 2024, decreased by $9.9 million, or 15%, compared to the year ended December 31, 2023. At the reportable segment level, revenue in North America decreased by $30.8 million, or 62.9%, compared to the year ended December 31, 2023, while revenue in the International segment increased by $20.9 million, or 123.5%, compared to the year ended December 31, 2023. The decrease in revenue in North America was driven by the loss of revenues associated with the product transition further described in Note 2, Summary of Significant Accounting Policies. The increase in revenue in the International segment was primarily driven by the continued growth in processing volume, which increased from $1.7 billion for the year ended December 31, 2023 to $3.7 billion for the year ended December 31, 2024. The increase in processing volume is primarily attributable to the continued expansion of our ISO and partnership network and growth in our payments processing and banking-as-a-service offerings.

Cost of Revenue

Cost of revenue primarily consist of interchange and assessment fees, and various other fees paid to third-party payment processors and financial institutions. It also includes commission payments to the ISOs responsible for establishing and maintaining merchant relationships.

Total cost of revenue for the year ended December 31, 2024, decreased by $6.6 million, or 16.4%, compared to the year ended December 31, 2023. At the reportable segment level, cost of revenue in North America decreased by $19.0 million, or 63.8%, compared to the year ended December 31, 2023, while in the International segment, cost of revenue increased by $12.4 million, or 119.0%, compared to the year ended December 31, 2023. The decrease in cost of revenue in North America was consistent with the decline in revenue for the segment. The increase in cost of revenue in the International segment is primarily attributable to the increase in processing volume described in the Company’s revenue discussion above, which resulted in higher interchange and other processing fees, and commission payments to ISOs.

Operating Expenses

Operating expenses for the year ended December 31, 2024, increased by $5.3 million, or 13.9%, compared to the year ended December 31, 2023. The increase was primarily driven by the following:

●	Research and development expenses for the year ended December 31, 2024, decreased by $1.9 million or 33.2%, compared to December 31, 2023, as the Company began capitalizing a portion of internal-use software development costs during the second quarter of 2024.

●	General and administrative expenses for the year ended December 31, 2024, decreased by $1.7 million, or 20.1%, compared to December 31, 2023. This decrease was primarily due to non-recurring credit losses recorded during the year ended December 31, 2023, related to non-continuing legacy accounts.

●	Payroll and payroll taxes for the year ended December 31, 2024, increased $1.8 million, or 15.1%, compared to December 31, 2023, primarily due to strategic personnel investments in North America during the second half of 2024 as part of management’s plan to return to revenue growth in that segment, and increased headcount and higher variable compensation in the International segment to support the segment’s continued growth and expansion strategy.

●	Professional fees for the year ended December 31, 2024, decreased $2.7 million, or 38.2%, compared to December 31, 2023, primarily due to accounting, consulting, and legal fees incurred in connection with the Company’s restatement of prior period consolidated financial statements during 2023, which did not recur during 2024.

●	Stock compensation expense for the year ended December 31, 2024, decreased $1.2 million, or 66.3%, compared to December 31, 2023, primarily due to a smaller number of stock grants issued in 2024 and a lower stock price associated with grants issued.

●	Impairment of goodwill and impairment of intangible assets increased $6.7 million, or 100%, and $3.0 million, or 100%, respectively, compared to December 31, 2023, as the Company wrote-off 100% of those assets in North America during 2024. See Note 2, Summary of Significant Accounting Policies, for additional details.

●	Restructuring charges increased $1.6 million, or 100%, compared to December 31, 2023, due to the Company’s reorganization and restructuring of its business in North America during the second quarter of 2024. The restructuring charges primarily included employee severance and termination benefits, and a write-off of assets related to the Coyni brand.

Other Expense, Net

Other expense, net for the year ended December 31, 2024, decreased by $35.7 million, or 88.2%, compared to the year ended December 31, 2023. This decrease was primarily driven by the following:

●	Interest expense for the year ended December 31, 2024, decreased by $2.5 million, or 74.2%, compared to December 31, 2023, due the multiple restructurings of the convertible note during 2023, which reduced the principal balance and waived a portion of the accrued interest.

●	On a net basis, Accretion of debt discount, Changes in fair value of derivative liability, and Derecognition expense on conversion of convertible note, for the year ended December 31, 2024, decreased by $28.8 million, or 91.0%, compared to December 31, 2023. The net decrease was primarily driven by the multiple restructurings of the Company’s convertible note during 2023, with no comparable activity during 2024.

●	Legal settlement expense for the year ended December 31, 2024, decreased by $2.1 million or 50.2%, compared to December 31, 2023, due to lower and less significant legal settlements activity during 2024.

●	Gain on sale of property and equipment for the year ended December 31, 2024, decreased by $1.1 million or 100%, compared to December 31, 2023, due to the sale of a building owned by the Company’s subsidiary, Charge Savvy, during 2023 with no similar sales during 2024.

●	Other income (expense), net increased $3.4 million, or 139.2%, to income of $0.9 million for the year ended December 31, 2024 from expense of $2.5 million in the prior year, primarily due to an increase in exchange gains and interest income, and a $2.1 million of expense recorded in 2023 related to the carryover effects of the Company’s restatement of prior period consolidated financial statements, with no similar item recorded in 2024.

Three Months Ended March 31, 2025 (Unaudited) Compared to Three Months March 31, 2024 (Unaudited):

	Three Months Ended March 31,
	2025		2024
		% of		% of	Change
	Amount	Revenue	Amount	Revenue	Amount	%
Revenue	$15,133	100.0%	$16,774	100.0%	$(1,642)	(9.8)%
Cost of revenue	8,418	55.6%	9,743	58.1%	(1,325)	(13.6)%
Gross profit	6,715	44.4%	7,031	41.9%	(317)	(4.5)%

Operating expenses:
Advertising and marketing	33	0.2%	17	0.1%	16	94.1%
Research and development	449	3.0%	1,393	8.3%	(944)	(67.8)%
General and administrative	1,541	10.2%	2,042	12.2%	(501)	(24.5)%
Payroll and payroll taxes	3,883	25.7%	3,569	21.3%	314	8.8%
Professional fees	1,066	7.0%	1,035	6.2%	31	3.0%
Stock compensation expense	55	0.4%	224	1.3%	(169)	(75.4)%
Depreciation and amortization	133	0.9%	657	3.9%	(524)	(79.8)%
Restructuring charges	403	2.7%	-	N/A	403	N/A
Total operating expenses	7,563	50.0%	8,937	53.3%	(1,374)	(15.4)%

Loss from operations	(848)	(5.6)%	(1,906)	(11.4)%	1,058	(55.5)%

Other income (expense):
Interest expense	(1,229)	(8.1)%	(28)	(0.2)%	(1,201)	4,289.3%
Accretion of debt discount	(128)	(0.8)%	(908)	(5.4)%	780	(85.9)%
Other income (expense)	(68)	(0.4)%	343	2.0%	(411)	(119.8)%
Total other expense, net	(1,425)	(9.4)%	(593)	(3.5)%	(832)	140.3%

Loss before provision for income taxes	(2,273)	(15.0)%	(2,499)	(14.9)%	227	(9.0)%
Income tax provision	483	3.2%	190	1.1%	293	154.2%
Net loss	$(2,756)	(18.2)%	$(2,689)	(16.0)%	$(67)	2.5%

Revenue

	Three Months Ended March 31,
North America segment	2025	2024	$ Change	% Change
Revenue	$2,769	$9,674	$(6,905)	(71.4)%
Cost of revenue	1,400	5,521	(4,121)	(74.6)%
Segment gross profit	$1,369	$4,153	$(2,784)	(67.0)%

	Three Months Ended March 31,
International segment	2025	2024	$ Change	% Change
Revenue	$12,364	$7,100	$5,263	74.1%
Cost of revenue	7,018	4,222	2,796	66.2%
Segment gross profit	$5,346	$2,878	$2,467	85.7%

Consolidated revenue decreased $1.6 million, or 9.8%, to $15.1 million for the three months ended March 31, 2025, from $16.8 million for the three months ended March 31, 2024. In the North America segment, revenue decreased $6.9 million, or 71.4%, compared to the three months ended March 31, 2024. In the International segment, revenue increased $5.3 million, or 74.1%, compared to the three months ended March 31, 2024. The decrease in consolidated revenue was primarily driven by a decrease in processing volume in the North America segment, which decreased from $239.0 million in the quarter ended March 31, 2024, to $177.5 million in the quarter ended March 31, 2025, and is attributable to the previously disclosed impact associated with the Company’s QuickCard product transition. The decrease in revenue in North America was partially offset by an increase in revenue in the International segment that was primarily attributable to continued growth in processing volume, which increased from $755.0 million in the quarter ended March 31, 2024, to $859.6 million in the quarter ended March 31, 2025. The increase in processing volume in the International segment was driven by continued strong growth across multiple verticals, primarily, our Independent Sales Organizations (“ISO”) and partnership network, our global payments processing businesses, and banking-as-a-service offering.

Cost of Revenue

Consolidated cost of revenue decreased $1.3 million, or 13.6%, to $8.4 million for the three months ended March 31, 2025, from $9.7 million for the three months ended March 31, 2024. In the North America segment, cost of revenue decreased $4.1 million, or 74.6%, compared to the three months ended March 31, 2024. In the International segment, cost of revenue increased $2.8 million, or 66.2%, compared to the three months ended March 31, 2024. Cost of revenue primarily consists of various processing fees paid to gateways, as well as commission payments to the ISOs responsible for establishing and maintaining merchant relationships. The decrease in consolidated cost of revenue was primarily driven by the decrease in processing volumes in North America, as noted above, partially offset by an increase in processing volumes in the International segment.

Operating Expenses

Operating expenses decreased $1.4 million, or 15.4%, to $7.6 million for the three months ended March 31, 2025, from $8.9 million for the three months ended March 31, 2024. The decrease was primarily driven by a decrease in research and development expenses of $0.9 million, as the Company did not begin capitalizing a portion of these costs until the second quarter of 2024, a decrease in general and administrative expenses of $0.5 million, primarily due to lower bad debt expense, and a decrease in depreciation and amortization of $0.5 million, primarily due to no amortization of intangible assets in North America, as these assets were written-off during the fourth quarter of 2024. These decreases were partially offset by an increase in restructuring charges of $0.4 million related to the impairment of previously acquired Logicquest Technology, Inc. assets during the first quarter of 2025.

Other Expense

Other expense increased by $0.8 million, or 140.1%, to $1.4 million for the three months ended March 31, 2025, from $0.6 million for the three months ended March 31, 2024. The increase was primarily driven by an increase in interest expense of $1.2 million related to a secured note payable, which the Company obtained in January 2025.

Liquidity and Capital Resources

The Company’s consolidated working capital at March 31, 2025 was negative $24.1 million, which included cash of $3.0 million and restricted cash of $74.5 million. Historically, the Company has financed its operations with proceeds from cash from operations, the sales of equity securities, and proceeds from its $100 million convertible note issued in November 2021. Our material liquidity needs principally relate to working capital requirements, research and development expenditures, and the repayment of short-term debt.

As further described in this prospectus, since the first quarter of 2024, the Company’s liquidity in its North America segment has been adversely impacted by the decline in revenues related to the discontinuation of its QuickCard product. Until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses in North America, which it will no longer be able to do as a result of the sale of Ryvyl EU. As a result, management has determined that its cash in the North America segment as of March 31, 2025, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this prospectus and, unless the Company is able to raise additional capital, will only be sufficient to fund operations through approximately June 30, 2025. The Company’s ability to successfully address this liquidity shortfall is contingent upon the successful execution of management’s intended plan over the next twelve months, which includes, but is not limited to, the following:

●	raising capital over the next 30 days through a variety of means, including private and public equity offerings and debt financings. The Company is actively engaged in discussions with multiple banks regarding a capital raise as well as debt financing, and expects to consummate one or more of these fundings in the near term;

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals; and

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and further right-sizing the organization, where appropriate;

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this prospectus. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be sufficient to continue our operations in the North America segment.

Cash Flow Data:

The following table shows cash flows for the periods presented (in thousands):

	Three Months Ended March 31,
	2025	2024
Cash (used in) provided by operating activities	$(15,581)	$15,525
Cash used in investing activities	(1,269)	(22)
Cash provided by (used in) financing activities	1,998	(4)
Effects of exchange rates on cash, cash equivalents, and restricted cash	312	(1)
Net (decrease) increase in cash and restricted cash	$(14,540)	$15,498

Operating Activities – For the three months ended March 31, 2025 and 2024, net cash used and net cash provided by operating activities was $15.6 million and $15.5 million, respectively. The net cash used and provided by operating activities was primarily driven by the timing of settlement of assets and liabilities.

Investing Activities – Net cash used in investing activities for the three months ended March 31, 2025 was $1.3 million. The net cash used in investing activities for the three months ended March 31, 2025 primarily relates to internal-use capitalized software development costs. Net cash used in investing activities for the three months ended March 31, 2024 was negligible.

Financing Activities – Net cash provided by financing activities during the three months ended March 31, 2025 was $2.0 million and was primarily driven by proceeds from a short-term note payable obtained by the Company in January 2025, partially offset by the partial repayment of the 8% Senior convertible note during the quarter. Net cash used in financing activities during the three months ended March 31, 2024 was negligible.

The following table shows cash flows for the periods presented (dollars in thousands):

	Years Ended December 31,
	2024	2023
Net cash provided by (used in) operating activities	$21,191	$33,161
Net cash provided by (used in) investing activities	(1,808)	2,287
Net cash used in financing activities	(241)	(3,008)
Effects of exchange rates on cash and restricted cash	(430)	44
Net increase (decrease) in cash and restricted cash	$18,712	$32,484

Cash Flows from Operating Activities

For the year ended December 31, 2024, net cash provided by operating activities was $21.2 million, primarily due to net inflows related to changes in cash due from gateways of $12.7 million, accounts payable and other current liabilities of $3.2 million, and payment processing liabilities of $14.0 million. These inflows were partially offset by a net loss of $26.8 million and non-cash expense adjustments of $17.4 million consisting primarily of depreciation and amortization, debt discount accretion, impairment of goodwill and intangible assets, and restructuring charges.

For the year ended December 31, 2023, net cash provided by operating activities was $33.2 million, primarily due net inflows related to prepaids and other current assets of $6.6 million, accounts payable and other current liabilities of $2.3 million, and payment processing liabilities of $47.9 million. There inflows were partially offset by a net loss of $53.1 million non-cash expense adjustments of $35.3 million consisting primarily of depreciation and amortization, stock compensation expense, and non-cash expenses related to the restructuring of our convertible note.

Cash Flows from Investing Activities

For the year ended December 31, 2024, net cash used by investing activities was $1.8 million, primarily due to outflows related to capitalized software development costs. For the year ended December 31, 2023, net cash provided by investing activities was $2.3 million primarily due proceeds from the sale of a building owned by the Company’s subsidiary, Charge Savvy.

Cash Flows from Financing Activities

For the year ended December 31, 2024, net cash used in financing activities was immaterial. For the year ended December 31, 2023, net cash used in financing activities was $3.0 million, due to a partial repayment of principal on our convertible note in connection with the restructuring of that note during the year.

Recent Developments Related to Liquidity

Product Transition and Loss of Revenues in North America Segment

In February 2024, the Company stopped processing credit card payments on its QuickCard platform because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. QuickCard was our first-generation product and was designed to address the needs of previously all-cash businesses. Although not limited to the cannabis industry, prior to discontinuing QuickCard, cannabis merchants made up a substantial majority of the platform’s processing volume. In an effort to recover the loss of revenues, during the second quarter of 2024, the Company transitioned its QuickCard product from terminal-based to app-based processing. Subsequently, management determined that the app-based product was not a viable long-term solution for certain niche high-risk business verticals (including cannabis merchants) and made the decision to terminate the rollout of the app-based product in those specific business verticals.

In response to the discontinuation of QuickCard as a direct offering, during the third quarter of 2024, the Company began to offer a license of the platform, which it believes will enable it to serve the same customer base it previously served with the original product offering through a business partner with more suitable banking compliance capabilities. Currently, the Company does not have any active licensing agreements in place and it continues to seek suitable business partners for its licensing product. In addition, during the second half of 2024, management executed a reorganization of the Company’s business to better align with its revised strategy and cost structure. As a result of the changes described above as well as an increasingly uncertain business environment in the U.S., management expects the recovery of the loss of revenues resulting from the discontinuation of its QuickCard product to take longer than originally anticipated.

The decline in revenues resulting from the discontinuation of QuickCard has adversely impacted the Company’s liquidity in its North America segment. Also, until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses in North America, which it will no longer be able to do as a result of the sale of Ryvyl EU. As a result, management has determined that its cash balance in the North America segment as of March 31, 2025, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this prospectus and, unless we are able to raise additional capital, will only be sufficient to fund operations through approximately June 30, 2025. These conditions raise substantial doubt about our ability to continue as a going concern.. The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s intended plan over the next twelve months to improve the liquidity of its North America segment, which includes, without limitation::

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right sizing the organization, where appropriate; and

●	raising capital over the next 30 days through a variety of means, including private and public equity offerings and debt financings. The Company is actively engaged in discussions with multiple banks regarding a capital raise as well as debt financing, and expects to consummate one or more of these fundings in the immediate term;

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this prospectus. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available on a timely manner, on favorable terms, or be sufficient to continue our operations in the North America segment. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Preferred Stock Repurchase And Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with a securityholder of the Company (the “Securityholder”) which provides for repayment of the outstanding balance of an 8% Senior Convertible Note issued to the Securityholder on November 8, 2021 (the “Note”), which Note was originally due on November 5, 2023, and which maturity date was extended through April 5, 2026, pursuant to subsequent extensions provided by the Securityholder. Additionally, pursuant to two Exchange Agreements between the Company and the Securityholder entered into on July 25, 2023 and November 27, 2023, respectively, a portion of the outstanding balance of the Note was exchanged for 55,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”).

Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17,000,000 by the Company to the Securityholder (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding Series B Preferred Shares held by the Securityholder will be repurchased by the Company.

The Repurchase Agreement provided for the payment of the Repurchase Price in two installments, the first in the amount of $13 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4 million (the “Second Installment”), was due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note was advanced to such date. Upon the payment of the First Installment, all Series B Preferred Shares held by the Securityholder were repurchased. The second installment was not made on the Second Installment Date and has not been made as of the date of this prospectus.

The Repurchase Agreement further provided that, during the period from the payment of the First Installment until the Second Installment Date, no interest would accrue on the remaining balance of the Note and certain restrictive covenants under the Note would be temporarily waived. As the Company failed to make the Second Installment on or before the Second Installment Date, interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note were also restored as they were prior to the date the First Installment was paid.

On June 2, 2025, and June 3, 2025, the Securityholder submitted to the Company a series of conversion notices converting the remaining $4.0 million outstanding on the Note and accrued interest of $136,000, and was issued 7.1 million shares of common stock in connection with such conversion.

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company’s securing financing (the “Financing”), the Company entered into a stock purchase agreement (the “SPA”) with a purchaser (the “Purchaser”) which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15,000,000 (the “Financing Purchase Price”). Under the terms of the SPA, the Company was required to use $13 million of the net proceeds raised in the Financing to pay the First Installment of the Repurchase Price.

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provided the Company with the right to terminate the SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the SPA (April 23, 2025), provided that such date may be extended an additional 30 days (May 23, 2025) in consideration for the Company’s payment of $500,000 to the Purchaser. If the SPA was terminated as a result of such payment by the Company, the Ryvyl EU Shares would not be sold to the Purchaser and would be returned to Transact Europe and the SPA will be void and of no further effect, except for some provisions that survive termination. In the event that the SPA was not so terminated, then the Purchaser will close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser is unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer from the applicable Bulgarian governmental authorities, then the Company is liable for damages in the amount of $16.5 million. In the event that the Purchaser is unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company is liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

On April 23, 2025, the Company, Transact Europe, and the Purchaser executed and entered into a modification agreement (the “Modification Agreement”) which provides that, notwithstanding the terms of the Termination Agreement or the January 2025 SPA, the Purchaser would not take any actions to close on the purchase of the Ryvyl EU Shares before May 6, 2025, so that the Company and the Purchaser could attempt to enter into an alternative transaction in lieu of the securities purchase transaction under the January 2025 SPA. The Company had the right, at any time, on or before May 6, 2025, to extend this period, so that the Purchaser would not exercise such right to purchase the Ryvyl EU Shares, until May 27, 2025, in consideration for the Company’s payment to the Purchaser of $0.75 million. All other terms of the January 2025 SPA and the Termination Agreement remained unchanged and in full force and effect.

On May 7, 2025, the Purchaser provided a letter of notice to the Company and Transact Europe, stating that due to the Company not exercising its right to terminate the SPA by payment to the Purchaser of $16.5 million within the time so prescribed by the Termination Agreement, and as the Company had not exercised its right to extend the period during which time the Purchaser agreed not to exercise its rights to close on the transaction per the Modification Agreement (the “Standstill Period”), the Company no longer had the right to terminate the SPA pursuant to the Termination Agreement, and the Standstill Period had expired. The Purchaser also notified the Company that notwithstanding the foregoing, they did not intend to take the final steps to close on the purchase of the Ryvyl EU Shares for a period of ten calendar days from and including the date of the letter, or until May 16, 2025. The parties continued to be in conversation during this period. All other terms of the SPA and the Termination Agreement remained unchanged and in full force and effect. On May 14, 2025, the Purchaser notified the Company that it would proceed to take steps to acquire the Ryvyl EU Shares, and the Company issued a press release stating that the parties had ceased discussions to restructure the terms of the pre-funded asset sale of its RYVYL EU subsidiary. The Company expects the closing of the sale to occur during the second quarter or third quarter of 2025.

On June 13, 2025, the Company received a letter from the Purchaser which, in the opinion of the Company, provides that the Company’s obligation to pay damages in the amount of $16.5 million or any other amount to the Purchaser, as provided in the SPA shall cease to apply.

The sale of Ryvyl EU was completed as between the parties effective as of June 1, 2025.

Nasdaq Notices of Non-compliance

On April 8, 2025, the Company received written notice from Nasdaq notifying the Company that, based on the Company’s stockholders’ equity of ($1,492,000) as of December 31, 2024, it is no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1).

On May 21, 2025, the Company submitted a compliance plan to Nasdaq to regain compliance with Equity Rule (the “Compliance Plan”). On May 23, 2025, the Company received a letter from Nasdaq (the “Nasdaq Extension Letter”) stating that, based on the information presented in the Compliance Plan, Nasdaq has determined to grant the Company an extension to regain compliance with the Equity Rule. Pursuant to the terms of the Nasdaq Extension Letter, the Company is required to raise financing and provide sufficient evidence to Nasdaq, on or before October 6, 2025, that the Company believes it is in compliance with the Equity Rule.

If the Company does not satisfy any of the required terms in the Nasdaq Extension Letter, Nasdaq will provide the Company with written notification that its common stock will be delisted. In such event, the Company will have the right to appeal such delisting determination to a Nasdaq Hearings Panel. The Company is diligently working to satisfy the conditions set forth in the Nasdaq Extension Letter, including raising the financing necessary to regain compliance with the Equity Rule. However, there can be no assurance that the Company will be successful in meeting such conditions or that the Company will be able to maintain its listing on Nasdaq.

On June 12, 2025, the “Company, received a second notice from Nasdaq notifying the Company that, because the closing bid price for its common stock has fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Lising Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

Nasdaq’s notice has no immediate effect on the listing of the Company’s Common Stock on the Nasdaq Capital Market and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “RVYL” at this time. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until December 9, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior to December 9, 2025; provided, however, pursuant to Nasdaq Listing Rule 5810 (c)(3)(H), Nasdaq may, in its discretion, require the Company to satisfy the Minimum Bid Price Requirement for a period in excess of ten consecutive business days, but generally not more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance with the Minimum Bid Price Requirement.

If the Company does not regain compliance by December 9, 2025, the Company may be eligible for an additional grace period. To qualify, the Company would be required to meet the continued listing requirements for all other continuing listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, including regaining compliance with the continuing listing standards mentioned above of which it is currently not in compliance, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period. If the Company meets these requirements, the Nasdaq staff will grant an additional 180 calendar days for the Company to regain compliance with the Minimum Bid Price Requirement. If the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the Nasdaq Capital Market until the completion of the appeal process.

Critical Accounting Policies and Significant Developments and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these estimates require significant judgment, our actual results may differ materially from our estimates.

Cash Due from Gateways

The Company generates the majority of its revenue from payment processing services provided to its merchant clients. When a merchant makes a sale, the process of receiving the payment card information and engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, are the activities for which the Company gets to collect fees.

The gateways have strict guidelines pertaining to the scheduling of the release of funds to merchants based on several criteria that include, but are not limited to, return and chargeback history, associated risk for the specific business vertical, average transaction amount, etc. To mitigate potential credit losses associated with these risks, these gateway policies determine reserve requirements and a payment in arrears strategy. While reserve and payment in arrears restrictions are in effect for a merchant payout, the Company records the reserved amounts against cash due from the gateways until released.

Cash due from gateways is only applicable to payment processing services provided in North America, as Ryvyl EU had its own gateway and, therefore, similar receivables were not created.

Business

Our Company

RYVYL Inc. (“RYVYL”) is a financial technology company that develops software platforms and tools that are focused on providing global payment acceptance and disbursement capabilities. RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our first-generation product, QuickCard, was originally developed to facilitate payment processing for predominantly cash-based businesses in certain niche high-risk business verticals. It was a comprehensive physical and virtual payment card processing management system that offered a cloud-based network interface, merchant management, and point-of-sale (POS) connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards, and to subsequently disburse those funds electronically to merchants upon request. In early 2024, in response to evolving changes in the compliance environment and banking regulations, the Company began transitioning QuickCard to a fully virtual, app-based product. In mid-2024, the Company further transitioned its QuickCard product from a direct offering to a licensing model, whereby partners with more suitable compliance capabilities could license the platform from the Company and offer its payments processing capabilities in the same business verticals the Company previously served directly.

As the global fintech industry continues to evolve, it has become evident that there is a need for a fully integrated platform that can seamlessly support multiple types of offerings on a global scale. We believe our second-generation platform, NEMS Core, provides a compelling solution to fill that product void. As a dual-sided platform, NEMS Core is designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment.

RYVYL’s comprehensive product suite is designed to create value across the entire financial ecosystem. By combining advanced technology, global reach, and deep regulatory expertise, we empower businesses to manage payments, optimize cash flow, and scale operations efficiently in an increasingly digital world. We believe that our commitment to continuous innovation helps us to remain at the forefront of the global fintech landscape, delivering secure, reliable, and transformative financial solutions that drive growth and create lasting value for our clients and stakeholders.

Prior to the sale of Ryvyl EU, the Company operated through two distinct business segments designed to meet the diverse and evolving needs of global markets. Our business was strategically structured around two primary geographic regions - Europe and North America - each offering complementary product and service portfolios that encompass payment processing, treasury management, acquiring, issuing, and Electronic Money Institution (“EMI”) services. This segmentation allowed RYVYL to deliver tailored, market-specific solutions while maintaining a cohesive global strategy that supports operational efficiency, regulatory compliance, and financial growth. As a result of the sale of Ryvyl EU, which was completed as of June 1, 2025, our operations are now solely comprised of those in North America.

As further described elsewhere in this prospectus, the Company entered into an agreement in January 2025 for the sale of the Company’s EU subsidiary, Ryvyl EU, which was completed as of June 1, 2025. Following the closing of the sale, the Company’s business is solely comprised of its operations in North America, with an immediate reduction in current revenue in the range of 70-80%. Except where noted within this offering, products and services that were exclusively offered through Ryvyl EU are no longer part of the products and services offered by the Company.

In North America, our focus is on expanding treasury management services, Bank Identification Number (BIN) sponsorship for credit card processing, and comprehensive payment solutions such as ACH and wire transfers. By leveraging third-party sponsorship arrangements alongside our technology, we are positioned to capture growth opportunities in key sectors, including e-commerce, fintech, and B2B payments.

Global Expansion

Prior to the sale of Ryvyl EU, RYVYL’s growth was fueled by our commitment to expanding our presence in both established and emerging markets, with a primary focus on Europe and North America. In Europe, we capitalized on the strength of Ryvyl EU’s EMI license in Bulgaria, complemented by our operational hub in Portugal. This enabled us to offer comprehensive EMI services, including global IBAN issuance, foreign exchange (FX) solutions, and payment processing capabilities. Our direct connections to major card networks and the Central Bank of Europe reinforced our ability to scale across the European Union (EU), providing seamless financial services tailored to the unique demands of businesses operating in the region. As the sale of Ryvyl EU was completed as between the parties as of June 1, 2025, the capabilities and offerings in Europe are no longer part of the Company’s current business and our focus is now solely in North America.

In North America, our focus is on expanding treasury management services, Bank Identification Number (BIN) sponsorship for credit card processing, and comprehensive payment solutions such as Automated Clearing House (ACH) and wire transfers. Our strategy also emphasizes enhancing cross-border payment infrastructure, enabling businesses to transact efficiently across more than 200 markets and 140 currencies, thus solidifying RYVYL’s role as a critical connector in the global financial ecosystem. By leveraging third-party sponsorship arrangements alongside our technology, we are positioned to capture growth opportunities in key sectors, including e-commerce, fintech, and B2B payments.

Product Innovation and Diversification

Innovation is the cornerstone of RYVYL’s growth strategy. We continuously evolve our product portfolio to anticipate and meet the dynamic needs of businesses worldwide. Central to this is the enhancement of our dual-sided payment platform, recently launched in North American and which facilitates both acquiring and disbursement services. This platform is designed to support emerging use cases in acquiring, disbursements, and embedded finance, thereby delivering seamless, end-to-end financial solutions.

Our treasury management services are evolving to include advanced features such as real-time liquidity tracking, dynamic fund allocation, and sophisticated FX risk management tools, providing businesses with greater control and flexibility over their financial operations. We are expanding our card issuing capabilities - encompassing debit, prepaid, and virtual cards - and strengthening our BIN sponsorship programs to support fintech companies, neobanks, and enterprises looking to launch customized card programs on a global scale. Furthermore, by integrating banking-as-a-service (BaaS) capabilities, RYVYL is positioned to power the financial infrastructure for platforms and marketplaces seeking embedded finance solutions. Treasury management services were primarily offered through Ryvyl EU, but are no longer offered by the Company as a result of its sale of Ryvyl EU, which was completed effective June 1, 2025.

Operational Efficiency and Scalability

Operational excellence is fundamental to sustaining RYVYL’s growth and profitability. Our strategy is focused on enhancing efficiency through technology, automation, and optimized resource management. By leveraging our advanced ledger technology, we believe that we can ensure real-time transaction processing, data integrity, and the scalability required to handle high transaction volumes with minimal latency. Additionally, the implementation of automation across key functions - including compliance, reconciliation, and reporting - enables us to reduce operational costs, improve accuracy, and enhance service delivery.

Regulatory Excellence and Risk Management

Compliance is more than a regulatory requirement for RYVYL; it is a strategic advantage. Our regulatory strategy is designed to ensure resilience amid the complexities of global financial regulations. We maintain rigorous compliance with international standards, including anti-money laundering (AML) and counter-terrorist financing (CTF) regulations under the Financial Crimes Enforcement Network (FinCEN) in the United States and EU directives, alongside data protection frameworks such as the General Data Protection Regulation (GDPR) and security standards like PCI-DSS.

Proactive risk management is integral to our operations. We invest in real-time risk monitoring, advanced fraud detection systems, and comprehensive cybersecurity protocols to mitigate financial, operational, and regulatory risks. Our strong relationships with regulatory bodies in both the U.S. and the EU allow us to anticipate changes in the regulatory landscape, ensuring that we adapt swiftly to maintain uninterrupted service delivery and operational integrity.

Sustainable Growth and Value Creation

RYVYL’s long-term success is anchored in sustainable growth strategies that deliver value to our customers, shareholders, and partners. We are committed to diversifying revenue streams beyond traditional transaction-based income through the expansion of value-added services such as treasury advisory and compliance-as-a-service for fintech partners.

A customer-centric approach underpins our growth strategy. We focus on enhancing client relationships, improving user experiences, and fostering customer loyalty through tailored support models and innovative service offerings. Strategic mergers and acquisitions play a key role in our growth trajectory, allowing us to acquire complementary technologies, expand our customer base, and strengthen our regulatory footprint in critical markets. Our commitment to environmental, social, and governance (ESG) principles is embedded in also our operations. We prioritize ethical business practices, data privacy, financial inclusion, and environmental responsibility, aligning our corporate values with the expectations of our stakeholders and the broader global community.

Company History

The Company was formerly known as ASAP Expo, Inc. and was incorporated in the State of Nevada on April 10, 2007. On January 4, 2020, PubCo and PrivCo entered into an Asset Purchase Agreement to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the buyer) and PrivCo (the seller). On April 12, 2018, pursuant to the Verbal Agreement, the Company acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, the Company assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business.

On May 3, 2018, the Company formally changed its name to “GreenBox POS, LLC,” then subsequently changed its name to “GreenBox POS” on December 13, 2018. On October 13, 2022, GreenBox POS changed its name to “RYVYL Inc.”

Our Products and Services

RYVYL Product Portfolio

RYVYL offers a comprehensive suite of financial products designed to meet the diverse and evolving needs of businesses and financial institutions worldwide. Our products are powered by cutting-edge technology, enabling seamless, secure, and scalable payment processing, treasury management, and financial operations across multiple industries. With direct connections to major card brands and global banking networks, RYVYL facilitates cross-border transactions and real-time fund disbursements across many markets. This robust ecosystem supports businesses in optimizing financial performance, enhancing operational efficiency, and driving growth in an increasingly digital economy.

We generate the majority of our revenue from the acceptance and processing of credit card and debit card payments on behalf of merchants that operate principally online. We typically charge our customers a small percentage, called a residual rate, of the gross value of each transaction processed, which we recognize as revenue as soon as the payment transaction occurs. We also generate revenue from banking and online payments services for which we charge fees for various activities that include, but are not limited to, incoming and outgoing payment, bank account opening, account maintenance, foreign exchange services, etc. We recognize those fees as revenue when the services are provided to the customers.

Strategic Priorities

Our focus on continuous innovation, regulatory excellence, and customer-centric solutions ensures that RYVYL remains at the forefront of the fintech industry, delivering transformative financial services that empower businesses worldwide. Through our integrated business model, we are committed to creating lasting value for our clients, partners, and shareholders, supporting sustainable growth in an increasingly interconnected global economy.

Key strategic initiatives include:

●	Cross-Border Capabilities: We leverage our global infrastructure, , including our dual-sided platform, to support seamless cross-border transactions, enabling businesses to expand into new markets with ease.

●	Technology Integration: Our advanced technology infrastructure serves as the backbone of both segments, allowing us to deploy innovative solutions rapidly across regions. Shared technology resources reduce development costs, accelerate time-to-market for new products, and ensure consistent service quality worldwide.

●	Operational Efficiency: By standardizing processes and leveraging economies of scale, we optimize operational efficiency across all business functions. This approach reduces costs, improves resource allocation, and enhances service delivery for clients in both regions.

●	Strategic Market Expansion: Our growth strategy is focused on expanding into new verticals and geographic regions. We achieve this through a combination of organic growth, strategic partnerships, and targeted acquisitions that complement our existing product offerings and strengthen our competitive position globally.

●	Unified Compliance Framework: Regulatory compliance is managed through a centralized framework that ensures adherence to both regional and international standards. This unified approach enables us to maintain strong governance, mitigate risks, and support sustainable growth across all markets.

Dual-Sided Payment Platform

At the heart of RYVYL’s ecosystem is our innovative dual-sided payment platform, designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment. By consolidating multiple payment functionalities within a single platform, we empower businesses to manage transactions more effectively, optimize cash flow, and respond rapidly to new opportunities. The platform integrates effortlessly with global payment networks, offering real-time processing capabilities that enhance financial agility and operational resilience.

The acquiring function facilitates the acceptance of payments through diverse channels, including card networks, ACH transfers, wire transfers, and other digital payment methods, supporting both domestic and international transactions. On the disbursement side, the platform enables fast, secure payouts with real-time settlement capabilities, ensuring liquidity and financial flexibility for businesses of all sizes. By simplifying the payment lifecycle, RYVYL’s platform reduces transaction friction, minimizes errors, and optimizes cash flow management.

Treasury Management Services

RYVYL’s treasury management services are designed to help businesses optimize their financial operations, manage liquidity, and improve cash flow efficiency. This comprehensive solution provides powerful tools for real-time monitoring, fund allocation, and automated reconciliation, empowering businesses to make data-driven decisions that enhance financial performance.

Key features include cash flow optimization, which automates receivables and payables management, improving operational efficiency. Liquidity management tools enable businesses to track and manage cash reserves across multiple accounts, ensuring optimal fund utilization. Additionally, the platform offers real-time financial insights through advanced analytics and reporting capabilities, providing businesses with the visibility needed to navigate complex financial landscapes confidently.

Treasury management services were primarily offered through Ryvyl EU, but are no longer offered by the Company, as a result of the sale of Ryvyl EU, which was completed effective June 1, 2025.

BIN Sponsorship for Credit Card Processing

Through our BIN Sponsorship program, RYVYL enables businesses to process credit card transactions using dedicated BINs, providing direct access to global card networks without the need for a traditional banking license. This program supports businesses in launching custom payment solutions, expanding their payment acceptance capabilities, and optimizing transaction processing efficiency.

Our BIN sponsorship services are designed with a strong focus on security, ensuring full compliance with industry standards such as PCI-DSS for secure data handling. We offer global network access, facilitating seamless integration with major card schemes like Visa and Mastercard. Additionally, we provide tailored solutions for high-volume merchants and specialized industries, delivering customized processing strategies that align with specific business requirements.

Payment Solutions (ACH & Wire Transfers)

We offer a comprehensive range of payment solutions that support both domestic and international transactions. Our solutions are designed to meet the needs of businesses that require fast, secure, and reliable payment processing capabilities.

●	ACH Transfers: A cost-effective electronic funds transfer solution for recurring payments, payroll disbursements, and vendor settlements within the U.S. ACH payments offer efficiency, speed, and low transaction costs, making them ideal for businesses with high transaction volumes.

●	Wire Transfers: Secure, high-speed fund transfer services for domestic and cross-border transactions. Our wire transfer solutions enable businesses to move large sums quickly and securely, with real-time processing capabilities that support urgent payment needs.

These solutions are integrated into RYVYL’s platform to ensure seamless processing, robust security, and regulatory compliance across all payment channels.

Global IBAN Issuance

Prior to the sale of Ryvyl EU, as a licensed EMI in Bulgaria, RYVYL EU provided global IBAN issuance services that supported seamless cross-border transactions. These IBAN solutions were designed to facilitate international fund transfers, streamline global payment workflows, and enhance financial transparency for businesses operating in multiple jurisdictions.

We were able to offer multi-currency support, enabling businesses to manage transactions in various currencies without the need for multiple bank accounts. Our global IBANs supported international wire transfers, SEPA payments within the EU, and other cross-border financial activities. All services were delivered with strict adherence to EU regulatory requirements, ensuring secure and compliant financial operations.

Global IBAN issuance services were exclusively offered through Ryvyl EU and are no longer offered as a result of the Company’s sale of Ryvyl EU, which was completed effective as of June 1, 2025.

Card Issuing Services

RYVYL’s card issuing services empowered businesses to create branded payment solutions tailored to their specific needs. Our flexible platform supported the issuance of various card types, including:

●	Debit Cards: Designed for business expenses, corporate spending, and employee disbursements, providing businesses with secure, real-time payment capabilities.

●	Prepaid Cards: Ideal for corporate payouts, rewards programs, and travel-related expenses, offering control over spending limits and enhanced security features.

●	Virtual Cards: Secure, digital payment solutions optimized for online transactions, subscription services, and B2B payments. Virtual cards offer advanced fraud protection and real-time transaction tracking.’

Our card issuing solutions integrated with major global payment networks, offering real-time issuance capabilities, transaction monitoring, and comprehensive fraud prevention tools. Card issuing services were exclusively offered through Ryvyl EU and are no longer offered by the Company as a result of the sale of Ryvyl EU, which was completed effective as of June 1, 2025.

FX Services

RYVYL’s FX services were designed to support businesses with international operations, providing competitive currency conversion rates and real-time FX trading capabilities. Our FX solutions helped businesses manage currency exposure, optimized international transactions, and mitigated foreign exchange risks.

Key features included multi-currency accounts, enabling businesses to hold and manage funds in different currencies without maintaining multiple bank accounts. We offered real-time FX rates with transparent pricing structures, ensuring cost-effective currency conversions. Additionally, our risk management tools helped businesses hedge against currency fluctuations, providing stability in volatile markets. FX services were exclusively offered through Ryvyl EU and are no longer offered by the Company as a result of the sale of Ryvyl EU, which was completed effective as of June 1, 2025.

EMI Services

In Europe, prior to the sale of Ryvyl EU, through Ryvyl EU’s EMI license, we offered a wide range of regulated financial services designed to support businesses engaged in international commerce. Our EMI services were fully compliant with EU financial regulations and supported by direct connections to the Central Bank of Europe and major financial institutions.

Our EMI offering included payment processing solutions that supported domestic and cross-border transactions, global IBAN issuance for efficient fund transfers, and comprehensive FX services for businesses managing multi-currency operations. These services were designed to enhance financial agility, reduce transaction costs, and ensure regulatory compliance across all markets.

EMI services were exclusively offered through Ryvyl EU and are no longer offered by the Company as a result of the sale of Ryvyl EU, which was completed effective as of June 1, 2025.

Key Features Across All Products

●	Advanced Ledger Technology: Ensures real-time transaction processing, data integrity, and secure financial record-keeping across all business activities.

●	Security & Compliance: Adheres to global regulatory standards, including PCI-DSS, GDPR, and AML/CTF frameworks, ensuring data protection and transaction security at every level.

●	Scalable Infrastructure: Built to support businesses of all sizes, from startups to multinational corporations, with flexible integration options and scalable performance capabilities.

●	Global Connectivity: Direct integrations with major card brands, banking networks, and payment gateways, enabling seamless financial operations across borders and industries.

Industry Diversification

RYVYL’s strategic approach to industry diversification is a core component of our growth and risk management framework. By targeting a broad spectrum of industries - from traditional sectors like retail and financial services to high-growth areas such as e-commerce, technology, and digital marketplaces - we effectively minimize our reliance on any single market segment. This diversified focus not only reduces our exposure to sector-specific risks but also positions RYVYL to capitalize on emerging opportunities across the global economy.

Our diversification strategy is designed to enhance resilience, optimize revenue streams, and drive sustainable growth. By engaging with a wide range of industries, we mitigate the potential impacts of economic fluctuations, regulatory shifts, and changes in consumer behavior that may disproportionately affect individual sectors. This proactive approach ensures that our business remains agile, adaptable, and well-insulated from market volatility.

Minimizing Market Dependency

At the heart of RYVYL’s industry diversification strategy is a deliberate effort to avoid over-reliance on any single sector. We recognize that industries can be subject to cyclical downturns, disruptive innovations, and regulatory changes that can significantly impact financial performance. By distributing our operations across multiple industries, we reduce the risk of revenue concentration and create a more balanced, stable business model.

This strategy enables us to maintain strong financial performance even when specific markets face challenges. For example, while economic slowdowns may affect sectors like hospitality or travel, growth in areas such as e-commerce, healthcare, or fintech can offset these impacts, ensuring continuity in revenue generation and operational stability.

Expanding Market Reach and Customer Base

RYVYL’s diversified industry focus also expands our market reach and customer base. By serving clients across various sectors - including retail, e-commerce, financial services, logistics, healthcare, and more - we gain exposure to a wide range of consumer needs, business models, and operational requirements. This broad engagement allows us to tailor our products and services to meet diverse demands, enhancing our value proposition and competitiveness in the global marketplace.

Our ability to adapt to different industry environments not only strengthens client relationships but also opens doors to new business opportunities. Whether supporting large enterprises, small businesses, or digital startups, RYVYL’s flexible solutions are designed to deliver value across a wide array of industries, fostering long-term customer loyalty and market relevance.

Multiple Revenue Streams for Sustainable Growth

Industry diversification plays a critical role in generating multiple revenue streams for RYVYL. By tapping into various sectors, we create a dynamic business model that supports consistent growth and profitability. This multifaceted approach enables us to leverage different revenue drivers, from transaction fees in payment processing to subscription-based income from financial management solutions.

Our diversified portfolio also facilitates cross-selling and upselling opportunities, as businesses operating in different industries often require complementary financial products and services. This integrated strategy not only enhances revenue potential but also strengthens our competitive positioning in the fintech landscape.

Global Market Presence

Prior to the sale of Ryvyl EU, RYVYL’s strategic focus on Europe and North America positioned the company to effectively tap into two of the largest and most technologically advanced markets in the world. By concentrating its efforts in these regions, RYVYL was not only able to access a vast customer base but also to engage with cutting-edge technologies and innovations that are shaping the future of various industries. This geographical diversification mitigated the risks associated with potential market-specific economic downturns, which can significantly impact businesses that are overly reliant on a single region. Additionally, by operating in both Europe and North America, RYVYL was able to take full advantage of the high transaction volumes that are prevalent in these markets. The robust economic activity and consumer spending in these regions enhanced the Company’s revenue potential, allowing it to capitalize on a wide array of business opportunities. This strategic positioning enabled RYVYL to not only withstand fluctuations in individual markets but also to thrive by leveraging the strengths and opportunities presented by each region. Ultimately, this approach fostered a more resilient business model that was well-equipped to navigate the complexities of the global marketplace while maximizing growth and profitability.

As a result of the Company’s sale of Ryvyl EU, which was completed as of June 1, 2025, the Company’s business is now solely comprised of its operations in North America. Currently, the Company does not have any immediate plans to reestablish a presence in Europe.

Competition

In each of our business segments, we compete with a large variety of companies - financial institutions, financial technology companies, traditional payment providers, new market entrants, and others - both large and small. The markets for the services we provide are highly fragmented and competitive. Many of these providers compete with us across our segments, vertical markets and geographies. Some of these competitors possess greater financial, sales and marketing resources than we do. We expect each of our segments to become more competitive over time, as advances in technology enable new entrants, barriers to entry fall and existing providers expand their services, both operationally and geographically. Some of the key industry players with whom we may compete, directly or indirectly within the business verticals we serve, include the following:

●	Adyen - Dutch payment company that functions as an acquiring bank, allowing businesses to accept e-commerce, mobile, and point-of-sale payments. Estimated revenues for 2023 were ~$2 billion.

●	Worldline SA - French financial services company covering the full payments value chain, including issuing processing, payments acceptance, commercial acquiring, and acquiring processing. In 2023, the company generated proforma revenue of €4.61 billion.

●	Stripe - A global technology company that builds economic infrastructure for the internet. Businesses of all sizes use Stripe’s software and APIs to accept payments, send payouts, and manage their businesses online. Stripe offers payment processing services and has a significant presence in Europe. Estimated revenues for 2023 were ~$1.8 billion.

●	Worldpay - A global payment processing company that provides services to merchants and financial institutions. It offers payment gateway solutions, risk management, and payment processing services, supporting various payment methods and currencies. Estimated revenues for 2023 were ~$4.9 billion.

●	Checkout.com – A global payment solutions provider that offers a full-stack payment platform, including payment processing, acquiring, and gateway services. It supports businesses in accepting payments in multiple currencies and provides advanced fraud detection tools. Estimated revenues for 2023 were ~$22 million.

●	2Checkout - Now part of Verifone, 2Checkout is a global payment platform that provides comprehensive e-commerce solutions, including payment processing, global tax and financial services, and subscription billing. It supports various payment methods and currencies, catering to businesses aiming to expand internationally. Estimated revenues for 2023 were ~$22 million.

Government Regulation

RYVYL operates within a dynamic and highly regulated global financial environment, where compliance is fundamental to our operations. Prior to the sale of Ryvyl EU, in Europe, and now, solely in North America, we are subject to an extensive range of laws and regulations that govern critical areas such as AML, CTF, consumer protection, cybersecurity, data privacy, and financial services supervision. The regulatory landscape is continuously evolving, driven by legislative updates, regulatory reforms, and shifts in global compliance expectations. These changes influence how we structure, deliver, and expand our services worldwide.

Our proactive approach to regulatory compliance ensures that we not only meet current legal requirements but are also well-prepared to adapt to emerging regulatory developments. We closely monitor changes in laws and regulations across all jurisdictions where we operate, enabling us to design secure, compliant, and customer-centric solutions that support our global growth strategy. Recognizing that regulatory shifts, enforcement actions, or heightened scrutiny can impact our business operations and financial performance, we prioritize robust governance frameworks to safeguard our business continuity.

Payments Regulation

RYVYL’s payment services are governed by comprehensive regulatory frameworks in the United States and, prior to the sale of Ryvyl EU, also in the European Union, reflecting the complexity of the global payments ecosystem.

In the United States, we offer a broad range of payment solutions, including credit card processing through BIN sponsorship, ACH transactions, wire transfers, and treasury management services. These services are delivered in collaboration with regulated financial institutions under third-party sponsorship arrangements. This model subjects us to indirect oversight by key regulatory bodies, notably FinCEN, which plays a pivotal role in ensuring compliance with AML and CTF regulations, as well as broader financial crime prevention mandates.

In the European Union, prior to the sale of Ryvyl EU, the Company, through RYVYL EU operated under an EMI license issued in Bulgaria, with additional operations in Portugal. This license authorized us to issue global IBANs, provide FX services, and deliver acquiring and card issuing solutions. Our activities were regulated under the Payment Services Directive (PSD2) and supervised by the Bulgarian National Bank alongside other relevant EU financial authorities. The regulatory frameworks in both regions impose stringent requirements related to capital adequacy, anti-fraud measures, data security, and transaction monitoring, ensuring the resilience and integrity of our payment infrastructure.

Financial Services Supervision

RYVYL’s operations are subject to both direct and indirect regulatory supervision, reflecting the breadth of our services and the diverse jurisdictions in which we operate.

In Europe, prior to the sale of Ryvyl EU, we were directly regulated as an EMI, with obligations encompassing capital requirements, safeguarding client funds, corporate governance, and risk management. This direct oversight ensured that we maintained high standards of financial stability, operational transparency, and customer protection.

In North America, while RYVYL does not operate as a licensed money transmitter, our activities are conducted through third-party sponsorship relationships. These partnerships require strict adherence to the compliance standards of our sponsoring financial institutions, subjecting us to indirect regulatory oversight. This dual-layered supervision framework, combining direct regulatory engagement and indirect compliance obligations, reinforces our commitment to maintaining the highest standards of regulatory integrity across all markets.

AML and CTF Regulations

RYVYL is dedicated to combating financial crime through comprehensive AML and CTF programs designed to align with global regulatory expectations. Our compliance framework adheres to key international standards, including the U.S. Bank Secrecy Act (BSA), which is overseen by FinCEN, and, prior to the sale of Ryvyl EU, the EU’s Anti-Money Laundering Directives (AMLD), and guidelines issued by the Financial Action Task Force (FATF).

Our AML/CTF framework is built on robust policies and procedures that include customer due diligence (CDD) and know-your-customer (KYC) protocols, advanced transaction monitoring systems to detect and prevent suspicious activities, and rigorous sanctions screening aligned with the U.S. Office of Foreign Assets Control (OFAC) requirements and, prior to the sale of Ryvyl EU, EU regulations. Ongoing training and development for our employees ensure that compliance remains embedded in our corporate culture, enabling us to proactively manage financial crime risks across all areas of our business.

Data Protection and Privacy

As a global fintech provider, RYVYL handles sensitive personal and financial data, making data protection and privacy critical components of our regulatory compliance strategy. We operate under stringent data privacy laws, prior to the sale of Ryvyl EU, in the EU and, currently, solely in North America.

In the EU, we complied with GDPR, which sets rigorous standards for data collection, processing, and transfer. GDPR mandates strict requirements around data security, breach notification, and the lawful basis for data processing, ensuring that we upheld the privacy rights of individuals across the EU.

In the United States, RYVYL adheres to federal and state-level privacy regulations, including the California Consumer Privacy Act (CCPA) and other emerging data protection laws. Our global data governance framework encompasses encryption protocols, cross-border data transfer mechanisms, and incident response plans designed to safeguard data integrity and mitigate potential security risks.

Cybersecurity Compliance

Our cybersecurity measures include regular penetration testing, vulnerability assessments, and advanced threat detection systems to identify and address potential risks proactively. Incident response protocols are in place to ensure swift and effective management of security breaches, minimizing potential impacts on our operations and customers. In addition, we comply with the Payment Card Industry Data Security Standard (PCI-DSS), which governs the secure handling of cardholder data in payment processing environments.

Consumer Protection and Financial Conduct Regulations

RYVYL is committed to safeguarding consumer interests through strict adherence to financial conduct and consumer protection regulations. We ensure transparency in our fee structures, maintain fair lending practices where applicable, and provide clear dispute resolution mechanisms to address customer concerns effectively.

In the United States, our operations are subject to oversight by the Consumer Financial Protection Bureau (CFPB), which regulates consumer financial products and services. In the EU, prior to the sale of Ryvyl EU, we complied with directives under the EU Consumer Rights Directive and PSD2, which mandate strong customer authentication (SCA) protocols and secure online payment standards. Our consumer protection strategy is designed to foster trust, promote transparency, and enhance the overall customer experience across all markets.

Sanctions and Anti-Corruption Compliance

RYVYL maintains a robust sanctions and anti-corruption compliance framework, ensuring full adherence to global regulatory standards. We comply with sanctions programs administered by the U.S. Office of Foreign Assets Control (OFAC), the U.S Foreign Corrupt Practices Act (FCPA) and, prior to the sale of Ryvyl EU, the EU’s restrictive measures and the U.K. Bribery Act.

Our compliance measures include comprehensive sanctions screening for all transactions and customer onboarding processes, rigorous anti-bribery policies, and regular employee training on ethical business practices. Additionally, we implement third-party risk management protocols to prevent corruption and ensure that our business relationships align with our ethical standards and regulatory obligations.

Emerging Regulatory Developments

RYVYL continuously monitors regulatory developments that may impact our operations, including:

●	Emerging Payment Technologies: We stay ahead of regulatory changes related to digital wallets, tokenization, and evolving payment models, ensuring that our services remain compliant with new industry standards.

●	Environmental, Social, and Governance (ESG) Reporting: We align with global sustainability regulations, such as the EU Corporate Sustainability Reporting Directive (CSRD), reflecting our commitment to responsible business practices. Following the sale of Ryvyl EU, our focus is on U.S. regulatory developments.

●	Interchange Fee Regulations: We comply with the EU’s Multilateral Interchange Fee Regulation (MIFR) and U.S. regulations affecting credit and debit card processing fees, ensuring transparency and fairness in our pricing structures. Following the sale of Ryvyl EU, our focus is on U.S. regulatory developments.

Technology Infrastructure

At the core of RYVYL’s fintech ecosystem is our innovative dual-side platform. RYVYL’s technology infrastructure is purpose-built to deliver seamless, secure, and scalable payment solutions that meet the highest standards of performance and reliability. Our platform is underpinned by advanced ledger technology, which ensures real-time transaction processing, robust data integrity, and the secure management of financial data across all business activities.

Performance and Reliability

Our architecture is designed to support high transaction volumes with exceptional speed and accuracy. This performance capability is critical for businesses operating in fast-paced, high-growth environments where the ability to process payments efficiently can be a key driver of success. By leveraging cutting-edge technology, we provide real-time transaction monitoring, dynamic reporting tools, and advanced analytics, enabling businesses to make data-driven decisions with confidence.

Security

Security is embedded in every layer of RYVYL’s technology stack. We operate a comprehensive security framework that incorporates multiple layers of protection, including encryption, tokenization, and fraud detection systems. This multi-faceted approach ensures the confidentiality, integrity, and availability of data, safeguarding both our infrastructure and the sensitive information of our clients.

Our comprehensive cybersecurity program includes continuous system monitoring, rigorous vulnerability assessments, and proactive threat mitigation strategies. We adhere to global security standards such as PCI-DSS for secure payment card transactions and ISO 27001 for information security management. Regular penetration testing and security audits further strengthen our defenses, ensuring that our platform remains resilient in the face of emerging cyber threats.

Scalability and Flexibility

RYVYL’s technology infrastructure is designed with scalability at its core. Our modular architecture allows businesses to expand their operations without facing the technological constraints often associated with legacy payment systems. Whether supporting a startup experiencing rapid growth or a multinational corporation managing complex global transactions, our platform can scale effortlessly to meet evolving business requirements.

We continuously optimize our infrastructure to enhance system reliability, reduce downtime, and improve processing speeds. This commitment to continuous improvement ensures that our platform remains agile and adaptable, capable of integrating with external systems, third-party applications, and evolving regulatory requirements.

Driving Business Transformation Through Technology

RYVYL’s dual-sided platform and advanced technology infrastructure are not just about facilitating payments - they are about transforming the way businesses manage their financial operations. By combining seamless payment processing with robust security measures, real-time data insights, and scalable architecture, we help businesses unlock new growth opportunities, improve operational efficiency, and strengthen their competitive position in the marketplace.

Our technology strategy is aligned with our broader corporate vision: to be the preferred global fintech partner for businesses seeking innovative, secure, and future-ready financial solutions. Through continuous investment in technology, security, and infrastructure, RYVYL is well-positioned to lead the next generation of financial services, delivering unparalleled value to our clients and stakeholders worldwide.

Customers

We currently process transactions for over 400 business customers in North America across multiple industries including, but not limited to, retail and e-commerce sectors. We do not rely on any one customer for more than 5% of our processing volume or revenue.

Employees and Human Capital

Following the sale of Ryvyl EU, we currently have approximately 25 full-time employees, which reflects a decrease of 73.7% since March 28, 2025 (the date of filing of our Annual Report on Form 10-K for the year ended December 31, 2024). None of our employees are subject to collective bargaining agreements. We consider our relationship with our employees to be satisfactory. We also engage temporary employees and consultants as needed to support our operations.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our short-term incentive and long-term equity incentive plan are to attract, retain and reward personnel to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Recent Developments

Product Transition and Loss of Revenues in North America Segment

In February 2024, the Company stopped processing credit card payments on its QuickCard platform because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. QuickCard was our first-generation product and was designed to address the needs of previously all-cash businesses. Although not limited to the cannabis industry, prior to discontinuing QuickCard, cannabis merchants made up a substantial majority of the platform’s processing volume. In an effort to recover the loss of revenues, during the second quarter of 2024, the Company transitioned its QuickCard product from terminal-based to app-based processing. Subsequently, management determined that the app-based product was not a viable long-term solution for certain niche high-risk business verticals (including cannabis merchants) and made the decision to terminate the rollout of the app-based product in those specific business verticals.

In response to the discontinuation of QuickCard as a direct offering, during the third quarter of 2024, the Company began to offer a license of the platform, which it believes will enable it to serve the same customer base it previously served with the original product offering through a business partner with more suitable banking compliance capabilities. Currently, the Company does not have any active licensing agreements in place and it continues to seek suitable business partners for its licensing product. In addition, during the second half of 2024, management executed a reorganization of the Company’s business to better align with its revised strategy and cost structure. As a result of the changes described above as well as an increasingly uncertain business environment in the U.S., management expects the recovery of the loss of revenues resulting from the discontinuation of its QuickCard product to take longer than originally anticipated.

The decline in revenues resulting from the discontinuation of QuickCard has adversely impacted the Company’s liquidity in its North America segment. Also, until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses in North America, which it will no longer be able to do as a result of the sale of Ryvyl EU. As a result, management has determined that its cash balance in the North America segment as of March 31, 2025, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this prospectus and, unless we are able to raise additional capital, will only be sufficient to fund operations through approximately June 30, 2025. These conditions raise substantial doubt about our ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s intended plan over the next twelve months to improve the liquidity of its North America segment, which includes, without limitation:

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right sizing the organization, where appropriate; and

●	raising capital over the next 30 days through a variety of means, including private and public equity offerings and debt financings. The Company is actively engaged in discussions with multiple banks regarding a capital raise as well as debt financing, and expects to consummate one or more of these fundings in the immediate term;

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this prospectus. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available on a timely manner, on favorable terms, or be sufficient to continue our operations in the North America segment. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Preferred Stock Repurchase And Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with a securityholder of the Company (the “Securityholder”) which provides for repayment of the outstanding balance of an 8% Senior Convertible Note issued to the Securityholder on November 8, 2021 (the “Note”), which Note was originally due on November 5, 2023, and which maturity date was extended through April 5, 2026, pursuant to subsequent extensions provided by the Securityholder. Additionally, pursuant to two Exchange Agreements between the Company and the Securityholder entered into on July 25, 2023 and November 27, 2023, respectively, a portion of the outstanding balance of the Note was exchanged for 55,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”).

Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17,000,000 by the Company to the Securityholder (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding Series B Preferred Shares held by the Securityholder will be repurchased by the Company.

The Repurchase Agreement provided for the payment of the Repurchase Price in two installments, the first in the amount of $13 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4 million (the “Second Installment”), was due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note was advanced to such date. Upon the payment of the First Installment, all Series B Preferred Shares held by the Securityholder were repurchased. The second installment was not made on the Second Installment Date and has not been made as of the date of this prospectus.

The Repurchase Agreement further provided that, during the period from the payment of the First Installment until the Second Installment Date, no interest would accrue on the remaining balance of the Note and certain restrictive covenants under the Note would be temporarily waived. As the Company failed to make the Second Installment on or before the Second Installment Date, interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note were also restored as they were prior to the date the First Installment was paid.

On June 2, 2025, and June 3, 2025, the Securityholder submitted to the Company a series of conversion notices converting the remaining $4.0 million outstanding on the Note and accrued interest of $136,000, and was issued 7.1 million shares of common stock in connection with such conversion.

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company’s securing financing (the “Financing”), the Company entered into a stock purchase agreement (the “SPA”) with a purchaser (the “Purchaser”) which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15,000,000 (the “Financing Purchase Price”). Under the terms of the SPA, the Company was required to use $13 million of the net proceeds raised in the Financing to pay the First Installment of the Repurchase Price.

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provided the Company with the right to terminate the SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the SPA (April 23, 2025), provided that such date may be extended an additional 30 days (May 23, 2025) in consideration for the Company’s payment of $500,000 to the Purchaser. If the SPA was terminated as a result of such payment by the Company, the Ryvyl EU Shares would not be sold to the Purchaser and would be returned to Transact Europe and the SPA will be void and of no further effect, except for some provisions that survive termination. In the event that the SPA was not so terminated, then the Purchaser will close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser is unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer from the applicable Bulgarian governmental authorities, then the Company is liable for damages in the amount of $16.5 million. In the event that the Purchaser is unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company is liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

On April 23, 2025, the Company, Transact Europe, and the Purchaser executed and entered into a modification agreement (the “Modification Agreement”) which provides that, notwithstanding the terms of the Termination Agreement or the January 2025 SPA, the Purchaser would not take any actions to close on the purchase of the Ryvyl EU Shares before May 6, 2025, so that the Company and the Purchaser could attempt to enter into an alternative transaction in lieu of the securities purchase transaction under the January 2025 SPA. The Company had the right, at any time, on or before May 6, 2025, to extend this period, so that the Purchaser would not exercise such right to purchase the Ryvyl EU Shares, until May 27, 2025, in consideration for the Company’s payment to the Purchaser of $0.75 million. All other terms of the January 2025 SPA and the Termination Agreement remained unchanged and in full force and effect.

On May 7, 2025, the Purchaser provided a letter of notice to the Company and Transact Europe, stating that due to the Company’s not exercising its right to terminate the SPA by payment to the Purchaser of $16.5 million within the time so prescribed by the Termination Agreement, and as the Company had not exercised its right to extend the period during which time the Purchaser agreed not to exercise its rights to close on the transaction per the Modification Agreement (the “Standstill Period”), the Company no longer had the right to terminate the SPA pursuant to the Termination Agreement, and the Standstill Period had expired. The Purchaser also notified the Company that notwithstanding the foregoing, they did not intend to take the final steps to close on the purchase of the Ryvyl EU Shares for a period of ten calendar days from and including the date of the letter, or until May 16, 2025. The parties continued discussions during this period. All other terms of the SPA and the Termination Agreement remained unchanged and in full force and effect. On May 14, 2025, the Purchaser notified the Company that it would proceed to take steps to acquire the Ryvyl EU Shares, and the Company issued a press release stating that the parties had ceased discussions to restructure the terms of the pre-funded asset sale of its RYVYL EU subsidiary. The Company expects the buyer will now take the final steps to close the pre-funded asset sale and that the closing of the sale will occur during the second or third quarter of 2025.

On June 13, 2025, the Company received a letter from the Purchaser which, in the opinion of the Company, provides that the Company’s obligation to pay damages in the amount of $16.5 million or any other amount to the Purchaser, as provided in the SPA shall cease to apply.

The sale of Ryvyl EU was completed as between the parties effective as of June 1, 2025.

Nasdaq Notice of Non-compliance

On April 8, 2025, the Company received written notice from Nasdaq notifying the Company that, based on the Company’s stockholders’ equity of ($1,492,000) as of December 31, 2024, it is no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1).

On May 21, 2025, the Company submitted a compliance plan to Nasdaq to regain compliance with Equity Rule (the “Compliance Plan”). On May 23, 2025, the Company received a letter from Nasdaq (the “Nasdaq Extension Letter”) stating that, based on the information presented in the Compliance Plan, Nasdaq has determined to grant the Company an extension to regain compliance with the Equity Rule. Pursuant to the terms of the Nasdaq Extension Letter, the Company is required to raise financing and provide sufficient evidence to Nasdaq, on or before October 6, 2025, that the Company believes it is in compliance with the Equity Rule.

If the Company does not satisfy any of the required terms in the Nasdaq Extension Letter, Nasdaq will provide the Company with written notification that its common stock will be delisted. In such event, the Company will have the right to appeal such delisting determination to a Nasdaq Hearings Panel. The Company is diligently working to satisfy the conditions set forth in the Nasdaq Extension Letter, including raising the financing necessary to regain compliance with the Equity Rule. However, there can be no assurance that the Company will be successful in meeting such conditions or that the Company will be able to maintain its listing on Nasdaq.

On June 12, 2025, the “Company, received a second notice from Nasdaq notifying the Company that, because the closing bid price for its common stock has fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Lising Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

Nasdaq’s notice has no immediate effect on the listing of the Company’s Common Stock on the Nasdaq Capital Market and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “RVYL” at this time. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until December 9, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior to December 9, 2025; provided, however, pursuant to Nasdaq Listing Rule 5810 (c)(3)(H), Nasdaq may, in its discretion, require the Company to satisfy the Minimum Bid Price Requirement for a period in excess of ten consecutive business days, but generally not more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance with the Minimum Bid Price Requirement.

If the Company does not regain compliance by December 9, 2025, the Company may be eligible for an additional grace period. To qualify, the Company would be required to meet the continued listing requirements for all other continuing listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, including regaining compliance with the continuing listing standards mentioned above of which it is currently not in compliance, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period. If the Company meets these requirements, the Nasdaq staff will grant an additional 180 calendar days for the Company to regain compliance with the Minimum Bid Price Requirement. If the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the Nasdaq Capital Market until the completion of the appeal process.

Blockchain Technology and QuickCard – Updated Disclosures

The Company is currently under an ongoing investigation by the SEC regarding possible violations of the federal securities laws, which in its course has included a review of the Company’s blockchain technology and its first-generation product, known as QuickCard. In response to the SEC’s concerns and based on our review of the facts and circumstances, the Company has determined to provide the following updated disclosures concerning its blockchain technology and its QuickCard product. The SEC’s concerns primarily pertain to disclosures in two areas: our description of our use of blockchain technology in our business and the lack of specific disclosure that the main vertical market being processed through QuickCard was cannabis merchants.

Our QuickCard product was designed to address the needs of previously all-cash businesses. Although not limited to cannabis, before QuickCard was discontinued, cannabis merchants made up a substantial majority of QuickCard processing volume. The Company stopped processing credit card payments on the QuickCard platform during the first quarter of 2024 because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. The turnover in acquiring banks of processing partners as well as the turnover in compliance officers within banks or changes in bank policies from time to time are examples of what we have historically referred to in public filings as “banking industry turmoil.”

When the Company stopped processing credit card payments on the QuickCard platform, we transitioned the QuickCard product from terminal-based processing to app-based processing. Our app-based processing platform would have required consumers to download an application and fund their app wallets via ACH bank transfers allowing them to purchase a prepaid virtual card. We have since determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals (including cannabis merchants) and made the decision to terminate the rollout of the app-based product in those specific business verticals. In lieu of the app-based product, the Company began to offer a license of its QuickCard platform during the third quarter of 2024. Currently, the Company is not actively licensing any products.

QuickCard is a cloud-based digital payment platform that employs a private blockchain ledger database. While QuickCard payments are processed and settled through traditional payment processing gateways and not on the blockchain, once a transaction is complete, a record of the transaction is recorded on the blockchain ledger, and this record is therefore immutable. Once recorded on the blockchain ledger, the record of the transaction cannot be deleted or altered.

Our 2020 S-1 and subsequent amendment and periodic filings described a payment processing transaction as beginning with the consumer purchasing tokens from us, accomplished when we load a virtual wallet with a token, which then transfers credits to the merchant’s wallet on a dollar-for-dollar basis, after which the merchant releases its goods or services to the consumer. To clarify and more precisely describe the process, when a consumer presents a credit or debit card to our customer (the merchant), the process begins with the merchant creating and funding a digital wallet with the consumer’s payment, at which point the funds are converted to a digital representation of their deposit on a dollar-for-dollar basis, which we refer to as digital units or asset-based tokens. These are not cryptocurrency tokens and this is distinct and separate from the tokenization that occurs when a transaction is recorded on the blockchain. Merchants can request a withdrawal of their digital funds from us based on their wallet balances independent from the Company receiving cash at a later time from the acquiring bank in the network.

Until this year, QuickCard was our only product that employed the use of blockchain. QuickCard utilizes an open-source blockchain as its transaction ledger system. Transaction data is captured from payment endpoints, the data is encrypted and validated on Amazon Web Services (AWS) servers, validated transactions are formatted for blockchain compatibility, transaction blocks are created and added to the blockchain, and confirmation receipts are generated and stored.

While the blockchain is open-source and not created by or proprietary to the Company, we believe its implementation represents a proprietary technological advancement through, among other things:

●	Our custom integration architecture developed specifically for QuickCard’s unique payment processing requirements;
●	Our proprietary middleware solutions that bridge our payment systems with the blockchain infrastructure;
●	Our custom-built APIs and smart contracts designed exclusively for QuickCard’s transaction patterns;
●	Our unique security protocols and validation mechanisms developed in-house;

Our proprietary elements include:

1.	Custom transaction validation algorithms specific to our payment processing needs;
2.	Data formatting and encryption protocols;
3.	Unique system architecture that optimizes blockchain integration with our existing infrastructure; and
4.	Custom-developed monitoring and audit tools.

Our 2020 S-1 and subsequent amendment and periodic filings referred to transactions being verified by trusted partners. Transactions can be verified by merchants, but our blockchain ledger is not viewable by third parties. To ensure data integrity, the Company previously engaged a third-party vendor to perform an Information Technology General Controls (ITGC) audit of the system to ensure that transactions were accurately recorded. The ITGC audit did not result in any findings.

Enhanced Business Plan and Digital Asset LOI

As disclosed elsewhere in this prospectus, the sale of Ryvyl EU was completed as between the parties effective as of June 1, 2025. As a result, the Company’s management is actively pursuing steps to enhance its existing business plan (the “Enhanced Plan”). Specifically, the Company has entered into a non-binding letter of intent to acquire an entity with existing technology (the “Acquisition”) that is complementary to the Company’s technology, with a view to acquire digital assets that they expect will support the Enhanced Plan. There are no assurances that the Company will close the Acquisition or that the Enhanced Plan would result in a significant benefit to the Company. The terms of any potential Acquisition would be contingent on certain conditions, including completion of a due diligence review and the negotiation of definitive transaction documents. In addition, the Acquisition and Enhanced Plan would be dependent upon the Company raising a minimum of $100 million (the “Requisite Raise”) which would require shareholder approval of (i) the Acquisition, (ii) a potential increase in the authorized amount of common stock of the Company, and (iii) a potential reverse split of the common stock of the Company.

Corporate Information

Our principal executive offices are located at 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108. Our telephone number is (619) 631-8261. The address of our website is www.ryvyl.com. The inclusion of our web address in this Report does not include or incorporate by reference the information on our website into this Report.

Legal Proceedings

From time-to-time, the Company is involved in legal proceedings. The Company records a liability for those legal proceedings when it determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses when it is reasonably possible that a material loss may be incurred, however, the amount cannot be reasonably estimated. From time to time, the Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company and its shareholders.

The following is a summary of our current outstanding litigation. Note that references to GreenBox POS are for historical purposes. GreenBox POS changed its name to RYVYL Inc. on October 13, 2022.

●	On November 8, 2022, the Company filed a complaint against its former Chief Operating Officer Vanessa Luna, Luna Consultant Group, LLC and Does 1 through 50 in San Diego Superior Court (the “Company Filing”). The Company alleged that Ms. Luna abused her position for additional compensation, failed to follow proper protocols and breached her fiduciary duties and duty of loyalty by secretly maintaining alternative employment. The action sought damages, including interest and costs of suit incurred. On November 10, 2022, Ms. Luna filed her own complaint against the Company and Fredi Nisan in San Diego Superior Court (the “Luna Filing”). Ms. Luna alleged that Mr. Nisan used contract negotiations to coerce her, that the Company improperly coded transactions and misled investors, and that when her concerns were reported to management, she was wrongfully terminated, resulting in a number of claims. Ms. Luna also alleged sexual misconduct on the part of Mr. Nisan. Ms. Luna sought damages including compensatory damages, unpaid wages (past and future), loss of wages and benefits (past and future), and other damages to be proven at trial. The Company and Mr. Nisan deny all allegations of the Luna Filing. In April 2023, Ms. Luna sought and was granted permission to add Coyni, Inc. as a defendant with regard to her claims. In addition, in August 2024, the Company and Mr. Nisan were granted leave to file a Second Amended Complaint to add additional claims against Ms. Luna, including securities fraud. After vigorously defending against all claims asserted by Ms. Luna and vigorously prosecuting its own claims against Ms. Luna, on October 17, 2024, the parties entered into a confidential settlement agreement. On February 4, 2025, the parties filed with the San Diego Superior Court Requests for Dismissal, dismissing their respective cases with prejudice. The request was rejected and resubmitted on April 29, 2025.

●	On December 12, 2022, Jacqueline Dollar (aka Jacqueline Reynolds), former Chief Marketing Officer of the Company, filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Dollar is alleging she was undercompensated compared to her male counterparts and retaliated against after raising concerns to management resulting in sex discrimination in violation of the California Fair Employment and Housing Act (“FEHA”) and failure to prevent discrimination in violation of FEHA. Ms. Dollar is also claiming intentional infliction of emotional distress. Ms. Dollar is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims. The parties are currently in the discovery phase.

●	Since December 2022, the Company has been cooperating with an ongoing investigation by the SEC regarding possible violations of the federal securities laws, which in its course has included a review of the Company’s blockchain technology and first-generation product, known as QuickCard. During the investigation, the Staff of the SEC shared its concerns regarding certain disclosures in the Company’s Form S-1 filed on December 23, 2020 (“2020 S-1”), as well as subsequent periodic reports. The disclosures at issue primarily concerned the Company’s description of its use of blockchain technology and QuickCard processing for cannabis merchants. None of the disclosures impacted our previously reported revenues, expenses, earnings, cash balances, or other financial measures. Based on our review of the facts and circumstances, the Company has determined to provide the following additional disclosures.

The Company has been discussing with the Staff of the SEC the possibility of reaching a settlement of potential charges arising from the investigation. The Company made certain additional disclosures in its 10-Q filed on May 20, 2025, which are reiterated here. We have been informed that these disclosures sufficiently addressed the Staff’s concerns regarding the Company’s 2020 S-1 and subsequent reporting and, in light of these disclosures, the Staff will not seek civil monetary penalties from the Company as part of a settlement of anticipated charges and the Company expects to receive confirmation from the SEC confirming this, in the near future. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments, of this prospectus for management’s disclosures in response to the SEC’s concerns. While the SEC has indicated that the ultimate settlement with the Company will not include civil monetary penalties, potential SEC actions may impact the ability of certain senior members of management to continue to serve in their current capacity within the Company.

●	On February 1, 2023, a putative class action lawsuit titled Cullen v. RYVYL Inc. fka GreenBox POS, Inc., et al., Case No. 3:23-cv-00185-GPC-AGS, was filed in the United States District Court for the Southern District of California against several defendants, including the Company and certain of our current and former directors and officers (the “Cullen Defendants”). The complaint was filed on behalf of persons who purchased or otherwise acquired the Company’s publicly traded securities between January 29, 2021 and January 20, 2023. The complaint alleged that the Cullen Defendants violated Sections 11, 12(a)(2), and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act by making false and/or misleading statements regarding the Company’s financial controls, performance and prospects. On June 30, 2023, the plaintiff filed an amended complaint. On March 1, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss, which included dismissing all Securities Act claims and narrowing the potential class period. The plaintiff filed a second amended complaint on April 30, 2024, which alleges claims against the Cullen Defendants under Exchange Act Sections 10(b) and 20(a) only and a class period of May 13, 2021 through January 20, 2023. The Company filed its motion to dismiss the second amended complaint on July 1, 2024. On October 21, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. The scope of the remaining claims is consistent with the Court’s last motion to dismiss decision dated March 1, 2024. On November 12, 2024, Plaintiff filed a Third Amended Complaint, which asserts the same legal causes of action and proposed class period as the previous complaint. On February 28, 2025, the Parties executed a Memorandum of Understanding (“MOU”) that reflects their agreement in principle to settle the claims asserted in this class action. Lead Plaintiff has begun the process of drafting the Stipulation and Agreement of Settlement and exhibits thereto, which, after negotiation and execution by the Parties, will be filed with the Court in connection with Motion for Preliminary Approval of Class Action Settlement. The Parties intend to move for preliminary approval of the proposed settlement as soon as practicable after the final settlement agreement is executed. There is no assurance, however, that the settlement will be completed and/or that the Court will approve it. The Cullen Defendants continue to deny any and all liability and allegations set forth in the pending Third Amended Complaint.

●

On June 22, 2023, a shareholder derivative complaint was filed in the United States District Court for the Southern District of California against certain of the Company’s current and/or former officers and directors (the “Hertel Defendants”), Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01165-GPC-SBC. On August 4, 2023, a second shareholder derivative complaint was filed in the United States District Court for the Southern District of California against the Hertel Defendants, Marcus Gazaway, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01425-LAB-BLM. Both derivative complaints generally allege that the Hertel Defendants failed to implement adequate internal controls that would prevent false and misleading financial information from being published by the Company and that controlling shareholders participated in overpayment misconduct resulting in violations of Sections 10(b), 14(a) and 20 of the Exchange Act and breached their fiduciary duties and, purportedly on behalf of the Company. On April 2, 2024, the Court granted the parties’ joint motion for an order consolidating the Hertel and Gazaway cases under the caption In re RYVYL Inc. Derivative Litigation, Lead Case No. 3:23-CV-01165-GPC-SBC (S.D. Cal.). On May 6, 2024, the Court issued an order staying the action until after the final resolution of any motion to dismiss the securities class action detailed above. On May 1, 2024, a third nearly identical shareholder derivative complaint was filed in Clark County, Nevada by plaintiff Christina Brown, derivatively on behalf of RYVYL, Inc., v. Ben Errez et al., Case No. A-24-892382-C.

The Complaints seeks damages and contribution from the Hertel Defendants and a direction that the Company and the Hertel Defendants take actions to reform and improve corporate governance and internal procedures to comply with applicable laws. The Hertel Defendants deny all allegations of liability and intend to vigorously defend against all claims. On May 8, 2025, all parties reached an agreement in principle to fully resolve and settle all claims alleged in the lawsuits. The pending settlement is subject to documentation by the parties and approval by the District Court. However, unless and until the settlement is approved, and given the uncertainty of litigation and the legal standards that must be met for success on the merits, the Company cannot predict the outcome of the cases at this time.

●	On October 1, 2023, the Company filed a demand for arbitration against Sky Financial with the American Arbitration Association in San Diego, California (the “Arbitration”). In the Arbitration, the Company seeks to recover for breach of contract and Sky Financial’s failure to perform its obligations On October 2, 2023, the Company filed a complaint against Sky Financial in San Diego Superior Court asserting the same claims asserted in the Arbitration, solely to toll any applicable statutes of limitations pending the Arbitration and, if necessary, provide jurisdiction for the court to compel arbitration. The action seeks damages, including interest and costs of suit incurred. The parties agreed to proceed in the Arbitration and to implement the steps needed to extend the current stay of the San Diego Superior Court action pending the Arbitration. Subsequently, the parties agreed to stay the Arbitration and attend mediation. A mediation was scheduled but then vacated by stipulation of the parties. The stay of the Arbitration has been lifted. A new third arbitrator was recently selected to the panel to replace an arbitrator who withdrew for personal reasons. The parties await the scheduling of a status conference to set dates.

●	On June 25, 2024, J. Drew Byelick, a former Chief Financial Officer of the Company, filed a complaint against the Company in the United States District Court for the Southern District of California, Case No. ’24CV1096 JLS MSB. Mr. Byelick alleged breach of contract, fraudulent inducement of employment, along with intentional misrepresentation and concealment. The Company moved to dismiss the complaint for failure to state a claim and for other violations of the federal rules of civil procedure. The Court granted that motion on December 20, 2024, but permitted Mr. Byelick to file an amended complaint. Mr. Byelick filed his first amended complaint on January 19, 2025, asserting the same core claims. The Company filed a motion to dismiss the first amended complaint on February 3, 2025, which has been set for hearing on April 11, 2025. The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

Properties

We lease office space at four locations in the United States (California, Illinois, Massachusetts, and Florida) and two locations in the EU (Sofia, Bulgaria and Lisbon, Portugal). Our executive offices are located at 3131 Camino del Rio North, Suite 1400, San Diego, CA.

MANAGEMENT

The following table sets forth certain information regarding our board of directors, our executive officers, and some of our key employees.

The following table sets forth the name, age, and position of each of the Company’s executive officers and directors.

Name	Age	Position(s)
Executive Officers
Fredi Nisan	43	Director and Chief Executive Officer (Principal Executive Officer)
Ben Errez	64	Chairman of the Board of Directors and Executive Vice President
Zechariah Kirscher	37	Vice President Legal
George Oliva	63	Chief Financial Officer

Non-Employee Directors
Genevieve Baer	47	Director
David Montoya*	60	Director
Ezra Laniado	41	Director
Brett Moyer	67	Director

Mr. Montoya resigned as a director of the Company effective as of June 10, 2025.

Business Experience of Executive Officers

Ben Errez has acted as Chairman of our Board of Directors, Executive Vice President, Principal Financial Officer and Principal Accounting Officer since July 2017. He has brought this expertise to the Company to lead the Company into the forefront of the financial software, services and hardware market. Since 2017, Errez has been a principal of the GreenBox Business. From August 2004 until August 2015, Errez formed the start-up IHC Capital, where he held the position of Principal Consultant from founding to the present date, through which he advises clients in the South Pacific region with market capitalizations ranging from $50M to $150M on matters such as commerce, security, reliability and privacy. From January 1991 to August 2004, he served as Software Development Lead for the Microsoft International Product Group. He led the International Microsoft Office Components team (Word, Excel, PowerPoint) in design, engineering, development and successful deployment. He also served as Executive Representative of Microsoft Office and was a founding member of the Microsoft Trustworthy Computing Forum, both within the company, and internationally. Errez co-authored the first Microsoft Trustworthy Computing Paper on Reliability. At Microsoft, Mr. Errez was responsible for the development of the first Microsoft software translation Software Development Kit (“SDK”) in Hebrew, Arabic, Thai and Simplified Chinese, as well as the development of the first bidirectional extensions to Rich Text Format (“RTF”) file format, all bidirectional extensions in text converters for Microsoft Office, and contributed to the development of the international extensions to the Unicode standard to include bidirectional requirements under the World Wide Web Consortium (“W3C”). He received his Bachelor Degree in Mathematics and Computer Science from the Hebrew University.

Fredi Nisan has served as a Director and our Chief Executive Officer since July 2017, and has been a principal of the Company since August 2017. In May 2016, Nisan founded Firmness, LLC. Through Firmness, Nisan created “QuickCitizen,” a software program that simplifies the onboarding process for new clients of law firms specializing in immigration issues. The QuickCitizen software significantly reduced law firm’s onboarding processing time from more than three hours to approximately fifteen minutes. In January 2010, Nisan launched Brava POS, where he served as President until 2015. Brava POS provided point of sale (“POS”) systems for specialty retail companies. Nisan developed software to provide clients with solutions for issues ranging from inventory management to payroll to processing high volume transactions in the form of a cloud-based POS system. This system had the capability to manage multiple stores with centralized inventory and process sales without an internet connection, and offered a secure login for each employee, as well as including advanced inventory management and reporting, plus powerful functionality for its end users.

Zechariah Kirscher has served on the Company’s internal legal team since May 2022, when he joined as Senior Counsel, and was later appointed VP of Legal Affairs in April 2023. Prior to joining the Company, Mr. Kirscher spent nearly a decade working in law firms in Southern California, most recently at Cooley LLP from April 2021 to May 2022 and, before that, DLA Piper (US) from September 2015 to April 2021. While at Cooley and DLA, Mr. Kirscher represented banks, lenders, private funds, and companies in primarily the venture lending space. Today, Mr. Kirscher leverages his experience with early stage companies to contribute to the growth and success of RYVYL as it seeks to transform the payments industry. Mr. Kirscher holds a Bachelor of Arts degree from the University of Wisconsin-Madison and a Juris Doctor degree from Chicago-Kent College of Law.

George Oliva joined the RYVYL team in October 2023 as Chief Financial Officer and has over 30 years as a senior finance professional, with a background in corporate finance, treasury, financial planning and analysis, international tax, and strategic planning. Prior to joining RYVYL, he was Chief Financial Officer and Corporate Secretary for Wisa Technologies since 2019. Prior to Wisa, he provided financial consulting services to public and private companies nationwide. He was also a partner with Hardesty LLC, a national executive services firm. Mr. Oliva has held several interim positions with a variety of clients that included a scientific instruments business acquired by a private equity firm, a medical device manufacturer preparing for an IPO, an audio company merger and a yield improvement software company implementing a world-wide ERP system. Mr. Oliva was CFO of Penguin Computing from 2009 through 2013, where he played a leading role in guiding them through a period of rapid growth, twice making the Silicon Valley Business Journal’s list of fastest growing private companies. Prior to Penguin, he was CFO of StreamLogic, a public company doing business as Hammer Storage Solutions, where he navigated its going-private transaction. Prior to serving in such roles, Mr. Oliva was responsible for financial planning and analysis and operational support as the operations controller for Conner Peripherals and at Read-Rite Corporation, both exceeding a billion of revenue in the data storage industry. Mr. Oliva began his career in auditing with Arthur Andersen & Co., a leading public accounting firm. Mr. Oliva is a certified public accountant, currently inactive status. He earned a B.S. degree in Business Administration from U.C. Berkeley with a dual emphasis in Accounting and Finance.

Business Experience of Non-Employee Directors

Genevieve Baer has served as a Director since February 2021 and has been chief executive officer of JKH Consulting since 2009. JKH Consulting is a real estate finance consulting firm that has advised on transactions with a collective value of over $10 billion. Prior to her work with JKH Consulting, Ms. Baer worked at Magnet Industrial Bank for six years at the end of which tenure she was a Senior Vice President. Ms. Baer also worked at US Bancorp Piper Jaffray for nine years as a Vice President working on equity and debt real estate financings. Ms. Baer earned a B.S. in chemistry as well as an MBA from the University of Utah.

Ezra Laniado is an accomplished leader with a diverse background in both business and nonprofit sectors. Currently serving as a Director since February 2021, Laniado brings valuable insights and strategic acumen to the board. In May 2023, he assumed the role of Executive Director of the Southwest at StandWithUs, showcasing his commitment to promoting educational initiatives. Laniado’s impact extends through various roles. From 2018 to 2023, he steered the San Diego chapter of Friends of Israel Defense Forces as its Executive Director, raising over $15 million in donations and overseeing 150 volunteers. Notably, he founded and established the Israeli American Council’s San Diego chapter from 2017 to 2018. Laniado’s entrepreneurial prowess shines as the co-Founder of the highly successful real estate firm, Stoz Group. He previously co-founded and directed Shonglulu Group, a prominent fashion brand, where he orchestrated funding efforts, devised marketing strategies, and executed business plans. Laniado’s legal background as an attorney in Israel for four years before 2014 adds depth to his skill set. He holds a B.A. and an L.L.B. from the esteemed Interdisciplinary Center Herzliya (Reichman University). With a remarkable track record, Laniado continues to drive growth, innovation, and philanthropy across diverse sectors.

Brett Moyer has served as a Director since June 2025. Mr. Moyer has served as the Chief Financial Officer of Datavault AI Inc., a data sciences technology company, since December 2024. Mr. Moyer was a founder of WiSA Technologies (“WiSA”) and served as President and Chief Executive Officer of WiSA and Chairperson of its board of directors from August 2010 to December 31, 2024, at which time, it acquired Data Vault Holdings Inc.’s assets and Nathaniel T. Bradley, CEO of Data Vault Holdings, became CEO of the newly named Datavault AI. From August 2002 to July 2010, Mr. Moyer served as president and chief executive officer of Focus Enhancements, Inc., a developer and marketer of proprietary video technology. From February 1986 to May 1997, Mr. Moyer worked at Zenith Electronics Inc. a consumer electronic company, where he had most recently been the vice president and general manager of its Commercial Products Division. Since June 2016, Mr. Moyer has also served as a member of the board of directors of Alliant International University, a private university offering graduate study in psychology, education, business management, law and forensic studies, and bachelor's degree programs in several fields. From 2003 to December 2015, he served on the board of directors of HotChalk, Inc., a developer of software for the educational market, and from March 2007 to September 2008, he was a member of the board of directors of NeoMagic Corporation, a developer of semiconductor chips and software that enable multimedia applications for handheld devices. Mr. Moyer received a Bachelor of Arts in Economics from Beloit College in Wisconsin and a Master's of Business Administration with a concentration in finance and accounting from Thunderbird School of Global Management.

Family Relationships

The Company employs two of our CEO’s brothers, Dan and Liron Nusinovich, who are paid approximately $260,000 and $131,000 per year, respectively. There are no family relationships between any of our other directors or executive officers and any other employees or directors or executive officers.

Corporate Governance Overview

Composition of our Board of Directors

Our Board of Directors currently consists of five directors. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that our Board of Directors can consist of not less than one director nor more than 11 directors. The number of directors is fixed by our Board of Directors. Our Amended and Restated Bylaws also provide that a majority of the total number of directors then in office will constitute a quorum for a meeting of the Board of Directors. At each Annual Meeting of Stockholders, directors will be elected for a one year term, until his or her successor is elected at our Annual Meeting or his or her death, resignation or removal, whichever is earliest to occur. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Qualifications

Fredi Nisan  – The Board of Directors believes that Mr. Nisan is well-qualified to serve on the Board of Directors due to his professional background and his knowledge and experience relating to the Company’s business, as a result of his being a co-founder and member of the Board of Directors since its initial public offering in April 2018.

Ben Errez –  The Board of Directors believes that Mr. Errez is well-qualified to serve on the Board of Directors due to his professional background and his knowledge and experience relating to the Company’s business, as a result of his being a co-founder and member of the Board of Directors since its initial public offering in April 2018.

Genevieve Baer –  The Board of Directors believes that Ms. Baer is well-qualified to serve on the Board of Directors due to her background in commercial banking.

Ezra Laniado –  The Board of Directors believes that Mr. Laniado is well-qualified to serve on the Board of Directors due to business history and military background.

Brett Moyer – The Board of Directors believes that Mr. Moyer is well-qualified to serve on the Board of Directors due to his financial and accounting background.

Director Independence

As our common stock is listed on the Nasdaq Capital Market, our determination of the independence of directors is made using the definition of “independent director” contained in Nasdaq Listing Rule 5605(a)(2). Our Board of Directors has affirmatively determined that each of Ms. Baer, Mr. Laniado and Mr. Moyer are “independent directors,” as that term is defined in the Nasdaq rules. Under the Nasdaq rules, our Board must be composed of a majority of “independent directors.”

Additionally, subject to certain limited exceptions, our Board’s audit, compensation, and nominating and corporate governance committees also must be composed of all independent directors.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his capacity as a member of our audit committee, our Board of Directors, or any other committee of our Board of Directors: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Board Leadership Structure and Board’s Role in Risk Oversight

Ben Errez is our Chairman of the Board. The Chairman has authority, among other things, to preside over and set the agenda for Board of Directors meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We believe that the presence of three independent members of our Board of Directors ensures appropriate oversight by the Board of Directors of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board of Directors may periodically review its leadership structure. In addition, the Board of Directors holds executive sessions in which only independent directors are present.

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization.

Our audit committee oversees the management of financial risks; our Board of Directors regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board of Directors regularly reviews plans, results and potential risks related to our business, growth, and strategies. Our compensation committee oversees risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on our company.

Committees of Our Board of Directors

The Board of Directors has established the following three standing committees: Audit Committee; Compensation Committee; and the Nominating and Governance Committee or “Nominating Committee.” Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee is responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm its independence from management;

●	reviewing with our independent registered public accounting firm the scope and results of its audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission (“SEC”);

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our Board of Directors of our code of business conduct and our disclosure controls and procedures;

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters;

●	reviewing and approving related-person transactions; and

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm.

The Audit Committee consists of Mr. Moyer, Mr. Laniado, and Ms. Baer. Mr. Moyer serves as chairman of our Audit Committee. The Board has reviewed the independence of our directors based on the listing standards of Nasdaq. Based on this review, the Board of Directors has determined that that each of the members of our Audit Committee meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and Nasdaq rules. The Board of Directors has determined that Mr. Moyer qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Board of Directors has adopted a written charter for the Audit Committee which is available on our principal corporate website at investors.ryvyl.com/governance/charter-documents. The information contained on, or that can be accessed through, our website is not part of our Proxy Statement, and the inclusion of our website address in this Proxy Statement is an inactive textual reference only.

Compensation Committee

Our Compensation Committee is responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans, and programs;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants.

Our Compensation Committee consists of Mr. Moyer, Mr. Laniado, and Ms. Baer. Mr. Moyer serves as chairman of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to Compensation Committee members under the rules of Nasdaq.

Our Board of Directors has adopted a written charter for the Compensation Committee which is available on our principal corporate website at investors.ryvyl.com/governance/charter-documents. The information contained on, or that can be accessed through, our website is not part of our Proxy Statement, and the inclusion of our website address in this Proxy Statement is an inactive textual reference only.

In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities.

Nominating and Corporate Governance Committee

The purpose of the Nominating Committee is to assist the board in identifying qualified individuals to become board members, in determining the composition of the Board of Directors, and in monitoring the process to assess the effectiveness of the Board of Directors. The Nominating Committee, in recommending director candidates for election to the Board of Directors, and the Board of Directors, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics, and values and the ability to make mature business judgments. The Nominating Committee and the Board of Directors also considers whether there are potential conflicts of interest. The Nominating Committee and the Board of Directors are committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which new candidates for the Board of Directors are chosen.

Our Nominating Committee consists of Mr. Moyer, Mr. Laniado, and Ms. Baer. Mr. Moyer serves as chairman of our Nominating Committee. Our Board of Directors has determined that each member of the Nominating Committee is “independent” and meets the independence requirements applicable to Nominating Committee members under the rules of Nasdaq.

Our Board of Directors has adopted a written charter for the Nominating Committee which is available on our principal corporate website at investors.ryvyl.com/governance/charter-documents. The information contained on, or that can be accessed through, our website is not part of our Proxy Statement, and the inclusion of our website address in this Proxy Statement is an inactive textual reference only.

Director Attendance at Annual Meetings of Stockholders

We do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, but we encourage all directors to make every effort to attend all annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at Board of Directors and committee meetings.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Ms. Baer, Mr. Moyer, and Mr. Laniado, all of whom are “independent directors” within the meaning of the Nasdaq Listing Rules and are not employees or former employees of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity of which any such entity’s executive officers served as a member of our Board of Directors.

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers, and employees. A copy of this code is available on our website at investors.ryvyl.com/governance/charter-documents. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The information contained on, or that can be accessed through, our website is not part of our Proxy Statement, and the inclusion of our website address in this Proxy Statement is an inactive textual reference only.

Board of Directors and Committees Self-Assessment

The Board of Directors conducts, and the Nominating Committee oversees, an annual self-assessment to determine whether the Board of Directors is functioning effectively. The Board of Directors periodically considers the mix of skills and experience that directors bring to the Board of Directors to assess whether the Board of Directors has the necessary tools to perform its oversight function effectively.

In addition, our Nominating Committee, Audit Committee, and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

Communications with the Board of Directors

The Board of Directors welcomes communications from our stockholders, and it is our policy to facilitate communication from stockholders. The Board of Directors generally believes it is in our best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors concerning the Company may do so by writing to the Board of Directors or to a particular member of the Board of Directors, by mailing such correspondence to RYVYL Inc., Corporate Secretary, 3131 Camino Del Rio North Suite 1400, San Diego, CA 92108.

Please indicate on the envelope or in the email whether the communication is from a stockholder or other interested party. The Board of Directors has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.

Board of Directors and Committee Meetings and Attendance

During fiscal 2024, our Board of Directors met two times, the Audit Committee met four times, the Compensation Committee met two times and the Nominating Committee met one time. In fiscal 2024, each director attended all of the meetings of the Board of the Directors while serving as a director. In fiscal 2024, each director attended 100% of all meetings of committees on which he or she served. Mr. Moyer did not serve as a director during fiscal 2024.

Executive Compensation

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer) and our two most highly compensated executive officers other than the Principal Executive Officer (collectively, the “Named Executive Officers”) during fiscal years 2024 and 2023. Our Named Executive Officers in 2023 were Mr. Nisan, Mr. Errez, and Mr. Wei. Our Named Executive Officers in 2024 were Mr. Nisan, Mr. Errez, and Mr. Oliva.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ben Errez	2024	399,010	-	29,959	-	114,633	543,602
Chairman/EVP	2023	380,000	-	218,585	148,127	88,920	835,632

Fredi Nisan	2024	399,000	-	29,959	-	113,070	542,029
CEO/Director	2023	380,000	-	217,225	148,927	21,390	827,542

Min Wei	2024	190,183	-	-	-	188,057	378,240
COO (3)	2023	320,000	160,000	158,400	157,949	33,469	829,818

George Oliva	2024	320,000	-	-	-	46,751	366,751
CFO (4)	2023	66,666	-	49,997	-	3,019	119,682

(1)	Represents the aggregate grant date fair value of restricted stock and stock option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). These amounts do not necessarily correspond to the actual value that may be recognized by the holder. Refer to Note 1, Summary of Significant Accounting Policies, of this prospectus for a description of the assumptions used in determining the grant date fair values of these awards.

(2)	All other compensation includes Company paid healthcare insurance premiums, compensation for board memberships, and 401(k) match. For Messrs. Errez and Nisan, as members of the Board, each of their compensation includes $90,000 in cash. For Mr. Wei, compensation includes severance compensation.

(3)	Mr. Wei joined the Company in February 2022 and resigned in June 2024.

(4)	Mr. Oliva joined the Company in October 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table shows, for each of our Named Executive Officers, all equity awards that were outstanding as of December 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable (#)	Number of Securities Underlying Unexercised Options, Not Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Fredi Nisan	8,333	-	$60.60	06/01/2026	26,667	$52,800
	301	-	133.10	06/02/2026
	818	-	36.60	10/13/2027
	53,333	26,667-	2.18	11/15/2028
Ben Errez	8,333	-	60.60	06/01/2026	26,667	52,800
	301	-	133.10	06/02/2026
	818	-	36.60	10/13/2027
	53,333	26,667-	2.18	11/15/2028

Neither Min Wei or George Oliva had any equity awards outstanding as of December 31, 2024.

Employment and Consulting Contracts, Termination of Employment, and Change-in-Control Arrangements

The Company has not entered into employment agreements or other compensation agreements with its executive officers. All employee contracts are “at will.” There are no potential payments payable to the named executive officers upon a termination of employment in connection with a change in control.

Equity Incentive Plan

The Company maintains one stock option plan, the 2023 Equity Incentive Plan (the “2023 EIP”). The 2023 EIP was adopted by our Board of Directors on September 11, 2023, and thereafter timely approved by our stockholders. The 2023 EIP was subsequently amended on October 15, 2024, and thereafter timely approved by our stockholders.

Share Reserve

The 2023 EIP reserved an aggregate of 5,098,262 shares of common stock available for equity incentive awards. As of February 11, 2025, the 2023 EIP has 4,214,903 shares of common stock available for new incentive awards.

If any options granted expire or terminate without being exercised, both the 2023 EIP option plans provides that the shares covered thereby are added back to the plan’s share reserve and become available for stock equity incentive option awards to other participants.

Administration

Our Board of Directors have appointed Ben Errez as administrator of the 2023 EIP. The administrator has the full power to grant options, to determine the persons eligible to receive such equity grants, and to determine the amount, type and terms and conditions of each such grants.

Eligibility

Employees, directors, or consultants of the Company or any of our affiliates, as selected from time to time by the plan administrator in its discretion, are eligible to participate in the equity incentive plan.

Types of Awards

The equity incentive plans permits the granting of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not so qualify. Options granted under the equity incentive stock option plans will be nonstatutory options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonstatutory options may be granted to any persons eligible to receive awards under the stock option plans.

The plan administrator shall determine the purchase price (the “option price”) for an optionee to exercise the option. For incentive stock options, the option price may not be less than 100% of the fair market value of one share of common stock on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten (10) years from the date of grant (or five years for an incentive stock option granted to a 10% or greater stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the option price must be paid in full (i) in cash or by check; (ii) with approval of the plan administrator, by delivery of shares of Company common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market, provided that if the shares were acquired from the Company, they have been held by the optionee for more than six months; or (iii) with such other form of legal consideration permitted by federal and state law as may be acceptable to the Board.

Equitable Adjustments

The 2023 EIP plans provides that the number of shares of common stock covered by each outstanding option, and the price per share thereof set forth in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares affected without receipt of consideration by the Company.

Transferability of Options

Both stock option plans provides that no option may be transferable by the optionee, except by will or by the laws of descent and distribution

Term of the Option Plans

The 2023 EIP will expire on November 3, 2033. Although no options may be granted under the plans after such dates, the expiration will not affect the validity of outstanding options.

Amendment and Termination

The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of common stock at the time not subject to options, suspend or terminate the 2023 EIP or otherwise revise or amend the equity incentive plan. The Board of Directors must obtain stockholder approval for any revisions that would (i) increase the number of shares subject to the plan, (ii) decrease the price at which options may be granted, (iii) materially increase the benefits to optionees, or (iv) change the class of persons eligible to receive equity grants under the plan. No amendment or termination of the equity incentive plan may alter or impair the rights and obligations under any grants outstanding without the written consent of the grantee thereunder.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Table

The following table sets forth compensation earned by each non-employee Director who served during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Genevieve Baer	$45,000	$18,768	$63,768
Ezra Laniado	45,000	18,773	63,773
David Montoya (3)	102,000	37,554	139,554

(1)	Represents the cash portion of annual director fees for service on the RYVYL Board.

(2)	Represents the fair value of the share awards for the year ended December 31, 2024. These amounts reflect the actual value upon vesting realized by the Board member.

(3)	Mr. Montoya resigned as a member of the Board of Directors effective as of June 10, 2025.

Narrative to Director Compensation Table

Each non-employee director has entered into Board of Director Agreements (the “BOD Agreements”). Pursuant to the BOD Agreements, each non-employee director receives cash compensation in the amount of $2,500 per month. Pursuant to the BOD Agreements, each non-employee director will receive equity compensation in the form of shares of Common Stock in an amount equal to $2,500 per month. Each chairman of the independent committees receives cash compensation in the amount of $5,000 per month and equity compensation in the form of shares of Common Stock in an amount equal to $5,000 per month. Additionally, from time to time, each of the independent directors may receive awards pursuant to the Company’s Equity Incentive Plan or opt to receive cash in lieu of stock awards.

Each non-employee director has agreed to execute an indemnification agreement in favor of the Board member substantially in the form of the agreement attached to each BOD Agreement as Exhibit A (the “Indemnification Agreement”). In addition, so long as the Company’s indemnification obligations exist under the Indemnification Agreement, the Company shall provide the Board member with directors’ and officers’ liability insurance coverage in the amounts specified in the Indemnification Agreement.

The Company will also provide and maintain a 10b5-1 trading plan (the “Plan”) for its Directors and employees. If such Plan is not in effect at the time each month that Mr. Montoya is granted equity (each monthly grant, an “Equity Grant”), then the Company had agreed to compensate Mr. Montoya, within three (3) business days of an such Equity Grant, with an additional cash payment in an amount equal to $3,500 (each, a “Grant Tax Payment”) until such date that the Plan is made available to Montoya. Additionally, on the date that any such Equity Grant vests (each, a “Vesting Date”), if the Grant Tax Payment is not at least fifty percent (50%) of the fair market value of on any Vesting Date (each, a “FMV Grant Value”) then the Company, within three (3) business days of any Vesting Date, was required to pay Mr. Montoya the difference between (i) the FMV Grant Value and (ii) the Grant Tax Payment The Company’s obligation to Mr. Montoya terminated with his resignation as a director, effective as of June 10, 2025, provided, however, that there exists an outstanding payable amount of May 2025 in the amount of $3,500 owed by the Company to Mr. Montoya.

Certain Relationships and Related Transactions

The following includes a summary of transactions since January 1, 2023 to which we have been a party in which (i) the amount involved exceeded or will exceed $120,000 or one percent (1%) of our average total assets at year-end for the last two completed fiscal years, and (ii) any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers, and stockholders..

Related Party Transactions

PrivCo

The Company repurchased, in two separate repurchase transactions, each consisting of 100,000 shares of common stock, an aggregate of 200,000 shares owned by PrivCo (an entity controlled by Messrs. Errez and Nisan). In October 2022, the Board unanimously ratified these two repurchase transactions between the Company and PrivCo. The Company repurchased 100,000 shares for a price per share of $55.90 (for total proceeds to PrivCo of $5,590,000) (the “First Repurchase”) and 100,000 shares for a price per share of $8.20 (for total proceeds to PrivCo of $820,000) (the “Second Repurchase”). The First Repurchase was based on the closing price of the common stock on November 24, 2021 and took place over a number of months starting in February 2022 and ending in October 2022. The Second Repurchase was based on the closing price of the common stock on July 29, 2022 and took place in October 2022. The purpose of each of these transactions was to allow the Company to issue shares to new shareholders without increasing the Company’s shares outstanding. As of December 31, 2024, and 2023, there were 11,733 and 100,525 shares available, respectively, of the 200,000 shares of common stock under the aforementioned transactions..

Mr. Nisan

The Company hired Dan Nusinovich on or about February 19, 2018 as our Development and Testing Manager and he was promoted to Vice President of Development on or about January 12, 2022. Dan is the brother of Fredi Nisan, our CEO and Director. Mr. Nusinovich is paid approximately $260,000 per year.

The Company hired Liron Nusinovich on or about July 16, 2018 as a Risk Analyst and he was promoted to Junior Product Owner on or about February 16, 2022. Mr. Nusinovich is the brother of Fredi Nisan, our CEO and Director. Mr. Nusinovich is paid approximately $131,000 per year.

Kenneth Haller

The following are certain transactions between the Company and the Haller Companies. Mr. Haller was an employee of the Company through March 31, 2022.

Sky Financial & Intelligence, LLC – Haller owns 100% of Sky Financial & Intelligence LLC (“Sky”), a Wyoming limited liability company, and serves as its sole Managing Member. Sky is a strategic merchant services company that focuses on high risk merchants and international credit card processing solutions. In 2018, Sky was using GreenBox’s QuickCard payment system as its main payment processing infrastructure, through Sky’s relationship with Mtrac. It was through this successful relationship that we came to know Haller and the Haller Network. Realizing that the Haller Network and Haller’s unique skillset was highly complementary to our business objectives, we commenced discussions to retain Haller through his consulting firm, Sky, for a senior role, directly responsible for growing GreenBox’s operations. Subsequently, in November 2018, Haller was appointed as our Senior Vice President of Payment Systems, for a monthly consulting fee of $10,000, paid to Sky (“Haller Consulting Fee”).

On March 31, 2022, the Company entered into and closed an asset purchase agreement with Sky Financial to purchase a portfolio of certain merchant accounts. The Company paid $16,000,000 in cash at closing and issued 500,000 shares of restricted common stock on May 12, 2022. As of March 31, 2022, Mr. Haller is no longer an employee of the Company. As of December 31, 2024 the Company has not received the delivery of the acquired merchant list and the associated ISO management portal access. The Company wrote-off the entire purchase price during the year ended December 31, 2022. The Company is actively pursuing its entitlements under the purchase agreement. See Note 15, Commitments and Contingencies, for additional information.

Indemnification Under Articles of Incorporation and Bylaws; Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Nevada Revised Statutes (“NRS”), subject to certain exceptions contained in our Bylaws. In addition, our Bylaws provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Policy Regarding Related Party Transactions

Our Board of Directors adopted a written policy contained in our Code of Business Conduct and Ethics regarding transactions with related persons. As a general rule, conducting corporate business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, should be avoided. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee. If such a related party transaction is unavoidable, the nature of the related party transaction must be fully disclosed to our Chief Financial Officer (“CFO”). If determined to be material to the Company by the CFO, our Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving our directors or executive officers, must be reviewed, and approved in writing in advance by the Board. We must report all such material related party transactions under applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to such business.

Security Ownership of Certain Beneficial Owners and Management and
Related Stockholder Matters

The following table sets forth certain information with respect to the beneficially owned holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. Applicable percentage ownership is based on the 15,957,396 shares of Common Stock outstanding as of June 27, 2025.

A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at 3131 Camino Del Rio North, Suite 1400, San Diego, California.

Name and Address of Owner	Shares of Common Stock Owned Beneficially		Percent of Class Prior to Offering	Percent of Class After Offering (1)
5% Holders
S8 Global Fintech & Regtech Fund (2)	3,504,845		21.96%	13.57%
GreenBox POS LLC (3)	1,848,922		11.59%	7.16%

Officers and Directors
Ben Errez (4)	2,067,939	(5)	12.91%	7.99%
Fredi Nisan (6)	2,065,443	(5)	12.89%	7.98%
George Oliva	50,932		*	*
Zechariah Kirscher	68,799	(7)	*	*
Genevieve Baer	14,618	(8)	*	*
Ezra Laniado	1,713	(8)	*	*
Brett Moyer	---		---
Total of Officers and Directors (7 Persons)	2,420,523		15.00%	9.30%

*	Less than 1%

(1)

Percentages are based on 25,833,939 shares of common stock issued and outstanding after the closing of this offering. Assumes that 9,876,543 Common Units are sold in this offering and also assumes that no Pre-Funded Units are sold and none of the Common Warrants are exercised.

(2)	According to that certain Schedule 13G filed by S8 Global Fintech & Regtech Fund (“S8 Global”) with the SEC on June 20, 2025, S8 Global reported owning 3,087,000 shares of Common Stock. On June 27, 2025, S8 Global filed a Schedule 13D with the SEC in which it reported an increase in ownership to 3,390,354 shares of common stock. On July 1, 2025, S8 Global filed a Form 4 with the SEC in which it reported an additional increase in ownership to 3,504,845 shares of common stock. The business address of S8 Global Fintech & Regtech Fund is 2C Parc d'Activites, Capellen, Luxembourg 8308.

(3)	GreenBox POS LLC (“PrivCo”) holds 1,848,922 shares of the Company’s issued and outstanding stock. PrivCo is managed by its two managing members, Ben Errez and Fredi Nisan, both of whom serve as our sole officers and directors. Messrs. Errez and Nisan each own 50% of PrivCo.

(4)	Mr. Errez owns 50% of PrivCo and therefore owns 924,461 shares held by PrivCo. As one of two managing members of PrivCo, Mr. Errez has influence over PrivCo’s entire holding of 1,848,922 shares.

(5)	Includes 62,786 fully vested options

(6)	Mr. Nisan owns 50% of PrivCo and therefore owns 924,461 shares held by PrivCo. As one of two managing members of PrivCo, Mr. Nisan has influence over PrivCo’s entire holding of 1,848,922 shares

(7)	Includes 53,334 fully vested options.

(8)	Includes 409 fully vested options.

Description of CAPITAL STOCK

General

Our articles of incorporation authorize us to issue up to 100,000,000 shares of Common Stock and up to 5,000,000 shares of Preferred Stock. As of June 27, 2025 we had 15,957,396 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Liquidation or Dissolution

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Nevada law to pay dividends.

Preemptive Rights

The holders of our Common Stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

Preferred Stock

Our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. As of June 27, 2025, there are no shares of preferred stock outstanding.

Common Stock Purchase Options

As of June 27, 2025, the Company had stock options to purchase 397,127 shares of common stock issuable upon exercise of stock options currently outstanding, at a weighted average exercise price of $5.23 per share with expiration dates ranging from June 22, 2025 to November 11, 2033.

The Company does not have any warrants outstanding.

Restricted Stock Awards

As of June 27, 2025, the Company had 61,513 restricted stock awards unvested.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

The holders of our Common Stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board. Our articles of incorporation allow our Board to issue additional shares of our Common Stock and new series of preferred stock without further approval of our stockholders. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-Takeover Provisions

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

The NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “RVYL”.

Transfer Agent

The transfer agent and registrar for our common stock VStock Transfer LLC with an address 18 Lafayette Place, Woodmere, NY 11598, (212) 828-8436.

description of securities we are offering

We are offering up to $8,000,000 of Units, each Common Unit consisting of one share of our common stock and one Common Warrant to purchase up to one share of common stock. We are also offering Pre-Funded Units, each consisting of one Pre-Funded Warrant and one Common Warrant, to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stock that would result in such excess ownership. Each Pre-Funded Warrant will be exercisable for one share of common stock. For each Pre-Funded Unit we sell, the number of Units containing shares of common stock we are offering will be decreased on a one-for-one basis. No warrant for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants and Common Warrants offered hereby.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Common Warrants

The following is a summary of certain terms and provisions of the Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Duration and Exercise Price

Each Common Warrant offered hereby will have an assumed exercise price equal to 100% of the price a Common Unit sold to the public in this offering. The Common Warrants will be immediately exercisable and may be exercised until the fifth anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Common Warrants will be issued separately from the common stock or Pre-Funded Warrants, respectively, and may be transferred separately immediately thereafter. The Common Warrants will be issued in certificated form only.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Common Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Common Warrant.

Adjustment for Subsequent Issuances

Upon our issuance of our common stock or common stock equivalents at a price per share that is less than the then-current exercise price of the Common Warrant, subject to certain exceptions, the exercise price of the Common Warrant will be reduced to such lower price, subject to a floor price set forth in the Common Warrant (equal to twenty percent (20%) of the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d)(1)(A) (i.e., the lower of (i) the closing price (as reflected on Nasdaq.com) of our Common Stock immediately preceding the execution of the securities purchase agreement for this transaction, and (ii) the average closing price of our Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the execution of the securities purchase agreement for this transaction)).

Adjustment for Share Combination Event

If at any time on or after the initial exercise date there occurs any share split, reverse share split, share dividend, share combination recapitalization or other similar transaction involving our common stock (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the average VWAP during the five (5) consecutive trading days immediately following the Share Combination Event Date (the “Share Combination Adjustment Period”, and such price, the “Event Market Price”) is less than the exercise price then in effect, then immediately following the close of trading on the Company’s primary trading market on the last trading day of the Share Combination Adjustment Period, the exercise price then in effect shall be reduced to the Event Market Price; provided, however, if the Share Combination Event is effective after close of trading on the Company’s primary trading market, then the Share Combination Event Date shall be deemed to occur on the next trading day, and the Share Combination Adjustment Period shall be adjusted accordingly; provided, further, that the adjustment to the exercise price in this sentence shall not reduce the exercise below the floor price set forth in the Common Warrant (equal to twenty percent (20%) of the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d)(1)(A) (i.e., the lower of (i) the closing price (as reflected on Nasdaq.com) of our Common Stock immediately preceding the execution of the securities purchase agreement for this transaction, and (ii) the average closing price of our Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the execution of the securities purchase agreement for this transaction)).

Fundamental Transactions

In the event of any fundamental transaction, as described in the Common Warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each Common Warrant) of the remaining unexercised portion of the Common Warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Common Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Common Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of Common Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s Common Warrants.

Waivers and Amendments

No term of the Common Warrants may be amended or waived without the written consent of the majority of the holders of the Common Warrants purchased in this offering.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share of common stock equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants.

Rather, at the Company’s election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited. The shares of common stock issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding securities, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of securities, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the pre- funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction on a net exercise basis.

PLAN OF DISTRIBUTION

We are offering on a best efforts basis up to 9,876,543 Common Units, at an assumed offering price of $0.81 per Common Unit, which is equal to the closing price of our common stock on the Nasdaq Capital Market on June 27, 2025 pursuant to this prospectus, for gross proceeds of up to approximately $8 million before deduction of placement agent fees and offering expenses, in a best efforts offering. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

Because this is a best efforts offering, the Placement Agent does not have an obligation to purchase any securities. We expect that the offering will end two trading days after we first enter into a securities purchase agreement relating to the offering and the offering will settle delivery versus payment (“DVP”). Accordingly, we and the Placement Agent have not made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

Pursuant to a placement agency agreement, we have engaged Maxim Group LLC to act as our exclusive placement agent (the “Placement Agent”) to solicit offers to purchase the securities offered by this prospectus. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered.

The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of 180 days following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not issue any common shares or securities convertible into common shares for ninety (90) days following the closing of the offering, subject to certain exceptions. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus DVP on         , 2025

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee up to 7.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering; provided, however, that we will pay placement agent fees equal to 3.5% per share, with respect to sales to any Company Introduced Investors, and we agreed to reimburse the Placement Agent for certain out-of-pocket expenses of the Placement Agent payable by us, in an aggregate amount not to exceed $100,000.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Common Unit	Per Pre- Funded Unit	Total
Public Offering Price	$	$	$
Placement Agent fees (7.0%) (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Assumes that all sales are made to investors who are not Company Introduced Investors.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent fees, will be approximately $200,000, all of which are payable by us.

Lock-Up Agreements

Each of our officers and directors and holders of five percent (5%) or more of our outstanding shares of common stock have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for a period of ninety (90) days after this offering is completed without the prior written consent of the Placement Agent. Additionally, we have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for a period of ninety (90) days after this offering is completed without the prior written consent of the Placement Agent (the “Lock-Up Period”).

The Placement Agent may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the Lock-Up Period. When determining whether or not to release shares from the lock-up agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Right of First Refusal

Pursuant to the terms of the placement agency agreement, subject to the closing of this offering, for a period of nine (9) months after closing of this offering, the Placement Agent shall have a right of first refusal to act as lead managing underwriter and book runner, lead placement agent, or lead sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings. We shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain the Placement Agent. Such offer shall be made in writing in order to be effective. The Placement Agent shall notify us within ten (10) business days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If the Placement Agent should decline such retention, we shall have no further obligations to the Placement Agent with respect to the offering for which we have offered to retain the Placement Agent.

Tail Period

For a period of nine (9) months after this offering, if we complete any financing of equity, equity-linked securities or debt or other capital raising activity with, or receives any proceeds form, any of the investors in this offering, other than Company Introduced Investors, where the Placement Agent introduced such investor to us, then we are required to pay the Placement Agent, upon the closing of any such financing, seven percent (7%) of the gross proceeds raised from each such investor.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price and Warrant Exercise Price

The actual offering price of the securities we are offering, and the exercise price of the Common Warrants and Pre-Funded Warrants included in the Common Units and Pre-Funded Units that we are offering, were negotiated between us, the Placement Agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Common Warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Warrant Agent is VStock Transfer LLC with an address 18 Lafayette Place, Woodmere, NY 11598, (212) 828-8436.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbols “RVYL”.

Selling Restrictions

Other than in the United States, no action has been taken by us or the Placement Agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the Placement Agent is not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of Units, consisting of shares of common stock and Common Warrants, the acquisition, ownership and disposition of units consisting of Pre-Funded Warrants and Common Warrants (such units are referred to in this discussion as “pre-funded units”), the acquisition, ownership, and disposition of shares of common stock acquired as part of the Units, the acquisition, ownership, and disposition of Pre-Funded Warrants acquired as part of the pre-funded units, the exercise, disposition, or expiration of Common Warrants acquired as part of the Units or pre-funded units, the acquisition, ownership, and disposition of shares of common stock received upon exercise of the Pre-Funded Warrants, and the acquisition, ownership, and disposition of shares of common stock received upon exercise of the Common Warrants (the “warrant shares”), all as acquired pursuant to this prospectus. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed U.S. Treasury Regulations promulgated or proposed thereunder and current administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”), regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position.

This discussion is limited to U.S. holders and non-U.S. holders who hold Units, pre-funded units, shares of common stock, Pre-Funded Warrants, Common Warrants, or warrant shares, as applicable, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation, such as the U.S. alternative minimum income tax and the additional tax on net investment income, nor does it address any aspect of state, local or non-U.S. taxes, or U.S. federal taxes other than income taxes, such as federal estate and gift taxes. Except as provided below, this summary does not address tax reporting requirements. This discussion does not consider any specific facts or circumstances that may apply to a holder and does not address the special tax considerations that may be applicable to particular holders, such as:

●	insurance companies;

●	tax-exempt organizations and governmental organizations;

●	banks or other financial institutions;

●	brokers or dealers in securities or foreign currency;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts, regulated investment companies or mutual funds;

●	pension plans;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes;

●	persons that own (directly, indirectly or constructively) more than 5% of the total voting power or total value of our common stock;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	persons subject to the alternative minimum tax;

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons that have a “functional currency” other than the U.S. dollar;

●	persons that acquire Units, pre-funded units, shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares as compensation for services;

●	owners that hold our stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	holders subject to special accounting rules;

●	S corporations (and shareholders thereof);

●	partnerships or other entities treated as partnerships for U.S. federal income tax purposes (and partners or other owners thereof); and

●	U.S. holders that are subject to taxing jurisdictions other than, or in addition to, the United States with respect to their Units, pre-funded units, shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares, or that hold such securities in connection with a trade or business, permanent establishment or fixed base outside the United States.

If an entity or arrangement taxable as a partnership (or other “pass-through entity) for U.S. federal income tax purposes holds our Units, pre-funded units, shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares, the U.S. federal income tax treatment of such entity (or arrangement) and the partners (or other owners) of such entity generally will depend on the status of the partners, the activities of the entity and certain determinations made at the partner level. This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership, and disposition our Units, pre-funded units, shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our Units, pre-funded units, shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A “non-U.S. holder” is a beneficial owner of our Units, pre-funded units, shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT, AND IS NOT INTENDED TO BE, LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR UNITS, PRE-FUNDED UNITS, SHARES OF COMMON STOCK, PRE-FUNDED WARRANTS, COMMON WARRANTS OR WARRANT SHARES.

U.S. Federal Income Tax Consequences of the Acquisition of Units or Pre-Funded Units

For U.S. federal income tax purposes, the acquisition by a U.S. holder or a non-U.S. holder of a Unit will be treated as the acquisition of one share of common stock and one Common Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the U.S. holder or non-U.S. holder. This allocation of the purchase price for each Unit will establish a U.S. holder’s or non-U.S. holder’s initial tax basis for U.S. federal income tax purposes in the one share of common stock and one Common Warrant that comprise each Unit. For U.S. federal income tax purposes, each holder of our common stock and Common Warrants must allocate the purchase price paid by such holder for such securities between the one share of common stock and the one Common Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make its own determination of such value based on all the relevant facts and circumstances. The price allocated to each share of common stock and one Common Warrant should constitute the holder’s initial tax basis in such share and Common Warrant, respectively.

For U.S. federal income tax purposes, the acquisition by a U.S. holder or a non-U.S. holder of a pre-funded unit will be treated as the acquisition of one Pre-Funded Warrant and one Common Warrant. The purchase price for each pre-funded unit will be allocated between these two components in proportion to their relative fair market values at the time the pre-funded unit is purchased by the U.S. holder or non-U.S. holder. This allocation of the purchase price for each pre-funded unit will establish a U.S. holder’s or non-U.S. holder’s initial tax basis for U.S. federal income tax purposes in the one Pre-Funded Warrant and one Common Warrant that comprise each pre-funded unit. For U.S. federal income tax purposes, each holder of our Pre-Funded Warrants and Common Warrants must allocate the purchase price paid by such holder for such securities between the one Pre-Funded Warrant and the one Common Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make its own determination of such value based on all the relevant facts and circumstances. The price allocated to each one Pre-Funded Warrant share and one Common Warrant should constitute the holder’s initial tax basis in such Pre-Funded Warrant and Common Warrant, respectively.

The foregoing treatment of our shares of common stock, Common Warrants, Pre-Funded Warrants, Units and pre-funded units and a holder’s purchase price allocation are not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its tax advisor regarding the tax consequences of an investment in our securities. The balance of this discussion assumes that the characterization of the securities described above is respected for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe that a Pre-Funded Warrant should be treated as a separate class of our shares of common stock for U.S. federal income tax purposes and a U.S. holder or non-U.S. holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of shares of common stock except as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the shares of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the shares of common stock received upon exercise, increased by the exercise price of $0.001 per share. However, such characterization is not binding on the IRS, and the IRS may treat the Pre-Funded Warrants as warrants to acquire shares of common stock. If so, the amount and character of a U.S. holder’s or non-U.S. holder’s gain with respect to an investment in Pre-Funded Warrants could change. Accordingly, each U.S. holder and non-U.S. holder should consult its own tax advisors regarding the risks associated with the acquisition of a Pre-Funded Warrant pursuant to this prospectus (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of Pre-Funded Warrants into shares of common stock. The U.S. federal income tax treatment of a cashless exercise of Pre-Funded Warrants into shares of common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Pre-Funded Warrant described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Pre-Funded Warrants.

U.S. Holders

U.S. Federal Income Tax Consequences of the Exercise, Disposition or Expiration of Common Warrants or Certain Adjustments to the Common Warrants

Exercise of Common Warrants

A U.S. holder should not recognize gain or loss on the exercise of Common Warrants and related receipt of warrant shares (unless cash is received in lieu of the issuance of a fractional warrant share). A U.S. holder’s initial tax basis in the warrant shares received on the exercise of Common Warrants should be equal to the sum of (a) such U.S. holder’s tax basis in such Common Warrants plus (b) the exercise price paid by such U.S. holder on the exercise of such Common Warrants. It is unclear whether a U.S. holder’s holding period for the warrant shares received on the exercise of Common Warrants would commence on the date of exercise of the Common Warrants or the day following the date of exercise of the Common Warrants.

In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of Common Warrants into warrant shares. The U.S. federal income tax treatment of a cashless exercise of Common Warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of Common Warrants described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Common Warrants.

Disposition of Common Warrants

A U.S. holder will recognize gain or loss on the sale or other taxable disposition of a Common Warrants in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. holder’s tax basis in the Common Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Common Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Internal Revenue Code.

Expiration of Common Warrants Without Exercise

Upon the lapse or expiration of a Common Warrants, a U.S. holder will recognize a loss in an amount equal to such U.S. holder’s tax basis in the Common Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Common Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Internal Revenue Code.

Certain Adjustments to the Common Warrants

Under Section 305 of the Internal Revenue Code, an adjustment to the number of warrant shares that will be issued on the exercise of the Common Warrants, or an adjustment to the exercise price of the Common Warrants, may be treated as a constructive distribution to a U.S. holder of the Common Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in the “earnings and profits” or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of Common Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Common Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. (See more detailed discussion of the rules applicable to distributions made by us at “Distributions on Shares of Common Stock, Pre-Funded Warrants and Warrant Shares” below).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Shares of Common Stock, Pre-Funded Warrants and Warrant Shares

Distributions on Shares of Common Stock, Pre-Funded Warrants and Warrant Shares

A U.S. holder that receives a distribution, including a constructive distribution, with respect to a share of common stock, Pre-Funded Warrant or warrant share (as well as any constructive distribution on a Common Warrant as described above) will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and accumulated “earnings and profits”, as computed under U.S. federal income tax principles. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the shares of common stock, Pre-Funded Warrants or warrant shares and thereafter as gain from the sale or exchange of such shares of common stock, Pre-Funded Warrants or warrant shares (see “Sale or Other Taxable Disposition of Shares of Common Stock, Pre-Funded Warrants and/or Warrant Shares” below). Dividends received on shares of common stock, Pre-Funded Warrants or warrant shares may be eligible for a dividends received deduction, subject to certain restrictions relating to, among others, the corporate U.S. holder’s taxable income, holding period and debt financing. Dividends paid by us to non-corporate U.S. holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied. The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Shares of Common Stock, Pre-Funded Warrants and/or Warrant Shares

Upon the sale or other taxable disposition of shares of common stock, Pre-Funded Warrants or warrant shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. holder’s tax basis in such shares of common stock, Pre-Funded Warrants or warrant shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the shares of common stock, Pre-Funded Warrants or warrant shares have been held for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Internal Revenue Code.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of the Exercise, Disposition or Expiration of Common Warrants or Certain Adjustments to the Common Warrants

Exercise of Common Warrants

A non-U.S. holder generally will not recognize gain or loss on the exercise of Common Warrants and related receipt of warrant shares (unless cash is received in lieu of the issuance of a fractional warrant share and certain other conditions are present, as discussed below under “Gain on Sale, Exchange or Other Taxable Disposition of Shares of Common Stock, Pre-Funded Warrants, Warrants and Warrant Shares”). A non-U.S. holder’s initial tax basis in the warrant shares received on the exercise of Common Warrants should be equal to the sum of (i) the non-U.S. holder’s tax basis in the Common Warrants, plus (ii) the exercise price paid by the non-U.S. holder on the exercise of the Common Warrants. It is unclear whether a non-U.S. holder’s holding period for the warrant shares received on the exercise of Common Warrants would commence on the date of exercise of the Common Warrants or the day following the date of exercise of the Common Warrants.

In certain limited circumstances, a non-U.S. holder may be permitted to undertake a cashless exercise of Common Warrants into warrant shares. The U.S. federal income tax treatment of a cashless exercise of Common Warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of Common Warrants described in the preceding paragraph. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Common Warrants.

Disposition of Common Warrants

A non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Common Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such non-U.S. holder’s tax basis in the Common Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Common Warrant is held for more than one year. Any such gain recognized by a non-U.S. holder will be taxable for U.S. federal income tax purposes according to rules discussed under the heading “Gain on Sale, Exchange or Other Taxable Disposition of Shares of Common Stock, Pre-Funded Warrants, Warrants and Warrant Shares” below.

Expiration of Common Warrants without Exercise

Upon the lapse or expiration of a Common Warrant, a non-U.S. holder will recognize loss in an amount equal to such non-U.S. holder’s tax basis in the Common Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Common Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Internal Revenue Code.

Certain Adjustments to the Common Warrants

Under Section 305 of the Internal Revenue Code, an adjustment to the number of warrant shares that will be issued on the exercise of the Common Warrants, or an adjustment to the exercise price of the Common Warrants, may be treated as a constructive distribution to a non-U.S. holder of the Common Warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of a Common Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Common Warrants should generally not result in a constructive distribution. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions on Shares of Common Stock, Pre-Funded Warrants and Warrant Shares” below.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Shares of Common Stock, Pre-Funded Warrants and Warrant Shares

Distributions on Shares of Common Stock, Pre-Funded Warrants and Warrant Shares

If we pay distributions of cash or property with respect to our shares of common stock, Pre-Funded Warrants or warrant shares, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of common stock, Pre-Funded Warrants or warrants shares, as applicable. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “— Gain on Sale, Exchange or Other Taxable Disposition of Shares of Common Stock, Pre-Funded Warrants, Warrants and Warrant Shares.” Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, distributions of cash, shares of common stock or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If we are a USRPHC (as defined below) and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Distributions that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States are generally not subject to the 30% (or lower rate as may be specified by an applicable tax treaty) withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI stating that the distributions are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and the distribution is effectively connected with the conduct of that trade or business, the distribution will generally have the consequences described above for a U.S. holder (subject to any modification provided under an applicable income tax treaty). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Shares of Common Stock, Pre-Funded Warrants, Common Warrants and Warrant Shares

Subject to the discussions below in “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our shares of common stock, Pre-Funded Warrants, Common Warrants, or warrant shares unless:

●

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to a U.S. holder, and, if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

●	we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares; provided, with respect to the shares of common stock and warrant shares, that as long as our shares of common stock are regularly traded on an established securities market as determined under the U.S. Treasury Regulations (the “Regularly Traded Exception”), a non-U.S. holder would not be subject to taxation on the gain on the sale of shares of common stock or warrant shares under this rule unless the non-U.S. holder has owned: (i) more than 5% of our shares of common stock at any time during such 5-year or shorter period; (ii) Pre-Funded Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of our shares of common stock; (iii) Common Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of our shares of common stock; or (iv) aggregate equity securities of ours with a fair market value on the date acquired in excess of 5% of the fair market value of our shares of common stock on such date (in any case, a “5% Shareholder”). Since the Common Warrants are not expected to be listed on a securities market, the Common Warrants are unlikely to qualify for the Regularly Traded Exception. Special rules apply to the Pre-Funded Warrants. Non-U.S. holders holding Pre-Funded Warrants should consult their own tax advisors regarding such rules. In determining whether a non-U.S. holder is a 5% Shareholder, certain attribution rules apply in determining ownership for this purpose. We believe that we are not currently, and do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. However, we can provide no assurances that we are not currently, or will not become, a USRPHC, or if we are or become a USRPHC, that the shares of common stock, Pre-Funded Warrants, Common Warrants or warrant shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. If we are a USRPHC, a non-U.S. holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “Distributions on Shares of Common Stock, Pre-Funded Warrants and Warrant Shares” in the event that (i) such holder is a 5% Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding

Distributions on, and the payment of the proceeds of a disposition of, our shares of common stock, Pre-Funded Warrants and warrant shares generally will be subject to information reporting if made within the United States or through certain U.S.-related financial intermediaries. Information returns are required to be filed with the IRS and copies of information returns may be made available to the tax authorities of the country in which a holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding may also apply if the holder fails to provide certification of exempt status or a correct U.S. taxpayer identification number and otherwise comply with the applicable backup withholding requirements. Generally, a holder will not be subject to backup withholding if it provides a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided certain information is timely filed with the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Internal Revenue Code (commonly referred to as “FATCA”) impose a separate reporting regime and potentially a 30% withholding tax on certain payments, including payments of dividends on our shares of common stock, Pre-Funded Warrants and warrant shares. Withholding under FATCA generally applies to payments made to or through a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. These rules generally require (i) in the case of a foreign financial institution, that the financial institution agree to identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned entities, and, in certain instances, to withhold on payments to account holders that fail to provide the required information, and (ii) in the case of a non-financial foreign entity, that the entity either identify and provide information in respect of its substantial U.S. owners or certify that it has no such U.S. owners.

FATCA withholding also potentially applies to payments of gross proceeds from the sale or other disposition of our shares of common stock, Pre-Funded Warrants and warrant shares. Proposed U.S. Treasury Regulations, however, would eliminate FATCA withholding on such payments, and the U.S. Treasury Department has indicated that taxpayers may rely on this aspect of the proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

Non-U.S. holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the non-U.S. holder satisfies the holder’s own FATCA obligations.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. You are encouraged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in our shares of common stock, Pre-Funded Warrants or warrant shares, including the applicability of any intergovernmental agreements.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO PROSPECTIVE INVESTORS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF UNITS, PRE-FUNDED UNITS, SHARES OF COMMON STOCK, PRE-FUNDED WARRANTS, WARRANTS OR WARRANT SHARES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Experts

Our consolidated balance sheets as of December 31, 2024 and 2023 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years and included in the registration statement of which this prospectus is a part have been audited by Simon & Edward, LLP, independent registered public accounting firm, as indicated in its report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

Legal Matters

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered hereby. Certain matters are being passed on for the Placement Agent by Sullivan & Worcester LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 28, 2025;

●	our definitive proxy statement and definitive additional materials on Schedule 14A filed on November 5, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on May 20, 2025;

●	our Current Reports on Form 8-K filed on January 24, 2025, April 11, 2025, April 11, 2025, April 24, 2025, May 8, 2025, May 27, 2025, and June 13, 2025; and

●	the description of our common stock filed as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 28, 2025, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Ryvyl, Inc., 3131 Camino Del Rio North, Suite 1400, San Diego, CA, 92108 or call (619) 631-8261.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and Common Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock and Common Warrants offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.ryvyl.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On May 14, 2025, the Company issued a press release stating that the parties to the previously disclosed SPA dated January 23, 2025, had ceased discussions to restructure the terms of the pre-funded asset sale of its Ryvyl EU subsidiary and it now expected the buyer to begin taking the final steps to close the pre-funded sale. As such, the sale of Ryvyl EU pursuant to the January 23, 2025 SPA is now considered probable.

The pending sale of Ryvyl EU represents a significant portion of the Company’s current business and substantially all of the business classified under the Company’s International reporting segment as described in the Notes to the unaudited condensed consolidated financial statements for the period ended March 31, 2025 and 2024, and the audited consolidated financial statements for the year ended December 31, 2024 and 2023. As the pending sale of Ryvyl EU represents a strategic shift that will have a significant effect on the Company’s operations and financial results, we have determined that the pending sale has met the criteria to be classified as a discontinued operation, in accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations (“ASC 205-20”), as of the second quarter of 2025. Accordingly, the Company will begin accounting for Ryvyl EU as a discontinued operation beginning with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

The Company’s estimates for discontinued operations as presented in the below pro forma condensed consolidated financial information are preliminary and actual results could differ materially from these estimates once the pending sale of Ryvyl EU closes, which is expected to occur in the second quarter or third quarter of 2025.

These unaudited pro forma condensed consolidated financial statements are presented to illustrate the estimated effects of the pending sale of Ryvyl EU on the financial position and results of operations of the Company. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and were derived from the Company’s historical consolidated financial statements, adjusted to give effect to the pending disposition of Ryvyl EU as if it had occurred as of March 31, 2025, and during the interim period ended March 31, 2025 and year ended December 31, 2024.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent the Company’s actual financial condition or results of operations had the pending sale of Ryvyl EU occurred on the dates indicated nor does it project the Company’s results of operations or financial condition for any future period or date. The Company has prepared the unaudited pro forma condensed financial information based on available information using certain assumptions that it believes are reasonable. As a result, the actual results reported by the Company in periods following the pending Ryvyl EU sale may differ materially from this unaudited pro forma condensed financial information.

RYVYL INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(In thousands, except par value and share data)

	As of March 31, 2025
	Historical Ryvyl Inc. (As Reported)	Sale of Ryvyl EU (A)	Notes	Pro Forma Ryvyl Inc.

ASSETS
Current Assets:
Cash and cash equivalents	$2,980	$(2,809)		$171
Restricted cash	74,510	(70,058)		4,452
Accounts receivable, net of allowance for credit losses of $294 and $206, respectively	958	(0)		958
Cash due from gateways, net of allowance of $152 and $89, respectively	-	-		-
Prepaid and other current assets	1,387	(202)		1,185
Total current assets	79,835	(73,069)		6,766
Non-current Assets:
Property and equipment, net	131	(16)		115
Goodwill	19,637	(19,637)		-
Intangible assets, net	2,969	(566)		2,403
Operating lease right-of-use assets, net	3,140	(185)		2,955
Other assets	2,361	(1,976)		385
Total non-current assets	28,238	(22,380)		5,858
Total assets	$108,073	$(95,449)		$12,624

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,245	$(198)		$4,046
Accrued liabilities	7,467	(2,182)	(i)	5,285
Payment processing liabilities, net	76,089	(71,029)		5,060
Note payable	15,000	(15,000)	(i)	-
Current portion of operating lease liabilities	875	(157)		719
Other current liabilities	238	(91)		147
Total current liabilities	103,914	(88,657)		15,257
Long term debt, net of debt discount	4,594	-		4,594
Operating lease liabilities, less current portion	2,647	(84)		2,563
Total liabilities	111,155	(88,741)		22,414

Stockholders' Equity:
Preferred stock, Series B, par value $0.01, 5,000,000 shares authorized; 0 and 53,499 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	-	-		-
Common stock, par value $0.001, 100,000,000 shares authorized; 8,351,086 and 8,032,318 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	8	-		8
Additional paid-in capital	179,222	(13,499)		165,723
Accumulated other comprehensive (loss) income	(149)	(122)		(271)
Accumulated deficit	(182,163)	6,913		(175,250)
Total stockholders' equity	(3,082)	(6,708)	(ii)	(9,790)
Total liabilities and stockholders’ equity	$108,073	$(95,449)		$12,624

RYVYL INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31, 2025
	Historical Ryvyl Inc. (As Reported)	Discontinued Operations of Ryvyl EU (B)	Pro Forma Ryvyl Inc.

Revenue	$15,133	$(12,363)	$2,770
Cost of revenue	8,418	(7,018)	1,400
Gross profit	6,715	(5,345)	1,370

Operating expenses:
Advertising and marketing	33	(29)	3
Research and development	449	-	449
General and administrative	1,541	(404)	1,137
Payroll and payroll taxes	3,883	(1,260)	2,623
Professional fees	1,066	(48)	1,019
Stock compensation expense	55	-	55
Depreciation and amortization	133	(51)	82
Restructuring charges	403	-	403
Total operating expenses	7,563	(1,792)	5,771

Loss from operations	(848)	(3,553)	(4,401)

Other income (expense):
Interest expense	(1,229)	-	(1,229)
Accretion of debt discount	(128)	-	(128)
Other income (expense)	(68)	115	47
Total other income (expense), net	(1,425)	115	(1,310)

Loss before provision for income taxes	(2,273)	(3,438)	(5,711)
Income tax provision	483	(342)	141
Net loss	$(2,756)	$(3,096)	$(5,852)

Comprehensive income statement:
Net loss	(2,756)	(3,096)	(5,852)
Foreign currency translation gain/(loss)	1,102	-	1,102
Total comprehensive loss	$(1,654)	$(3,096)	$(4,750)

Net loss per share:
Basic and diluted	$(0.33)		$(0.71)
Weighted average number of common shares outstanding:
Basic and diluted	8,265,255		8,265,255

RYVYL INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Year Ended December 31, 2024
	Historical Ryvyl Inc. (As Reported)	Discontinued Operations of Ryvyl EU (B)	Pro Forma Ryvyl Inc.

Revenue	$55,998	$(37,839)	$18,159
Cost of revenue	33,572	(22,806)	10,766
Gross profit	22,426	(15,033)	7,393

Operating expenses:
Advertising and marketing	95	(29)	66
Research and development	3,848	-	3,848
General and administrative	6,933	(2,032)	4,901
Payroll and payroll taxes	13,836	(4,276)	9,560
Professional fees	4,372	(118)	4,254
Stock compensation expense	624	-	624
Depreciation and amortization	2,264	(253)	2,011
Impairment of goodwill	6,675	-	6,675
Impairment of intangible assets	3,028	-	3,028
Restructuring charges	1,636	-	1,636
Total operating expenses	43,311	(6,708)	36,603

Loss from operations	(20,885)	(8,325)	(29,210)

Other income (expense):
Interest expense	(862)	(7)	(869)
Accretion of debt discount	(2,258)	-	(2,258)
Changes in fair value of derivative liability	14	-	14
Derecognition expense on conversion of convertible debt	(600)	-	(600)
Legal settlement expense	(2,064)	-	(2,064)
Gain on sale of property and equipment	-	-	-
Other income (expense)	970	(715)	255
Total other income (expense), net	(4,800)	(722)	(5,522)

Loss before provision for income taxes	(25,685)	(9,047)	(34,732)
Income tax provision	1,140	(750)	390
Net loss	$(26,825)	$(8,297)	$(35,122)

Comprehensive income statement:
Net loss	(26,825)	(8,297)	(35,122)
Foreign currency translation gain/(loss)	(1,652)	-	(1,652)
Total comprehensive loss	$(28,477)	$(8,297)	$(36,774)

Net loss per share:
Basic and diluted	$(4.01)		$(5.25)
Weighted average number of common shares outstanding:
Basic and diluted	6,694,165		6,694,165

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2025, and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2025 and for the year ended December 31, 2024, include the following adjustments:

(A)	Reflects the sale of Ryvyl EU pursuant to the SPA and adjustments required to record the consideration received in connection with the sale, and recognition of the estimated loss on sale in retained earnings (accumulated deficit) as if the transaction had occurred as of March 31, 2025.

(i)	Consideration received in connection with the sale consists of the following:

Note payable	$15,000
Accrued interest on note payable	1,117
Total consideration received	$16,117

(ii)	Estimated loss on the sale of Ryvyl EU, assuming the sale occurred as of March 31, 2025:

Total consideration received	$16,117
Net assets sold	(22,824)
Pre-tax loss on sale	(6,708)
Estimated tax expense (benefit) (a)	-
Estimated after-tax loss on sale	$(6,708)

For purposes of the unaudited pro forma condensed consolidated balance sheet, the estimated loss recognized in retained earnings (accumulated deficit) is based on the net carrying value of Ryvyl EU as of March 31, 2025 rather than as of the transaction closing date, which is pending as of the date of this prospectus. As a result, the estimated loss reflected herein may differ materially from the actual loss on the sale upon the closing of the transaction because of the differences in the carrying value of assets and liabilities at the closing date.

(a)	For tax purposes, the Company expects to incur a capital loss on the sale of Ryvyl EU but it does not expect to be able to realize any benefit from such loss as it does not anticipate being able to generate offsetting capital gains in the foreseeable future.

(B)	Reflects the reclassification of the operations of Ryvyl EU as a discontinued operation in accordance with ASC 205-20. The Ryvyl EU results were adjusted to exclude shared services allocations that were previously allocated to Ryvyl EU for the year ended December 31, 2024, as they did not meet the discontinued operations criteria. No similar allocations were made to Ryvyl EU for the three months ended March 31, 2025.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

RYVYL, Inc.

San Diego, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ryvyl, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, stockholders’ equity(deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing on February 2024, which was then terminated on the second quarter of 2024 and the Company then decided to introduce a licensing product for its payments processing platform. This business reorganization has resulted in a significant decline in processing volume and revenue, the recovery of the loss of revenues resulting from this product transition is not expected to occur until late 2025. The loss of revenue has jeopardized its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment

As described in Notes 2, 5 and 6 to the consolidated financial statements, the Company’s consolidated Goodwill balances were $18.9 and $26.8 million at December 31, 2024 and 2023, respectively.

The Company utilized the qualitative assessment when performing annual impairment of goodwill and/or long-lived assets, based on which the management concluded there were $9.7 and $0 impairment as of December 31, 2024 and 2023, respectively.

We identified impairment as a critical audit matter because the assessment is solely relied on a qualitative assessment result which involves the management’s subjective interpretation of the potential events and circumstances. Auditing these elements involved a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s interpretation in relation to the potential events and circumstances.

The primary procedures we performed to address this critical audit matter included:

●	Conducted a comprehensive walkthrough of the financial reporting cycles, specifically focusing on the procedures related to management’s annual evaluation of impairment of goodwill and/or long-lived assets or circumstances indicate.

●	Assessed the validity of management’s qualitative analysis and evaluation of pertinent events and circumstances, scrutinizing the financial data utilized in the assessment.

●	Independently recalculated the fair value of each reporting unit using the discounted cash flow method, aligning with management’s long-term strategic plan and adjusting for the Company’s current performance.

●	Further assessed impairment by comparing the net book value of assets to the Company’s market capitalization.

Modification and Conversion of Senior Convertible Note (the “Note”)

As outlined in Note 8 to the consolidated financial statements, the Company’s consolidated balance of a Note amounted to $16.7 and $15.3 million as of December 31, 2024 and 2023 following modifications made to the Note throughout the years, respectively.

The intricate accounting rules governing senior convertible note modification and conversion necessitate a detailed assessment of future cash flows, particularly considering the variable conversion price and the fair market value of the conversion both before and after modification. Incorrectly applying payment scenarios could result in a significant impact on accounting outcomes.

We identified the Note modification as a critical audit matter because the Company has amended the Note twice in a year. Auditing these elements involved complex auditor judgment due to the nature and extent of audit effort required to address these matters.

The primary procedures we performed to address this critical audit matter included:

●	Conducted a comprehensive walkthrough of the financial reporting cycles, which encompassed the handling of significant equity and financing transactions.

●	Evaluated the expertise of the specialist engaged by the Company to assess the impact of the Note modification. This assessment involved scrutinizing the reasonableness of assumptions made, considering the Company’s historical stock prices, operational performance, third-party market data, and ensuring consistency with evidence obtained elsewhere in the audit.

●	Assessed the accounting treatment of the Note modification in accordance with ASC 470 and ASC 815 while also recalculating the cash flow used for 10% testing.

●	Assessed the accuracy of accounting entries based on the outcomes of the assessment, including the validation of principal repayment and principal conversion entries made upon modification

●	Verified the recognition of the Note by scrutinizing the input of the amortization schedule and recalculating said schedule to ensure accuracy.

/s/ Simon & Edward, LLP

We have served as the Company’s auditor since 2022.

Rowland Heights, CA

March 28, 2025

RYVYL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash	$2,599	$12,180
Restricted cash	89,432	61,138
Accounts receivable, net of allowance for credit losses of $206 and $23, respectively	1,076	859
Cash due from gateways, net of allowance of $89 and $2,636, respectively	88	12,834
Prepaid and other current assets	2,189	2,854
Total current assets	95,384	89,865

Non-current Assets:
Property and equipment, net	165	306
Goodwill	18,856	26,753
Intangible assets, net	1,802	5,059
Operating lease right-of-use assets, net	3,425	4,279
Other assets	2,644	2,403
Total non-current assets	26,892	38,800
Total assets	$122,276	$128,665

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)

Current Liabilities:
Accounts payable	$3,515	$1,819
Accrued liabilities	8,146	5,755
Payment processing liabilities, net	90,802	76,772
Current portion of operating lease liabilities	839	692
Other current liabilities	240	504
Total current liabilities	103,542	85,542
Long term debt, net of debt discount of $1,556 and $3,906, respectively	17,363	15,912
Operating lease liabilities, less current portion	2,863	3,720
Total liabilities	123,768	105,174

Stockholders’ Equity/(Deficit):
Preferred stock, Series B, par value $0.01, 5,000,000 shares authorized; 53,499 and 55,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Common stock, par value $0.001, 100,000,000 shares authorized; 8,032,318 and 5,996,948 shares issued and outstanding at December 31, 2024 and 2023, respectively	8	6
Additional paid-in capital	179,157	175,664
Accumulated other comprehensive income	(1,251)	401
Accumulated deficit	(179,407)	(152,581)
Total stockholders’ (deficit)/equity	(1,492)	23,491
Total liabilities and stockholder’s (deficit)/equity	$122,276	$128,665

The accompanying notes are an integral part of these audited financial statements.

RYVYL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue	$55,998	$65,869
Cost of revenue	33,572	40,157
Gross profit	22,426	25,712

Operating expenses:
Advertising and marketing	95	80
Research and development	3,848	5,757
General and administrative	6,933	8,678
Payroll and payroll taxes	13,836	12,017
Professional fees	4,372	7,076
Stock compensation expense	624	1,853
Depreciation and amortization	2,264	2,553
Impairment of goodwill	6,675	-
Impairment of intangible assets	3,028	-
Restructuring charges	1,636	-
Total operating expenses	43,311	38,014

Loss from operations	(20,885)	(12,302)

Other income (expense):
Interest expense	(862)	(3,340)
Accretion of debt discount	(2,258)	(13,134)
Changes in fair value of derivative liability	14	6,544
Derecognition expense on conversion of convertible debt	(600)	(25,035)
Legal settlement expense	(2,064)	(4,142)
Gain on sale of property and equipment	-	1,069
Other income (expense), net	970	(2,472)
Total other expense, net	(4,800)	(40,510)

Loss before provision for income taxes	(25,685)	(52,812)
Income tax provision	1,140	289
Net loss	$(26,825)	$(53,101)

Comprehensive income statement:
Net loss	$(26,825)	$(53,101)
Foreign currency translation (loss) gain	(1,652)	44
Total comprehensive loss	$(28,477)	$(53,057)

Net loss per share:
Basic and diluted	$(4.01)	$(10.11)
Weighted average number of common shares outstanding:
Basic and diluted	6,694,165	5,251,852

The accompanying notes are an integral part of these audited financial statements.

RYVYL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

(In thousands, except share data)

	Common Stock		Preferred Stock		Additional	Other Accumulated Comprehensive		Total
	Shares	Amount	Series B Shares	Amount	Paid In Capital	Income (Loss)	Accumulated Deficit	Stockholders’ Equity
Balance at December 31, 2023	5,996,948	$6	55,000	$1	$175,664	$401	$(152,581)	$23,491

Issuance of common stock under equity incentive plans	17,804	-	-	-	45	-	-	45

Issuance of restricted common stock under equity incentive plans	70,936	-	-	-	635	-	-	635

Issuance of restricted common stock for compensation	88,792	-	-	-	182	-	-	182

Issuance of common stock upon exercise of stock options	6,218	-	-	-	26	-	-	26

Common stock issued for conversion of convertible debt	823,294	1	-	-	1,416	-	-	1,417

Common stock issued for conversion of Preferred B stock	1,109,036	1	(1,501)	-	(1)	-	-	-

Shares cancelled in connection with the net settlement of vested restricted stock awards	(80,710)	-	-	-	(209)	-	-	(209)

Capital contributions	-	-	-	-	1,399	-	-	1,399

Net loss and comprehensive loss	-	-	-	-	-	(1,652)	(26,825)	(28,477)

Balance at December 31, 2024	8,032,318	$8	52,999	$1	$179,157	$(1,251)	$(179,407)	$(1,492)

	Common Stock				Treasury Stock				Preferred Stock			Other Accumulated		Total
	Shares	Amount	To be Issued	Amount	To be returned	Amount	Shares	at Cost	Series B Shares	Amount	Additional Paid In Capital	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders’ Equity (Deficit)

Balance at December 31, 2022	4,972,736	$5	175,392	$-	(13,689)	$(7)	-	$-	-	-	$97,494	$357	$(99,772)	$(1,923)

Common stock issued to employees for compensation	303,015	-	-	-	-	-	-	-	-	-	1,555	-	-	1,555

Common stock issued for conversion of convertible debt	527,172	1	-	-	-	-	-	-	-	-	2,514	-	-	2,515

Common stock issued for interest on convertible debt	176,130	-	(175,392)	-	-	-	-	-	-	-	5	-	-	5

Restricted common stock issued for compensation	23,820	-	-	-	-	-	-	-	-	-	129	-	-	129

Shares forfeited	(26,683)	-	-	-	-	-	-	-	-	-	(167)	-	-	(167)

Issuance for rounding of fractional shares due to reverse stock split	34,430	-	-	-	-	-	-	-	-	-	-	-	-	-

Issuance of Series B convertible preferred stock for conversion of convertible debt	-	-	-	-	-	-	-	-	55,000	1	74,141	-	-	74,142

Carryover effects of financial statement restatements in prior periods	-	-	-	-	-	-	-	-	-	-	-	-	292	292

Shared returned or cancelled	(13,672)	-	-	-	13,689	7	-	-	-	-	(7)	-	-	-

Net loss and comprehensive loss	-	-	-	-	-	-	-	-	-	-	-	44	(53,101)	(53,057)

Balance at December 31, 2023	5,996,948	$6	-	$-	-	$-	-	$-	55,000	$1	$175,664	$401	$(152,581)	$23,491

The accompanying notes are an integral part of these audited financial statements.

RYVYL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(26,825)	$(53,101)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,264	2,553
Noncash lease expense	143	350
Stock compensation expense	624	1,853
Restricted common stock issued for compensation	182	-
Accretion of debt discount	2,258	13,134
Derecognition expense on conversion of convertible debt	600	25,035
Changes in fair value of derivative liability	(14)	(6,544)
Gain on sale of property and equipment	-	(1,069)
Impairment of goodwill	6,675	-
Impairment of intangible assets	3,028	-
Restructuring charges	1,636	-
Changes in assets and liabilities:
Accounts receivable, net	(155)	297
Prepaid and other current assets	664	6,568
Cash due from gateways, net	12,684	(5,407)
Other assets	(160)	(1,183)
Accounts payable	1,695	189
Accrued and other current liabilities	1,497	2,080
Accrued interest	366	546
Payment processing liabilities, net	14,029	47,860
Net cash provided by operating activities	21,191	33,161

Cash flows from investing activities:
Purchases of property and equipment	(47)	(108)
Logicquest Technology acquisition	-	(225)
Proceeds from sale of property and equipment	-	2,620
Capitalized software development costs	(1,647)	-
Purchase of intangibles	(114)	-
Net cash (used in) provided by investing activities	(1,808)	2,287

Cash flows from financing activities:
Treasury stock purchases	-	7
Repayments of convertible debt	-	(3,000)
Repayments on long-term debt	(12)	(15)
Tax withholdings related to net settlement of equity awards	(229)	-
Net cash used in financing activities	(241)	(3,008)

Effect of exchange rates in cash and restricted cash	(430)	44
Net increase (decrease) in cash and restricted cash	18,712	32,484

Cash and restricted cash – beginning of period	73,318	40,834

Cash and restricted cash – end of period	$92,030	$73,318

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$300	$2,709
Income taxes	$848	$199

Non-cash financing and investing activities:
Convertible debt conversion to preferred stock	$900	$64,600
Convertible debt conversion to common stock	$-	$1,650
Interest accrual from convertible debt converted to preferred stock	$-	$1,703
Interest accrual from convertible debt converted to common stock	$-	$4

The accompanying notes are an integral part of these audited financial statements.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business and Basis of Presentation

Organization

RYVYL Inc. (“RYVYL”) is a financial technology company that develops software platforms and tools that are focused on providing global payment acceptance and disbursement capabilities. RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our first-generation product, QuickCard, was originally developed to facilitate payment processing for predominantly cash-based businesses in certain niche high-risk business verticals. It was a comprehensive physical and virtual payment card processing management system that offered a cloud-based network interface, merchant management, and point-of-sale (POS) connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards, and to subsequently disburse those funds electronically to merchants upon request. In early 2024, in response to evolving changes in the compliance environment and banking regulations, the Company began transitioning QuickCard to a fully virtual, app-based product. In mid-2024, the Company further transitioned its QuickCard product from a direct offering to a licensing model, whereby partners with more suitable compliance capabilities could license the platform from the Company and offer its payments processing capabilities in the same business verticals the Company previously served directly.

As the global fintech industry continues to evolve, it has become evident that there is a need for a fully integrated platform that can seamlessly support multiple types of offerings on a global scale. We believe our second-generation platform, NEMS Core, provides a compelling solution to fill that product void. As a dual-sided platform, NEMS Core is designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment.

The Company operates through distinct business segments designed to meet the diverse and evolving needs of global markets. Our business is strategically structured around two primary geographic regions - Europe and North America - each offering complementary product and service portfolios that encompass payment processing, treasury management, acquiring, issuing, and Electronic Money Institution (“EMI”) services. Our business segments are interconnected through shared technology platforms, unified compliance frameworks, and collaborative global partnerships. This integration enables us to capitalize on synergies across regions, optimize resource allocation, and drive innovation that resonates across all markets in which we operate.

Name Change

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. On October 13, 2022 GreenBox POS changed its name to RYVYL Inc. (“RYVYL”). Unless the context otherwise requires, all references to “the Company,” “we,” “our”, “us” and “PubCo” refer to RYVYL Inc. Additionally, unless the context otherwise requires, all references to “PrivCo” or the “Private Company” refer to GreenBox POS LLC, a limited liability company, formed in the state of Washington.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

2. Summary of Significant Accounting Policies

Going Concern

In February 2024, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing. This transition was driven by a change in our banking partner that was prompted by recent changes in the compliance environment and banking regulations impacting certain niche high-risk business verticals, which were the predominant revenue driver for QuickCard.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management planned to recover the loss of revenues resulting from this product transition through the acceleration of business development efforts to launch the new app-based product in existing and new business verticals. However, due to continuous changes in the regulatory environment and our previous banking relationships, during the second quarter of 2024, management determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals and made the decision to terminate the rollout of the app-based product in those specific business verticals. To address this change, during the third quarter of 2024, the Company introduced a licensing product for its payments processing platform, which it believes will enable it to serve the same customer base in such verticals through a business partner with more suitable banking compliance capabilities. Revenues from the new licensing product are not expected to materialize until late 2025. Due of this strategy shift as well as a reorganization of the Company’s business to better align with management’s revised strategy, which was executed during the second quarter of 2024, the recovery of the loss of revenues resulting from this product transition is now not expected to occur until late 2025.

The decline in revenues resulting from this product transition has adversely impacted the Company’s liquidity in its North America segment in the short term. As a result, management has determined that its cash in the North America segment as of December 31, 2024, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this Report. These conditions raise substantial doubt about our ability to continue as a going concern.

The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s intended plan over the next twelve months to improve the liquidity of its North America segment, which includes, without limitation:

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right-sizing the organization, where appropriate;

●	the sale of noncore assets;

●	continued repatriation of offshore profits from the Company’s European subsidiaries, whose continued accelerated growth and generation of positive cash flow have already provided and will continue to provide, an immediate and viable short-term source of capital during this product transition (to date, the Company has repatriated approximately $17.6 million from Europe); and

●	raising capital through a variety of means, including private and public equity offerings and debt financings.

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be sufficient to continue our operations in the North America segment. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected. The Company bases its estimates on current and past experience, to the extent that historical experience is predictive of future performance, and other assumptions that the Company believes are reasonable under the circumstances. The Company evaluates these estimates on an ongoing basis.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported financial position, results of operations or cash flows.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reverse Stock Split

On September 6, 2023, the Company filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Nevada to effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the Company’s shares of common stock, par value $0.001 per share (the “common stock”). Such amendment and ratio were previously approved by the board of directors. Under Nevada Revised Statutes Section 78.207, stockholder approval of the Reverse Stock Split was not required because (i) both the number of authorized shares of the common stock and the number of issued and outstanding shares of the common stock were proportionally reduced as a result of the Reverse Stock Split; (ii) the Reverse Stock Split did not adversely affect any other class of stock of the Company; and (iii) the Company did not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. As a result of the Reverse Stock Split, which was effective September 6, 2023, every ten shares of the Company’s pre-reverse split outstanding common stock were combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stockholders were not affected by the Reverse Stock Split. Any fractional shares of common stock resulting from the Reverse Stock Split were rounded up to the nearest whole share. All stock options outstanding and common stock reserved for issuance under the Company’s equity incentive plans outstanding immediately prior to the Reverse Stock Split were adjusted by dividing the number of affected shares of common stock by ten and, as applicable, multiplying the exercise price by ten. All share numbers, share prices, exercise prices and per share amounts have been adjusted, on a retroactive basis to reflect this 1-for-10 Reverse Stock Split.

Cash and Restricted Cash

Cash consist of cash on hand and cash on deposit with banks. Restricted cash substantially consists of cash received from gateways for merchant transactions processed, which has yet to be distributed to merchants, ISOs and their agents at the end of the period.

Cash Due from Gateways, Net

The Company generates the majority of its revenue from payment processing services provided to its merchant clients. When a merchant makes a sale, the process of receiving the payment card information and engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, are the primary activities for which the Company gets to collect fees. Cash due from gateways represent amounts due to the Company for transactions processed but not yet distributed by the gateways.

The gateways have strict policies pertaining to the scheduling of the release of funds to merchants based on several criteria that include, but are not limited to, return and chargeback history, associated risk for the specific business vertical, average transaction amount, etc. To mitigate potential credit losses associated with these risks, the gateways use these policies to determine reserve requirements and a payment in arrears strategy. While reserve and payment in arrears restrictions are in effect for a merchant payout, the Company records the reserved amounts against cash due from the gateways until the restriction is released.

Cash due from gateways is only applicable to payment processing services provided in North America, as. Ryvyl EU has its own gateway and, therefore, similar receivables are not created.

Payment Processing Liabilities

Payment processing liabilities principally represent funds collected from acquiring transactions that are due to merchants and ISOs, net of amounts earned by the Company on those transactions. It also includes net amounts owed to merchants and ISOs in connection with acquiring transactions processed but which have yet to be received from our third-party gateways. These liabilities are secured by funds held in restricted cash accounts and are presented as Restricted cash in the consolidated balance sheets.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company generates the majority of its revenue from payment processing services. Payment processing services revenue is typically based on a percentage of the value of each transaction processed and/or upon fixed amounts specified for each transaction or service. The Company satisfies its performance obligations and, therefore, recognizes the processing fees as revenue at a point in time, upon the authorization of a merchant sale transaction. The Company also generates revenue from banking services, which primarily include incoming and outgoing ACH and wire transfer transactions. For these transactions, we typically charge specified fees on a per transaction basis, which may vary from customer to customer. The Company satisfies its performance obligation related to these transactions at a point in time, upon the authorization of the transaction in the Company’s payments platform.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Costs

Research and development costs primarily consist of salaries and benefits for research and development personnel and outsourced contracted services, as well as associated supplies and materials. These costs are expensed as incurred.

Internal-use Software Development Costs

Internal-use software development costs consist of the costs related to outsourced consultants who are directly associated with and who devote time to creating and enhancing internally developed software for the Company’s platforms. Internal-use software development activities generally consist of three stages: (i) the preliminary project stage, (ii) the application development stage, and (iii) the postimplementation-operation stage. In accordance with ASC 350-40, Internal Use Software, costs incurred in the preliminary and postimplementation-operation stages of software development are expensed as incurred. Costs incurred in the application development stage, including significant enhancements and upgrades, are capitalized. Capitalized internal-use software development costs are included within intangible assets, net on the consolidated balance sheets, and are amortized on a straight-line basis over an estimated useful life of three years upon the software or additional features being ready for their intended use.

Accounts Receivable, Net

Accounts receivable primarily consist of amounts recorded in connection with the sale of payment processing terminals and related accessories. Accounts receivable are recorded at invoiced amounts, net of an allowance for credit losses, and do not bear interest. In accordance with Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), the Company measures its allowance for credit losses using an expected credit loss model that reflects the Company’s current estimate of expected credit losses inherent in the enterprise and the accounts receivable balance. In determining the expected credit losses, the Company considers its historical loss experience, the aging of its accounts receivable balance, current economic and business conditions, and anticipated future economic events that may impact collectability. The Company reviews its allowance for credit losses periodically and, as needed, amounts are written-off when determined to be uncollectible. As of December 31, 2024, and 2023, the allowance for credit losses was immaterial.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily consist of inventory and deposits made by our European subsidiaries with credit card companies.

Property and Equipment, Net

Property and equipment primarily consist of computer equipment and furniture and fixtures. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to eight years. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

Fair Value Measurements

The Company applies fair value accounting for assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Fair value is defined as the price received to sell an asset or paid to transfer a liability in the principal market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC Topic 820, Fair Value Measurements, establishes a three-level hierarchy priority for disclosure of assets and liabilities recorded at fair value. The ordering of priority reflects the degree to which objective prices in external active markets are available to measure fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The three levels in the hierarchy are as follows:

●	Level 1 – Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 – Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that cannot be directly corroborated by observable market data and that typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company measures its convertible note and related derivative liability at fair value. The Company classifies these liabilities as Level 3 of the fair value hierarchy, as fair values are estimated using models that use both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Goodwill and Intangible Assets

Goodwill is recorded when the consideration paid for the acquisition of a business exceeds the fair value of the identifiable net tangible and intangible assets acquired. ASC 350-20, Intangibles—Goodwill and Other—Goodwill, requires companies to assess goodwill for impairment annually or more frequently if indicators of impairment exist. Testing goodwill for impairment is performed at the reporting unit level, using a two-step test, and requires companies to compare the fair value of a reporting unit with its carrying amount, including goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds its fair value. ASC 350-20 also provides for an optional qualitative assessment for testing goodwill for impairment that enables companies to skip the two-step test if it is determined that it is more likely than not (i.e., a likelihood of greater than 50%) that the fair value of a reporting unit is greater than its carrying amount.

The Company’s policy is to perform its annual impairment test of goodwill as of December 31 of each fiscal year or more frequently if indicators of impairment are identified. Based on the most recent impairment assessment, performed as of June 30, 2024, the Company previously recorded an impairment charge of $6.7 million or one hundred percent (100%) of the goodwill balance related to its North America operating unit. As of December 31, 2024, no impairment indicators were identified that would warrant an updated impairment assessment on the remaining balance of goodwill and, as such, no additional adjustment was required.

Intangible assets consist of acquired customer relationships and business intellectual properties. In accordance with ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill, the Company’s intangible assets are amortized over their estimated useful lives, ranging from two to five years, using the straight-line method. Intangible assets amortized under ASC 350-30 must be reviewed for impairment when indicators of impairment are present, in accordance with ASC 360-10. As of December 31, 2024, management determined that an impairment assessment over intangible assets held in the North America operating unit was required. Based on that assessment, management determined that the carrying value of the Company’s intangible assets in North America was not recoverable and recorded an impairment of $3.0 million or one hundred percent of the carrying balance as of December 31, 2024.

Leases

The Company leases office space under non-cancellable operating leases with various expiration dates. The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included within noncurrent assets, and lease liabilities, which are included within current and noncurrent liabilities on our consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. ROU assets are based on the lease liability and are increased by prepaid lease payments and decreased by lease incentives received, where applicable. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate that the Company would pay to borrow on a collateralized basis with similar terms and payments as the lease, and in economic environments where the leased asset is located. Certain leases require the Company to pay taxes, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities. These lease costs are recognized as lease expenses when incurred.

The Company evaluates ROU assets related to leases for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of a ROU asset may not be recoverable. When a decision has been made to exit a lease prior to the contractual term or to sublease that space, the Company evaluates the asset for impairment and recognizes the associated impact to the ROU asset and related expense, if applicable. The evaluation is performed at the asset group level initially and when appropriate, at the lowest level of identifiable cash flows, which is at the individual lease level. Undiscounted cash flows expected to be generated by the related ROU assets are estimated over the ROU assets’ useful lives. If the evaluation indicates that the carrying amount of the ROU assets may not be recoverable, any potential impairment is measured based upon the fair value of the related ROU asset or asset group as determined by appropriate valuation techniques.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency

Assets and liabilities of our foreign subsidiaries are translated into the reporting currency using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the period, which is the result of the income statement translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income in the accompanying consolidated statements of stockholders’ equity.

Stock Based Compensation

Stock-based compensation expense relates to restricted stock awards (“RSAs”) and stock options granted to employees and non-employee directors under the Company’s equity incentive plans, which are measured based on the grant-date fair value. The fair value of RSAs is determined by the closing price of the Company’s common stock on the grant date. The fair value of stock options is estimated on the date of grant using the Black-Scholes-Merton option valuation model. Generally, stock-based compensation expense is recorded on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion of or all the deferred tax assets will not be realized. Judgment is required in determining and evaluating income tax provisions and valuation allowances for deferred income tax assets. We recognize an income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position.

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of December 31, 2024, and 2023, the Company has a full valuation allowance on its deferred tax assets.

Net Loss Per Share

The Company’s basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss available to common shareholders by the weighted-average number of shares of common stock outstanding, adjusted for the dilutive effect of all potential shares of common stock. For the years ended December 31, 2024, and 2023, the Company’s diluted net loss per share is the same as the basic net loss per share, since there are no common stock equivalents outstanding that would have a dilutive effect.

Segment Reporting

The Company reports its segments to reflect the manner in which its CODM reviews and assesses performance. The Company’s CODM is its CEO. The primary financial measures used by the CODM to evaluate the performance of its segments and allocate resources to them are revenue and gross profit.

The Company has two reportable segments: North America and International. The CODM uses segment revenue and gross profit for each segment during the annual budgeting and forecasting process. Further, the CODM uses segment revenue and gross profit as the metrics to assess the business trajectory of each segment on a quarterly basis, and to make investment decisions and allocate operating resources to each segment. The CODM does not evaluate performance or allocate resources based on segment asset data. Assets are reviewed on a consolidated basis. As such, segment asset data is not provided.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 aims to simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. ASU 2020-06 also simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity and amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. Early adoption is permitted for fiscal years beginning after December 15, 2020. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods therein. The adoption of the new guidance, effective January 1, 2024, did not have an impact on the financial condition, results of operations, cash flows and disclosures of the Company.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments expand segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the CODM, the amount and description of other segment items, permits companies to disclose more than one measure of segment profit or loss, and requires all annual segment disclosures to be included in the interim periods. The amendments do not change how an entity identifies its operating segments, aggregates those operating segments, or applies quantitative thresholds to determine its reportable segments. The Company adopted this guidance effective for the annual reporting period beginning January 1, 2024, and has applied the guidance retrospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures. Refer to Note 15, Segment Reporting, for further details.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. This amended guidance requires fair value measurement of certain crypto assets each reporting period with the changes in fair value reflected in net income. The amendments also require disclosures of the name, fair value, units held, and cost bases for each significant crypto asset held and annual reconciliations of crypto asset holdings. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024, with early adoption permitted. We are required to apply these amendments as a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year in which the guidance is adopted. The adoption of this guidance is not expected to have an impact on our consolidated financial statements, as we currently do not hold any crypto assets.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amended guidance enhances income tax disclosures primarily related to the effective tax rate reconciliation and income taxes paid information. This guidance requires disclosure of specific categories in the effective tax rate reconciliation and further information on reconciling items meeting a quantitative threshold. In addition, the amended guidance requires disaggregating income taxes paid (net of refunds received) by federal, state, and foreign taxes. It also requires disaggregating individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). The amended guidance is effective for fiscal years beginning after December 15, 2024. The guidance can be applied either prospectively or retrospectively. The Company is currently in the process of evaluating the impact this amended guidance may have on the footnotes to our consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”), and in January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments are intended to enhance disclosures regarding an entity’s costs and expenses by requiring additional disaggregated information disclosures about certain income statement expense line items. The amendments, as clarified by ASU 2025-01, are effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is evaluating the effect of adopting the new disclosure requirements.

3. Acquisitions

Logicquest Technology, Inc.

In April 2023, the Company executed a purchase agreement for 99.4 million shares of restricted common stock of Logicquest Technology, Inc., a Nevada corporation (“Logicquest”) representing ownership of 99.1% of Logicquest, 48 shares of Series C Convertible Non-Redeemable Preferred Stock of Logicquest, and 10 shares of Series D Convertible Non-Redeemable Preferred Stock of Logicquest, in exchange for an aggregate purchase price of $225,000. Logicquest was a shell company (as defined in Rule 12b-2 of the Exchange Act) quoted on the Over-the-Counter Pink Open Market under the symbol “LOGQ” and is required to file reports and other information with the SEC pursuant to the Exchange Act. In June 2023, the Company merged the assets of Coyni, Inc., a wholly-owned subsidiary of the Company, and Logicquest, with Logicquest as the surviving entity. Subsequently, Logicquest changed its name to Coyni, Inc. (“Coyni PubCo”). In the fourth quarter of 2023, the Company amended the share purchase agreement to reflect 98 million shares of restricted common stock of Logicquest, 48 shares of Series C Convertible Non-Redeemable Preferred Stock of Logicquest, and 10 shares of Series D Convertible Non-Redeemable Preferred Stock of Logicquest, in exchange for an aggregate purchase price of $225,000. In accordance with ASC 805, Business Combinations, this transaction was accounted for as an asset acquisition and the acquired assets are included in the consolidated financial statements of the Company as of December 31, 2024.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As previously disclosed, the Company originally intended to transfer the Coyni Platform assets, which are owned by the Company, into Coyni PubCo, and subsequently spin-off Coyni PubCo into a new publicly traded entity. However, we subsequently determined that it was in the best interest of the Company and its shareholders to retain the Coyni Platform at the Company to expand payment processing and banking-as-a-service solutions. As such, management no longer plans to pursue a spin-off of Coyni PubCo.

Merchant Payment Solutions LLC

In November 2021, the Company executed a term sheet to acquire certain Automated Clearing House (“ACH”) business of Merchant Payment Solutions LLC (“MPS”). Upon execution of the term sheet, the Company made a refundable earnest money deposit in the amount of $725,000 toward the total purchase price. After conducting due diligence, the Company elected to terminate the term sheet on April 21, 2023. In June 2023, the Company and MPS agreed to finalize a Portfolio Purchase Agreement (“Purchase Agreement”). Pursuant to the Purchase Agreement, the Company acquired the ACH portfolio of MPS for $725,000. In accordance with ASC 805, Business Combinations, this transaction was accounted for as an asset acquisition.

4. Property and Equipment, Net

The following table details property and equipment, less accumulated depreciation (dollars in thousands):

	December 31,
	2024	2023
Computers and equipment	$288	$276
Furniture and fixtures	135	152
Improvements	186	171
Total property and equipment	609	599
Less: accumulated depreciation	(444)	(293)
Net property and equipment	$165	$306

Depreciation expense was $0.2 million and $0.2 million for the years ended December 31, 2024, and 2023, respectively. During the year ended December 31, 2023, the Company’s subsidiary, Charge Savvy, sold a building it owned and recognized a gain on sale of $1.1 million.

5. Goodwill

The following table summarizes goodwill activity and balances by reportable segment (dollars in thousands):

	North America	International	Consolidated
Goodwill - December 31, 2023	$6,675	$20,078	$26,753
Goodwill Acquired	-	-	-
Goodwill Impairment	(6,675)	-	(6,675)
Adjustments (1)	-	(1,222)	(1,222)
Goodwill – December 31, 2024	$-	$18,856	$18,856

(1)	The adjustments to goodwill pertain to foreign currency translation adjustments, which totaled negative $1.2 million for the twelve months ended December 31, 2024.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Intangible Assets, Net

The following table details intangible assets (dollars in thousands):

		December 31, 2024			December 31, 2023
Intangible Assets	Amortization Period	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer relationships	2-5 years	$7,812	$(7,762)	$50	$7,812	$(4,100)	$3,712
Business technology/IP	5 years	2,765	(2,657)	108	2,675	(1,328)	1,347
Capitalized internal-use software	3 years	1,648	(4)	1,644	-	-	-
Total intangible assets		$12,225	$(10,423)	$1,802	$10,487	$(5,428)	$5,059

Amortization expense was $2.1 million and $2.4 million for the years ended December 31, 2024, and 2023, respectively. Additionally, during the year ended December 31, 2024, the Company recorded an impairment charge of $3.0 million or 100% of its intangible assets in North America.

The estimated future amortization expense related to intangible assets as of December 31, 2024, is as follows (dollars in thousands):

Year	Amount
2025	$580
2026	640
2027	568
2028	14
2029	-
Total	$1,802

7. Accrued Liabilities

The following table details the balance in accrued liabilities (dollars in thousands):

	December 31,
	2024	2023
Accrued gateway fees	$-	$2,356
Payroll related accruals	2,613	1,235
Accrued legal and professional fees	886	1,342
Accrued legal settlements	2,467	-
Accrued taxes	110	528
Accrued convertible note interest	366	-
Other	1,704	294
Total accrued liabilities	$8,146	$5,755

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Long-Term Debt, Net

The following table summarizes the Company’s debts as of December 31, 2024, and 2023 (dollars in thousands):

	December 31,
	2024	2023
$100,000,000 8% senior convertible note, due April 5, 2026	$18,300	$19,200
Less: Unamortized debt discount	(1,555)	(3,906)
Net carrying value	16,745	15,294

$149,900 Economic Injury Disaster Loan (EIDL), interest rate of 3.75%, due June 1, 2050	155	146
$500,000 EIDL, interest rate of 3.75%, due May 8, 2050	475	487
Total debt	17,375	15,927

Less: current portion	(12)	(15)
Long-term debt, net	$17,363	$15,912

Senior Convertible Note

On November 8, 2021, the Company sold and issued, in a registered direct offering, an 8% Senior convertible note, originally due November 3, 2023, and subsequently extended to April 5, 2025, in the aggregate original principal amount of $100 million (the “Note”). The Note had an original issue discount of sixteen percent (16%) resulting in gross proceeds of $84 million. The Note was sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “SPA”), between the Company and the investor in the Note (the “Investor”).

The Note was issued on November 8, 2021, pursuant to an indenture dated November 2, 2021 between us and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture thereto, dated November 2, 2021, relating to the Note (the “First Supplemental Indenture” and the Base Indenture as supplemented by the First Supplemental Indenture, the “First Indenture”). The terms of the Note include those provided in the First Indenture and those made part of the First Indenture by reference to the Trust Indenture Act.

First Exchange Agreement

On July 25, 2023, the Company entered into an Exchange Agreement (the “First Exchange Agreement”) under which the Company and the Investor agreed to exchange (the “Series A Exchanges”), in two separate exchanges, an aggregate of $22.7 million of the outstanding principal and interest under the Note for 15,000 shares of a newly authorized series of preferred stock of the Company designated as Series A Preferred Convertible Stock (the “Series A Preferred Stock”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of RYVYL Inc. (the “Series A Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of the Series A Preferred Stock. The Series A Preferred Stock is further described in Note 9, Convertible Preferred Stock. As part of the First Exchange Agreement, the Company also agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of the Company’s common stock during the five trading days immediately prior to such conversion; and the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 31, 2023, pursuant to the terms of the First Exchange Agreement, the Company closed the initial exchange (the “Initial Series A Exchange”) and issued 6,000 shares of Series A Preferred Stock in exchange for $4.3 million of the outstanding principal balance of the Note and $1.7 million of accrued interest. Additionally, upon satisfaction of all applicable closing conditions, including, without limitation, the Company having obtained any stockholder approval required for the consummation of the transactions and the issuance of the common stock issuable upon the conversion of all of the shares of Series A Preferred Stock (unless waived by the applicable other party), in the final exchange (the “Final Series A Exchange”), the parties agreed to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock on a date mutually agreed to by the Company and the Investor. The Company determined that the parties’ obligation to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange represents an embedded conversion feature that does not require bifurcation and separate valuation because it would not meet the definition of a derivative, if freestanding, under ASC 815, Derivatives and Hedging (“ASC 815”), as net settlement could not be achieved.

The Company analyzed the changes made to the Note under the First Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the First Exchange Agreement added a substantive conversion option, the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $1.3 million which represents the difference between (a) the fair value of the modified Note and the 6,000 shares of Series A Preferred Stock issued in the Initial Series A Exchange and (b) the carrying amount of the Note and the fair value of the bifurcated embedded derivative immediately prior to giving effect to the First Exchange Agreement.

Second Exchange Agreement

Under the terms of the First Exchange Agreement, a final closing was to be held upon which the Investor was to exchange an additional $16.7 million of principal of the Note into 9,000 shares of Series A Preferred Stock (the “Unissued Series A Preferred Stock”) which shares of Unissued Series A Preferred Stock were convertible into shares of common stock, in accordance with the terms of the Series A Certificate of Designations.

On November 27, 2023, the Company entered into an Exchange Agreement (the “Second Exchange Agreement”) with the Investor under which the Company and the Investor agreed to exchange (the “Series B Exchange”), (i) all of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange, (ii) the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and (iii) $60.3 million of the outstanding principal under the Note for 55,000 shares of a newly authorized series of preferred stock of the Company designated as Series B Preferred Convertible Stock (the “Series B Preferred Stock,” and collectively with the Series A Preferred Stock, the “Preferred Stock”),”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of RYVYL Inc. (the “Series B Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of any shares of Series B Preferred Stock. The Series B Preferred Stock is further described in Note 9, Convertible Preferred Stock. As additional consideration for the Series B Exchange, the Company has also agreed to make a cash payment to the Investor in the amount of $3.0 million. As part of the Second Exchange Agreement, the Investor also agreed to forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture (as such term is defined in the Second Exchange Agreement)) during the period commencing on November 5, 2024 through, and including, April 5, 2025; and to extend the waiver of payment of interest under the Note through July 1, 2024.

The Company analyzed the changes made to the Note under the Second Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the Second Exchange Agreement eliminated a substantive conversion option (the parties’ obligation to exchange the remaining $16.7 million of outstanding principal balance subject to the Series A Exchange for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange), the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $22.5 million which represents the difference between (a) the fair value of the modified Note, the fair value of the 55,000 shares of Series B Preferred Stock issued in the Series B Exchange, and the $3.0 million cash payment made to the Investor, and (b) the carrying amount of the Note, the fair value of the bifurcated embedded derivative immediately prior to giving effect to the Second Exchange Agreement, and the fair value of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange forfeited to the Company by the Investor.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 29, 2023, the Company closed the Series B Exchange, pursuant to which the Company issued to the Investor 55,000 shares of Series B Convertible Preferred Stock and paid the Investor a cash payment in the amount of $3.0 million, in exchange for 6,000 shares of Series A Convertible Preferred Stock previously issued to the Investor, the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and the reduction of principal of the Note in the aggregate amount of $60.3 million.

Forbearance Agreement

On May 17, 2024, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with the Investor pursuant to which the Investor, in consideration for the Company’s cash payment in the amount of $80,000 as an advance payment of a portion of the next interest payment, in the estimated amount of $380,000, due and payable under the Note on October 1, 2024, agreed to further forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture) during the period commencing on April 5, 2025 through, and including, April 5, 2026. The Company analyzed the changes made to the Note under the Forbearance Agreement under ASC 470-60 to determine if the transaction qualified as a troubled debt restructuring. For a debt restructuring to be considered troubled, the debtor must be experiencing financial difficulties and the creditor must have granted a concession. The Company considered the indicators of financial difficulties provided in ASC 470-60 and determined that one or more indicators were present at the time the Forbearance Agreement was entered into, such as the existence of substantial doubt about the Company’s ability to continue as a going concern. Furthermore, the Company determined that the effective borrowing rate on the Note decreased as a result of the changes made to the Note under the Forbearance Agreement and, as such, the Investor granted a concession on the debt. As a result, the changes made to the Note under the Forbearance Agreement were accounted for as a troubled debt restructuring. However, no restructuring gain or corresponding adjustment to the carrying amount of the Note was recorded because the net carrying amount of the Note at the time the Forbearance Agreement was entered into was less than the total undiscounted future principal and interest payments of the restructured Note. The $80,000 cash payment made to the Investor in connection with the Forbearance Agreement was treated as a lender fee and expensed as incurred under the troubled debt restructuring model.

During the year ended December 31, 2022, the Investor converted $8.55 million of the outstanding Note principal balance into 598,695 shares of the Company’s common stock at a weighted average conversion price of $1.43. In addition, the Company paid the Investor $6.9 million in January 2022 in exchange for cancellation of $6.0 million of the outstanding principal balance. During the year ended December 31, 2023, the Investor converted $1.65 million of the outstanding Note principal balance into 527,910 shares of the Company’s common stock at a weighted average conversion price of $1.18. During the year ended December 31, 2024, the Investor converted $0.9 million of the outstanding Note principal balance into 823,294 shares of the Company’s common stock at a weighted average conversion price of $1.10.

Ranking

The Note is the senior unsecured obligation of the Company and not the financial obligation of our subsidiaries. Until such date as the principal amount of the Note is $5 million or less, all payments due under the Note will be senior to all other indebtedness of the Company and/or any of its subsidiaries.

Maturity Date

Under its original terms, unless earlier converted, or redeemed, the Note was to mature on November 3, 2023, the second anniversary of the issuance date, which we refer to herein as the “Maturity Date,” subject to the right of the Investor to extend the date:

(i)	if an event of default under the Note has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Note) and

(ii)	for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We are required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, if any.

As part of the Restructuring Agreement entered into with the Investor on August 16, 2022 (the “Restructuring Agreement”), the Company obtained a forbearance of the Maturity Date from November 5, 2023 to November 5, 2024. As part of the Second Exchange Agreement entered into with the Investor on November 27, 2023, the Company obtained a further forbearance of the Maturity Date from November 5, 2024 to April 5, 2025. As part of the Forbearance Agreement entered into with the Investor on May 17, 2024, the Company obtained a further forbearance of the Maturity Date from April 5, 2025 to April 5, 2026.

Interest

The Note bears interest at the rate of 8% per annum which (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months and (c) shall be payable in cash quarterly in arrears on the first trading day of each calendar quarter or otherwise in accordance with the terms of the Note. If the holder elects to convert or redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable. The interest rate of the Note will automatically increase to 15% per annum upon the occurrence and continuance of an event of default (See “Events of Default” below).

Subject to the satisfaction of certain equity conditions, the terms of the Restructuring Agreement require the holder to voluntarily convert certain interest payments when due under the Note at 95% of the lower of (i) the then in effect conversion price and (ii) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023. As part of the Second Exchange Agreement, the Investor agreed to extend the waiver of payment of interest under the Note through July 1, 2024.

Late Charges

The Company is required to pay a late charge of 15% on any amount of principal or other amounts that are not paid when due.

Conversion

Fixed Conversions at Option of Holder

The holder of the Note may convert all, or any part, of the outstanding principal and interest of the Note, at any time at such holder’s option, into shares of our common stock at an initial fixed conversion price, which is subject to:

●	proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

●	full-ratchet adjustment in connection with a subsequent offering at a per share price less than the fixed conversion price then in effect.

Pursuant to the original terms of the Note, since during the fiscal quarter ending March 31, 2022, the Company (i) failed to process at least $750 million in transaction volume or (ii) had revenue that was less than $12 million, the Note’s fixed conversion price then in effect exceeded the greater of (x) the Note’s $1.67 floor and (y) 140% of the market price as of April 1, 2022 (the “Adjustment Measuring Price”), on April 1, 2022, the fixed conversion price automatically adjusted to the Adjustment Measuring Price.

As part of the Restructuring Agreement, the Company agreed to allow for the conversion of up to $4.5 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to the lesser of (i) $2.40 and (ii) 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Company agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

1-Year Alternate Optional Conversion

At any time following the first anniversary of the issuance date of the Note, but only if the closing bid price of our common stock on the immediately prior trading day is less than $6.50, the holder of the Note shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Note (in $250,000 increments) at the “alternate optional conversion price,” which is equal to the lower of (i) the then in effect conversion price and (ii) the greater of (x).the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Alternate Event of Default Optional Conversion

If an event of default has occurred under the Note, the holder may alternatively elect to convert the Note (subject to an additional 15% redemption premium) at the “alternate event of default conversion price” equal to the lesser of:

●	the fixed conversion price then in effect; and

the greater of:

●	the floor price; and

●	80% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

Beneficial Ownership Limitation

The Note may not be converted, and shares of common stock may not be issued under the Note if, after giving effect to the conversion or issuance, the applicable holder of the Note (together with its affiliates, if any) would beneficially own in excess of 4.99% of the Company’s outstanding shares of common stock, which is referred to herein as the “Note Blocker”. The Note Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Note, except that any raise will only be effective upon 61 days’ prior notice to us.

Change of Control Redemption Right

In connection with a change of control of the Company, the holder may require us to redeem in cash, all or any portion, of the Note at a 15% redemption premium to the greater of the face value, the equity value of our Common Stock underlying the Note, and the equity value of the change of control consideration payable to the holder of our common stock underlying the Note.

The equity value of our common stock underlying the Note is calculated using the greatest closing sale price of our common stock during the period immediately preceding the consummation or the public announcement of the change of control and ending the date the holder gives notice of such redemption.

The equity value of the change of control consideration payable to the holder of our common stock underlying the Note is calculated using the aggregate cash consideration and aggregate cash value of any non-cash consideration per share of our common stock to be paid to the holders of our common stock upon the change of control.

Events of Default

Under the terms of the First Supplemental Indenture, the events of default contained in the Base Indenture shall not apply to the Note. Rather, the Note contains standard and customary events of default including but not limited to: (i) the suspension from trading or the failure to list the Company’s common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, the holder may require us to redeem all or any portion of the Note (including all accrued and unpaid interest and late charges thereon), in cash, at a 15% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day immediately preceding such event of default and the date the Company makes the entire payment required.

Company Optional Redemption Rights

At any time no event of default exists, the Company may redeem all, but not less than all, of the Note outstanding in cash all, or any portion, of the Note at a 5% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day during the period commencing on the date immediately preceding such date the Company notifies the applicable holder of such redemption election and the date the Company makes the entire payment required.

The following is a rollforward of the senior convertible note balance (dollars in thousands):

Balance, December 31, 2020	$-
Convertible debentures issued	100,000
Derivative liability	(21,580)
Original issue discount of 16%	(16,000)
Placement fees and issuance costs	(7,200)
Amortization and write-off of debt discount	3,435
Balance, net of unamortized debt discount of $41,345 - December 31, 2021	58,655
Repayments and conversion	(14,550)
Amortization and write-off of debt discount	16,996
Balance, net of unamortized debt discount of $24,349 - December 31, 2022	61,101
Repayments and conversion	(66,250)
Amortization and write-off of debt discount	20,443
Balance, net of unamortized debt discount of $3,906 - December 31, 2023	15,294
Repayments and conversion	900
Amortization and write-off of debt discount	2,351
Balance, net of unamortized debt discount of $1,556 December 31, 2024	16,745

The Company recorded debt discount accretion expense of $2.3 million and $13.1 million for the years ended December 31, 2024, and 2023, respectively.

The Company incurred interest expense of $0.7 million and $3.3 million for the years ended December 31, 2024, and 2023, respectively.

Derivative Liability

The senior convertible note contains embedded derivatives representing certain conversion features, redemption rights, and contingent payments upon the occurrence of certain events of default. The Company determined that these embedded derivatives required bifurcation and separate valuation.

The Company utilizes a binomial lattice model to value its bifurcated derivatives included in the note. ASC 815 does not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be combined and fair-valued as a single compound embedded derivative. The Company selected a binomial lattice model to value the compound embedded derivative because it believes this technique is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the note. Such assumptions include, among other inputs, stock price volatility, risk-free rates, credit risk assumptions, early redemption and conversion assumptions, and the potential for future adjustment of the conversion price due to triggering events. Additionally, there are other embedded features of the Note requiring bifurcation, other than the conversion features, which had no value at December 31, 2024 and December 31, 2023, due to management’s estimates of the likelihood of certain events, but that may have value in the future should those estimates change.

The following is a rollforward of the derivative liability balance (dollars in thousands):

Balance, December 31, 2021	$18,735
Change in fair value 2022	(18,480)
Balance, December 31, 2022	255
Increase in derivative liability upon extinguishment of debt	6,312
Change in fair value 2023	(6,548)
Balance, December 31, 2023	19
Change in fair value 2024	(15)
Balance, December 31, 2024	$4

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Small Business Association CARES Act Loans

On June 9, 2020, the Company entered into a 30-year loan agreement with the Small Business Association (“SBA”) under the CARES Act in the amount of $149,900. The loan bears interest at 3.75% per annum and requires monthly principal and interest payments of $731 beginning June 9, 2021. Both the Chief Executive Officer and Chairman of the Company signed personal guarantees under this loan. As of December 31, 2024, the loan is not in default.

On May 8, 2020, Charge Savvy, a wholly-owned subsidiary of the Company, entered into a 27-year loan agreement with the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in the amount of $150,000. The loan bears interest at 3.75% per annum and required principal and interest payments of $731 beginning on May 8, 2021, which were subsequently deferred to November 8, 2022. On August 4, 2021, Charge Savvy was granted a loan increase in the amount of $350,000 on identical terms as the initial loan, for an aggregate loan amount of $500,000. Monthly principal and interest payments on the aggregate loan are $2,477 and began on November 8, 2022. Pursuant to the terms of Security Agreements executed in connection with this loan, the SBA was granted a security interest in all tangible and intangible personal property of Charge Savvy. As of December 31, 2024, the loan is not in default.

9. Convertible Preferred Stock

On July 31, 2023, the Company issued 6,000 shares of Series A Preferred Stock in exchange for $4.297 million of the outstanding principal balance of the 8% senior convertible note due April 5, 2025 and $1.703 million of accrued interest pursuant to the First Exchange Agreement entered into with the investor in the senior convertible note on July 25, 2023. On November 29, 2023, the existing shares of Series A Preferred Stock issued to the investor were forfeited to the Company by the investor and the Company issued 55,000 shares of Series B Preferred Stock, along with a cash payment of $3.0 million, in exchange for $60.303 million of the outstanding principal balance of the senior convertible note pursuant to the Second Exchange Agreement entered into with the investor on November 27, 2023. Refer to Note 8, Long-Term Debt, Net, for further information. The Series A Preferred Stock had a stated value of $1,000 per share and a fair value of approximately $1,111 per share at issuance, as determined by a valuation performed by third-party experts. The Series B Preferred Stock has a stated value of $1,000 per share and a fair value of approximately $1,339 per share at issuance, as determined by a valuation performed by third-party experts.

As of December 31, 2024, and 2023, Preferred Stock consisted of the following (dollars in thousands):

	December 31, 2024
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	$-
Series B	55,000	53,499	71,622	61,524	17,202,251
Total Preferred Stock	70,000	53,499	$71,622	$61,524	$17,202,251

	December 31, 2023
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	$-
Series B	55,000	55,000	73,631	63,250	17,684,888
Total Preferred Stock	70,000	55,000	$73,631	$63,250	$17,684,888

The holders of the Preferred Stock have the following rights and preferences:

Voting – The Preferred Stock has no voting power and the holders of Preferred Stock have no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends – The holders of Preferred Stock are entitled to receive dividends when and as declared by the Board of Directors, from time to time, in its sole discretion. Such dividends are not cumulative. No such dividends have been declared to date.

Liquidation – In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Company, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A Preferred Stock or common stock, an amount per share of Series B Preferred Stock equal to the greater of (A) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock and (B) the amount per share such holder would receive if it converted such share of Series B Preferred Stock into common stock (at the Series B Alternate Conversion Price, as defined below, then in effect) immediately prior to the date of such payment. If at any time, there is more than one holder of the Series B Preferred Stock, and the proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Redemption – Upon a change of control of the Company (as defined in the Company’s “Series B Certificate of Designations”), the holders of Series B Preferred Stock may require the Company to exchange their shares of Series B Preferred Stock for consideration, in the form of the securities or other assets to which holders of shares of common stock are entitled to receive with respect to or in exchange for their shares of common stock in such change of control, equal to the greatest of (i) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock, (ii) 115% of the greatest closing sale price of the number of shares of common stock into which such share of Series B Preferred Stock could be converted (at the Series B Alternate Conversion Price, as defined below, then in effect) during the period beginning on the date immediately preceding the earlier to occur of (a) the consummation of the applicable change of control and (b) the public announcement of such change of control and ending on the date such holder delivers notice to the Company of its election, and (iii) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of common stock that would be paid to the holder upon consummation of such change of control if it converted all of its shares of Series B Preferred Stock into common stock at the conversion price then in effect.

Conversion – Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of common stock either (i) at the fixed conversion price then in effect, which initially is $3.11 (subject to standard antidilution adjustments and adjustments as a result of subsequent issuances of securities where the effective price of the common stock is less than the then current fixed conversion price) or (ii) at the Series B Alternate Conversion Price, as defined below. The Series B Certificate of Designations also provides that in the event of certain “Triggering Events,” any holder may, at any time, convert any or all of such holder’s Series B Preferred Stock at a conversion rate equal to the product of (i) the Series B Alternate Conversion Price and (ii) 115% of the stated value of the Series B Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a failure to timely deliver shares of common stock, upon a conversion, (ii) a suspension of trading on the principal trading market or the failure to be traded or listed on the principal market for five days or more, (iii) the failure to pay any dividend to the holders of Series B Preferred Stock when required, (iv) the failure to remove restrictive legends when required, (v) the Company’s default in payment of indebtedness in an aggregate amount of $2 million or more, (vi) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (vii) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $2 million. The “Series B Alternate Conversion Price” means the lower of (i) the applicable conversion price then in effect and (ii) the greater of (x) $0.62 and (y) 97.5% of the lowest volume weighted average price of the common stock during the five consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice.

10. Income Taxes

The components of the provision for income taxes are as follows (dollars in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$-	$-
State	21	17
International	977	406
Current income tax expense (benefit)	998	423
Deferred:
Federal	-	-
State	-	-
International	142	(134)
Deferred income tax expense (benefit)	142	(134)
Total income tax expense	$1,140	$289

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Taxes on income vary from the statutory federal income tax rate applied to earnings before tax on income as follows (dollars in thousands):

	Year Ended December 31,
	2024	2023
Statutory federal income tax rate of 21% applied to earnings before income taxes and extraordinary items	$(5,413)	$(11,091)
State taxes - net of federal benefit	16	14
Meals and entertainment	-	10
Gifts	1	4
Stock compensation (ISOs)	74	189
Goodwill impairment	613	-
Changes in FV of derivative liability	(3)	(1,374)
Derecognition expense on conversion of convertible debt	126	5,257
Foreign withholding tax	384	-
Valuation allowance	6,076	7,223
Others	53	212
Foreign rate difference	(787)	(155)
Total	$1,140	$289

Deferred income tax assets and liabilities arising from differences between accounting for financial statement purposes and tax purposes, less valuation reserves at year-end, are as follows (dollars in thousands):

	Year Ended December 31,
	2024	2023
State taxes - prior year	$4	$4
Intangible assets	5,692	4,785
Fixed assets	19	2
Allowance for credit losses	453	1,064
Capitalization of research and development under Sec 174	2,357	2,012
Inventory reserve	29	24
Impairment loss on investment	315	-
Goodwill	755	-
Stock compensation (RSA)	34	111
Lease liability	899	962
Section 163(j) limitation	685	-
Accrued expenses	257	73
Other	-	70
Net operating loss carryover	31,140	26,689
Total deferred tax assets	42,639	35,796

Deferred tax liabilities:
Goodwill	-	(161)
Intangible assets	-	(13)
Right of use assets	(844)	(987)
Other	(87)
Total deferred tax liabilities	(931)	(1,161)

Net deferred tax assets, non-current prior to valuation allowance	41,708	34,635
Valuation allowance	(41,795)	(34,579)
Total net deferred taxes	$(87)	$56

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes (ASC 740). Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

As of December 31, 2024, the Company had Federal and State Net Operating Loss (“NOL”) carryforwards of $119.5 million and $77.4 million, respectively. Under the new tax law, the Federal NOL arising in tax years ending after December 31, 2017 will be carried forward indefinitely. The Company does not have pre-tax reform Federal NOL carryforwards as of December 31, 2024. NOL carryforwards arising from tax years ending after December 31, 2017, are $119.5 million. The State NOL carryforwards will begin to expire in 2038.

As of December 31, 2024, and 2023, the Company maintained a full valuation allowance for NOL carryforward deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income are reduced.

The Company files a consolidated Federal income tax return and files tax returns in various state and local jurisdictions. The statutes of limitations for its consolidated Federal income tax returns are open for years 2021 and thereafter, and state and local income tax returns are open for years 2020 and thereafter.

Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense. For the tax years ended December 31, 2024, and 2023, the Company recognized no interest or penalties.

11. Stock-Based Compensation

Equity Incentive Plans

The Company adopted the 2023 Equity Incentive Plan (“2023 Plan”) on November 2, 2023, which provides employees, directors, and consultants with opportunities to acquire the Company’s shares, or to receive monetary payments based on the value of such shares. Management has determined that it is in the best interests of the Company to replace the 2020 Incentive and Nonstatutory Stock Option Plan, the 2021 Incentive and Nonstatutory Stock Option Plan, and the 2021 Restricted Stock Plan, with one plan, the 2023 Plan, pursuant to which the Company will be able to grant stock option awards, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards. The 2023 Plan provides for up to 1,098,262 shares of common stock. Grants made under the 2023 Plan will generally vest and become exercisable at various times from the grant dates. These awards will have such vesting or other provisions as may be established by the Board of Directors at the time of each award.

Stock Option Activity

A summary of stock option activity for the year ended December 31, 2024, is as follows (dollars in thousands):

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2024	766,142	$3.76
Granted	-	N/A
Exercised	(11,999)	1.98
Cancelled/forfeited/expired	(170,169)	3.60
Outstanding at December 31, 2024	583,974	4.20

Exercisable at December 31, 2024	407,974	$4.20

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate intrinsic value for stock options exercised during the year ended December 31, 2024, and 2023, was $0.03 million and $0.04 million, respectively. There were no stock options granted during the year ended December 31, 2024. The total weighted-average grant date fair value of options granted during the year ended December 31, 2023, was $2.02 per share.

The grant-date fair values of the Company’s stock options awards were estimated using the following assumptions:

	Year Ended December 31,
	2024	2023
Risk free interest rate	N/A	4.44%
Expected term (years)	N/A	5.0
Expected volatility	N/A	204%
Expected dividend yield	N/A	0%

Restricted Stock Activity

A summary of RSA activity for the year December 31, 2024, is as follows (dollars in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2024	189,893	$2.28
Granted	96,893	2.26
Vested	(214,913)	2.41
Forfeited	-	N/A
Unvested at December 31, 2024	71,873	$1.81

The total fair value of restricted shares that vested was $0.5 million and $1.1 million in the years ended December 31, 2024, and 2023, respectively.

12. Operating Leases

The Company leases office space under operating leases at four locations in the United States (California, Illinois, Massachusetts, and Florida) and one location in the European Union (Sofia, Bulgaria). The Company had no finance lease obligations as of December 31, 2024.

The Company’s operating lease expense totaled $1.4 million and $1.1 million for the years ended December 31, 2024, and 2023, respectively. As of December 31, 2024, the weighted-average remaining lease term was 3.7 years and the weighted average discount rate was 11.2%.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments under our operating leases and reconciliation to the operating lease liability as of December 31, 2024, are as follows (in thousands):

Year Ending December 31,	Total
2025	$1,167
2026	1,333
2027	1,046
2028	1,042
Thereafter	-
Total lease payments	4,588
Less: imputed interest	(886)
Present value of total lease payments	3,702
Less: current portion	(839)
Long-term lease liabilities	$2,863

13. Related Party Transactions

PrivCo

The Company repurchased, in two separate repurchase transactions each consisting of 100,000 shares of common stock, an aggregate of 200,000 shares owned by PrivCo (an entity controlled by Messrs. Errez and Nisan). In October 2022, the Board unanimously ratified these two repurchase transactions between the Company and PrivCo. The Company repurchased 100,000 shares for a price per share of $55.90 (for total proceeds to PrivCo of $5,590,000) (the “First Repurchase”) and 100,000 shares for a price per share of $8.20 (for total proceeds to PrivCo of $820,000) (the “Second Repurchase”). The First Repurchase was based on the closing price of the common stock on November 24, 2021 and took place over a number of months starting in February 2022 and ending in October 2022. The Second Repurchase was based on the closing price of the common stock on July 29, 2022 and took place in October 2022. The purpose of each of these transactions was to allow the Company to issue shares to new shareholders without increasing the Company’s shares outstanding. As of December 31, 2024, and 2023, there were 11,733 and 100,525 shares available, respectively, of the 200,000 shares of common stock under the aforementioned transactions.

Family Relationships

The Company employs two of our CEO’s brothers, Dan and Liron Nusinovich, who are paid approximately $260,000 and $131,000 per year, respectively. There are no family relationships between any of other directors or executive officers and any other employees or directors or executive officers.

The Company did not pay any commissions to the related parties mentioned above for the years ended December 31, 2024, and 2023.

14. Commitments and Contingencies

From time-to-time, the Company is involved in legal proceedings. The Company records a liability for those legal proceedings when it determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses when it is reasonably possible that a material loss may be incurred, however, the amount cannot be reasonably estimated. From time to time, the Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company and its shareholders.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of our current outstanding litigation. Note that references to GreenBox POS are for historical purposes. GreenBox POS changed its name to RYVYL Inc. on October 13, 2022.

●	On November 8, 2022, the Company filed a complaint against its former Chief Operating Officer Vanessa Luna, Luna Consultant Group, LLC and Does 1 through 50 in San Diego Superior Court (the “Company Filing”). The Company alleged that Ms. Luna abused her position for additional compensation, failed to follow proper protocols and breached her fiduciary duties and duty of loyalty by secretly maintaining alternative employment. The action sought damages, including interest and costs of suit incurred. On November 10, 2022, Ms. Luna filed her own complaint against the Company and Fredi Nisan in San Diego Superior Court (the “Luna Filing”). Ms. Luna alleged that Mr. Nisan used contract negotiations to coerce her, that the Company improperly coded transactions and misled investors, and that when her concerns were reported to management, she was wrongfully terminated, resulting in a number of claims. Ms. Luna also alleged sexual misconduct on the part of Mr. Nisan. Ms. Luna sought damages including compensatory damages, unpaid wages (past and future), loss of wages and benefits (past and future), and other damages to be proven at trial. The Company and Mr. Nisan deny all allegations of the Luna Filing. In April 2023, Ms. Luna sought and was granted permission to add Coyni, Inc. as a defendant with regard to her claims. In addition, in August 2024, the Company and Mr. Nisan were granted leave to file a Second Amended Complaint to add additional claims against Ms. Luna, including securities fraud. After vigorously defending against all claims asserted by Ms. Luna and vigorously prosecuting its own claims against Ms. Luna, on October 17, 2024, the parties entered into a confidential settlement agreement. On February 4, 2025, the parties filed with the San Diego Superior Court Requests for Dismissal, dismissing their respective cases with prejudice.

●	On December 12, 2022, Jacqueline Dollar (aka Jacqueline Reynolds), former Chief Marketing Officer of the Company, filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Dollar is alleging she was undercompensated compared to her male counterparts and retaliated against after raising concerns to management resulting in sex discrimination in violation of the California Fair Employment and Housing Act (“FEHA”) and failure to prevent discrimination in violation of FEHA. Ms. Dollar is also claiming intentional infliction of emotional distress. Ms. Dollar is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims. The parties are currently in the discovery phase.

●	Since December 2022, the Company has been cooperating with an ongoing investigation by the SEC regarding possible violations of the federal securities laws, which in its course has included a review of the Company’s blockchain technology and former QuickCard business. The Company intends to continue to cooperate fully with the SEC in its investigation. The Company cannot predict the outcome of such investigation or whether it will have a material impact on the Company’s financial condition, results of operations or cash flow.

●	On February 1, 2023, a putative class action lawsuit titled Cullen v. RYVYL Inc. fka GreenBox POS, Inc., et al., Case No. 3:23-cv-00185-GPC-AGS, was filed in the United States District Court for the Southern District of California against several defendants, including the Company and certain of our current and former directors and officers (the “Cullen Defendants”). The complaint was filed on behalf of persons who purchased or otherwise acquired the Company’s publicly traded securities between January 29, 2021 and January 20, 2023. The complaint alleged that the Cullen Defendants violated Sections 11, 12(a)(2), and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act by making false and/or misleading statements regarding the Company’s financial controls, performance and prospects. On June 30, 2023, the plaintiff filed an amended complaint. On March 1, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss, which included dismissing all Securities Act claims and narrowing the potential class period. The plaintiff filed a second amended complaint on April 30, 2024, which alleges claims against the Cullen Defendants under Exchange Act Sections 10(b) and 20(a) only and a class period of May 13, 2021 through January 20, 2023. The Company filed its motion to dismiss the second amended complaint on July 1, 2024. On October 21, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. The scope of the remaining claims is consistent with the Court’s last motion to dismiss decision dated March 1, 2024. On November 12, 2024, Plaintiff filed a Third Amended Complaint, which asserts the same legal causes of action and proposed class period as the previous complaint. On February 28, 2025, the Parties executed a Memorandum of Understanding (“MOU”) that reflects their agreement in principle to settle the claims asserted in this class action. Lead Plaintiff has begun the process of drafting the Stipulation and Agreement of Settlement and exhibits thereto, which, after negotiation and execution by the Parties, will be filed with the Court in connection with Motion for Preliminary Approval of Class Action Settlement. The Parties intend to move for preliminary approval of the proposed settlement as soon as practicable after the final settlement agreement is executed. There is no assurance, however, that the settlement will be completed and/or that the Court will approve it. The Cullen Defendants continue to deny any and all liability and allegations set forth in the pending Third Amended Complaint.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●

On June 22, 2023, a shareholder derivative complaint was filed in the United States District Court for the Southern District of California against certain of the Company’s current and/or former officers and directors (the “Hertel Defendants”), Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01165-GPC-SBC. On August 4, 2023, a second shareholder derivative complaint was filed in the United States District Court for the Southern District of California against the Hertel Defendants, Marcus Gazaway, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01425-LAB-BLM. Both derivative complaints generally allege that the Hertel Defendants failed to implement adequate internal controls that would prevent false and misleading financial information from being published by the Company and that controlling shareholders participated in overpayment misconduct resulting in violations of Sections 10(b), 14(a) and 20 of the Exchange Act and breached their fiduciary duties and, purportedly on behalf of the Company. On April 2, 2024, the Court granted the parties’ joint motion for an order consolidating the Hertel and Gazaway cases under the caption In re RYVYL Inc. Derivative Litigation, Lead Case No. 3:23-CV-01165-GPC-SBC (S.D. Cal.). On May 6, 2024, the Court issued an order staying the action until after the final resolution of any motion to dismiss the securities class action detailed above. On May 1, 2024, a third nearly identical shareholder derivative complaint was filed in Clark County, Nevada by plaintiff Christina Brown, derivatively on behalf of RYVYL, Inc., v. Ben Errez et al., Case No. A-24-892382-C. The Company currently is working with Ms. Brown’s counsel to coordinate a stay of the Nevada action on the same terms as the stay of the Hertel and Gazaway cases.

The complaint seeks damages and contribution from the Hertel Defendants and a direction that the Company and the Hertel Defendants take actions to reform and improve corporate governance and internal procedures to comply with applicable laws. The Hertel Defendants deny all allegations of liability and intend to vigorously defend against all claims. However, given the preliminary stage of the lawsuits, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome of either case at this time.

●	On October 1, 2023, the Company filed a demand for arbitration against Sky Financial with the American Arbitration Association in San Diego, California (the “Arbitration”). In the Arbitration, the Company seeks to recover for breach of contract and Sky Financial’s failure to perform its obligations On October 2, 2023, the Company filed a complaint against Sky Financial in San Diego Superior Court asserting the same claims asserted in the Arbitration, solely to toll any applicable statutes of limitations pending the Arbitration and, if necessary, provide jurisdiction for the court to compel arbitration. The action seeks damages, including interest and costs of suit incurred. The parties agreed to proceed in the Arbitration and to implement the steps needed to extend the current stay of the San Diego Superior Court action pending the Arbitration. Subsequently, the parties agreed to stay the Arbitration and attend mediation. A mediation was scheduled but then vacated by stipulation of the parties. The parties have agreed to continue the stay of the Arbitration pending a mediation, which is to be re-scheduled.

●	On July 6, 2022, the Company’s subsidiary, RYVYL EU (formerly known as Transact Europe OOD), received a notary invitation from Satya Consulting PTE Limited (“Satya”) filed in Bulgaria. In the filed claim, Satya alleges nonpayment of its fee in the amount of EUR 900,000, to which statutory default interest is to be added, for failure of payment under the Company’s stock purchase agreement for Transact Europe Holdings OOD. RYVYL EU has retained Bulgarian counsel to assist in the defense of the asserted claim and denies all allegations. As RYVYL EU cannot predict the outcome of the matter, the probability of an outcome cannot be determined. RYVYL EU intends to vigorously defend against all claims. On October 18, 2024, RYVYL EU entered into a confidential settlement agreement with no material impact to the Company. The Court approved the settlement and the case was dismissed on November 23, 2024.

●	On January 2, 2024, the Company filed a Statement of Claim against Chessa Sabourin in the Ontario Superior Court of Justice. Case No. CV-24-00712190-0000. The Company seeks to recover funds unlawfully held by Sabourin, or in the alternative, damages in the equivalent amount. Additionally, punitive and exemplary damages. In September 2023, the Company mistakenly sent funds to Ms. Sabourin and attempted to reverse or recall the transfers but was unable to do so. To date, Ms. Sabourin has failed and/or refused to return the funds mistakenly sent to her. On October 21, 2024, the Court issued a default judgment against Sabourin.

●	On June 25, 2024, J. Drew Byelick, a former Chief Financial Officer of the Company, filed a complaint against the Company in the United States District Court for the Southern District of California, Case No. ’24CV1096 JLS MSB. Mr. Byelick alleged breach of contract, fraudulent inducement of employment, along with intentional misrepresentation and concealment. The Company moved to dismiss the complaint for failure to state a claim and for other violations of the federal rules of civil procedure. The Court granted that motion on December 20, 2024, but permitted Mr. Byelick to file an amended complaint. Mr. Byelick filed his first amended complaint on January 19, 2025, asserting the same core claims. The Company filed a motion to dismiss the first amended complaint on February 3, 2025, which has been set for hearing on April 11, 2025. The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment Reporting

The Company reports its segments to reflect the manner in which its CODM reviews and assesses performance. The Company’s CODM is its CEO. The primary financial measures used by the CODM to evaluate the performance of its segments and allocate resources to them are revenue and gross profit.

The Company has two reportable segments: North America and International. The CODM uses segment revenue and gross profit for each segment during the annual budgeting and forecasting process. Further, the CODM uses segment revenue and gross profit as the metrics to assess the business trajectory of each segment on a quarterly basis, and to make investment decisions and allocate operating resources to each segment. The CODM does not evaluate performance or allocate resources based on segment asset data. Assets are reviewed on a consolidated basis. As such, segment asset data is not provided.

The following tables present revenue and gross profit information for each of our reportable segments (dollars in thousands):

	Year Ended December 31, 2024
	North America	International	Total
Revenue	$18,159	$37,839	$55,998
Cost of revenue	10,766	22,806	33,572
Segment gross profit	$7,393	$15,033	$22,426

Depreciation and amortization	$2,011	$253	$2,264

	Year Ended December 31, 2023
	North America	International	Total
Revenue	$48,938	$16,931	$65,869
Cost of revenue	29,742	10,415	40,157
Segment gross profit	$19,196	$6,516	$25,712

Depreciation and amortization	$1,907	$646	$2,553

The following table provides a reconciliation of total segment gross profit to the Company’s loss before provision for income taxes (in thousands):

	Year Ended December 31,
	2024	2023
Total segment gross profit	$22,426	$25,712
Less: Advertising and marketing	95	80
Less: Research and development	3,848	5,757
Less: General and administrative	6,933	8,678
Less: Payroll and payroll taxes	13,837	12,017
Less: Professional fees	4,372	7,076
Less: Stock compensation expense	624	1,853
Less: Depreciation and amortization	2,264	2,553
Less: Impairment of goodwill	6,675	-
Less: Impairment of intangible assets	3,028	-
Less: Restructuring charges	1,636	-
Less: Other expense, net	(4,800)	(40,510)
Loss before provision for income taxes	$(25,686)	$(52,812)

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Subsequent Events

Preferred Stock Repurchase and Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with a securityholder of the Company (the “Securityholder”), which provides for repayment of the outstanding balance of an 8% Senior Convertible Note issued to the Securityholder on November 8, 2021 (the “Note”), which Note was originally due on November 5, 2023, and which maturity date was extended through April 5, 2026, pursuant to subsequent extensions provided by the Securityholder. Additionally, pursuant to two Exchange Agreements between the Company and the Securityholder entered into on July 25, 2023 and November 27, 2023, respectively, a portion of the outstanding balance of the Note was exchanged for 55,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”).

Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17,000,000 by the Company to the Securityholder (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding Series B Preferred Shares held by the Securityholder will be repurchased by the Company.

The Repurchase Agreement provides for the payment of the Repurchase Price in two installments, the first in the amount of $13 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4 million (the “Second Installment”), is due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note is advanced to such date. Upon the payment of the First Installment, all Series B Preferred Shares held by the Securityholder were repurchased.

The Repurchase Agreement further provides that, during the period from the payment of the First Installment until the Second Installment Date, no interest will accrue on the remaining balance of the Note and certain restrictive covenants under the Note will be temporarily waived. If the Company fails to make the Second Installment on or before the Second Installment Date, then interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note will also be restored as they were prior to the date the First Installment was paid.

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company’s securing financing (the “Financing”), the Company entered into a stock purchase agreement (the “SPA”) with a purchaser (the “Purchaser”), which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15,000,000 (the “Financing Purchase Price”). Under the terms of the SPA, the Company was required to use $13 million of the net proceeds raised in the Financing to pay the First Installment of the Repurchase Price.

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provides the Company with the right to terminate the SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the SPA (April 23, 2025), provided that such date may be extended an additional 30 days (May 23, 2025) in consideration for the Company’s payment of $500,000 to the Purchaser. If the SPA is terminated as a result of such payment by the Company, the Ryvyl EU Shares will not be sold to the Purchaser and will be returned to Transact Europe and the SPA will be void and of no further effect, except for some provisions that survive termination. In the event that the SPA is not so terminated, then the Purchaser will close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser is unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer, then the Company is liable for damages in the amount of $16.5 million. In the event that the Purchaser is unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company is liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

RYVYL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,980	$2,599
Restricted cash	74,510	89,432
Accounts receivable, net of allowance for credit losses of $294 and $206, respectively	958	1,076
Cash due from gateways, net of allowance of $152 and $89, respectively	-	88
Prepaid and other current assets	1,387	2,189
Total current assets	79,835	95,384
Non-current Assets:
Property and equipment, net	131	165
Goodwill	19,637	18,856
Intangible assets, net	2,969	1,802
Operating lease right-of-use assets, net	3,140	3,425
Other assets	2,361	2,644
Total non-current assets	28,238	26,892
Total assets	$108,073	$122,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,245	$3,515
Accrued liabilities	7,467	8,146
Payment processing liabilities, net	76,089	90,802
Note payable (Note 7)	15,000	-
Current portion of operating lease liabilities	875	839
Other current liabilities	238	240
Total current liabilities	103,914	103,542
Long term debt, net of debt discount of $22 and $1,556, respectively (Note 8)	4,594	17,363
Operating lease liabilities, less current portion	2,647	2,863
Total liabilities	111,155	123,768
Commitments and contingencies (Note 14)

Stockholders’ Equity:
Preferred stock, Series B, par value $0.01, 5,000,000 shares authorized; 0 and 53,499 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	-	1
Common stock, par value $0.001, 100,000,000 shares authorized; 8,362,990 and 8,032,318 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	8	8
Additional paid-in capital	179,222	179,157
Accumulated other comprehensive income	(149)	(1,251)
Accumulated deficit	(182,163)	(179,407)
Total stockholders’ equity	(3,082)	(1,492)
Total liabilities and stockholders’ equity	$108,073	$122,276

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RYVYL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$15,133	$16,774
Cost of revenue	8,418	9,743
Gross profit	6,715	7,031

Operating expenses:
Advertising and marketing	33	17
Research and development	449	1,393
General and administrative	1,541	2,042
Payroll and payroll taxes	3,883	3,569
Professional fees	1,066	1,035
Stock compensation expense	55	224
Depreciation and amortization	133	657
Restructuring charges	403	-
Total operating expenses	7,563	8,937
Loss from operations	(848)	(1,906)

Other income (expense):
Interest expense	(1,229)	(28)
Accretion of debt discount	(128)	(908)
Other income or expense, net	(68)	343
Total other expense, net	(1,425)	(593)
Loss before provision for income taxes	(2,273)	(2,499)
Income tax provision	483	190
Net loss	$(2,756)	$(2,689)

Comprehensive income statement:
Net loss	$(2,756)	$(2,689)
Foreign currency translation adjustment	1,102	(445)
Total comprehensive loss	$(1,654)	$(3,134)

Net loss per share:
Basic and diluted	$(0.33)	$(0.45)

Weighted average number of common shares outstanding:
Basic and diluted	8,265,255	5,988,424

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RYVYL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

	Common Stock		Preferred Stock		Additional	Other Accumulated Comprehensive		Total
	Shares	Amount	Series B Shares	Amount	Paid In Capital	Income (Loss)	Accumulated Deficit	Stockholders’ Equity
Balance at December 31, 2024	8,032,318	$8	53,499	$1	$179,157	$(1,251)	$(179,407)	$(1,492)

Issuance of common stock under equity incentive plans	15,760	-	-	-	55	-	-	55

Common stock issued for conversion of Preferred B stock	314,912	-	(400)	-		-	-	-

Preferred B stock repurchased	-	-	(53,099)	(1)	1	-	-	-

Capital contributions	-	-	-	-	9	-	-	9

Net loss and comprehensive loss	-	-	-	-	-	1,102	(2,756)	(1,654)
Balance at March 31, 2025	8,362,990	$8	-	$-	$179,222	$(149)	$(182,163)	$(3,082)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RYVYL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

	Common Stock		Preferred Stock		Additional	Other Accumulated Comprehensive		Total Stockholders’
	Shares	Amount	Series B Shares	Amount	Paid In Capital	Income (Loss)	Accumulated Deficit	Equity (Deficit)
Balance at December 31, 2023	5,996,948	$6	55,000	$1	$175,664	$401	$(152,581)	$23,491

Issuance of common stock under equity incentive plans	6,333	-	-	-	119	-	-	119

Issuance of restricted common stock under equity incentive plans	14,443	-	-	-	93	-	-	93

Issuance of common stock upon exercise of stock options	6,218	-	-	-	-	-	-	-

Shares cancelled in connection with the net settlement of vested restricted stock awards	(22,455)	-			(99)	-	-	(99)

Net loss and comprehensive loss	-	-	-	-	-	(445)	(2,689)	(3,134)
Balance at March 31, 2024	6,001,487	$6	55,000	$1	$175,777	$(44)	$(155,270)	$20,470

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RYVYL INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(2,756)	$(2,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	133	657
Noncash lease expense	106	70
Stock compensation expense	55	224
Accretion of debt discount	128	908
Restructuring charges	403	-
Changes in assets and liabilities:
Accounts receivable	118	(207)
Prepaid and other current assets	802	159
Cash due from gateways	89	11,408
Other assets	(100)	(391)
Accounts payable	730	(499)
Accrued and other current liabilities	(576)	(1,259)
Payment processing liabilities	(14,713)	7,144
Net cash (used in) provided by operating activities	(15,581)	15,525

Cash flows from investing activities:
Purchases of property and equipment	(8)	(22)
Capitalized software development costs	(1,116)	-
Purchase of intangibles	(145)	-
Net cash used in investing activities	(1,269)	(22)

Cash flows from financing activities:
Repayments of convertible debt	(13,000)	-
Repayments on long-term debt	(2)	(4)
Proceeds from short-term note payable	15,000	-
Net cash provided by (used in) in financing activities	1,998	(4)

Effect of exchange rates in cash and restricted cash	312	(1)
Net (decrease) increase in cash and restricted cash	(14,540)	15,498

Cash and restricted cash – beginning of period	92,030	73,318

Cash and restricted cash – end of period	$77,490	$88,816

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$380	$-
Income taxes	$498	$-

Non-cash financing and investing activities:
Interest accrual from note payable	$1,117	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RYVYL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business and Basis of Presentation

Organization

RYVYL Inc. (“RYVYL”) is a financial technology company that provides cloud-based acquiring and disbursement services. RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our first-generation product, QuickCard, was originally developed to facilitate payment processing for predominantly cash-based businesses in certain niche high-risk business verticals. It was a comprehensive physical and virtual payment card processing management system that offered a cloud-based network interface, merchant management, and point-of-sale (POS) connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards, and to subsequently disburse those funds electronically to merchants upon request. In early 2024, in response to evolving changes in the compliance environment and banking regulations, the Company began transitioning QuickCard to a fully virtual, app-based product. In mid-2024, the Company further transitioned its QuickCard product from a direct offering to a licensing model, whereby partners with more suitable compliance capabilities could license the platform from the Company and offer its payments processing capabilities in the same business verticals the Company previously served directly.

As the global fintech industry continues to evolve, it has become evident that there is a need for a fully integrated platform that can seamlessly support multiple types of offerings on a global scale. We believe our second-generation platform, NEMS Core, provides a compelling solution to fill that product void. As a dual-sided platform, NEMS Core is designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment.

The Company operates through distinct business segments designed to meet the diverse and evolving needs of global markets. Our business is strategically structured around two primary geographic regions - Europe and North America - each offering complementary product and service portfolios that encompass payment processing, treasury management, acquiring, issuing, and Electronic Money Institution (“EMI”) services. Our business segments are interconnected through shared technology platforms, unified compliance frameworks, and collaborative global partnerships. This integration enables us to capitalize on synergies across regions, optimize resource allocation, and drive innovation that resonates across all markets in which we operate.

Name Change

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. On October 13, 2022, GreenBox POS changed its name to RYVYL Inc. (“RYVYL”). Unless the context otherwise requires, all references to “the Company,” “we,” “our”, “us” and “PubCo” refer to RYVYL Inc. Additionally, unless the context otherwise requires, all references to “PrivCo” or the “Private Company” refer to GreenBox POS LLC, a limited liability company, formed in the state of Washington.

2. Summary of Significant Accounting Policies

Going Concern

In February 2024, the Company stopped processing credit card payments on its QuickCard platform because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. QuickCard was our first-generation product and was designed to address the needs of previously all-cash businesses. Although not limited to the cannabis industry, prior to discontinuing QuickCard, cannabis merchants made up a substantial majority of the platform’s processing volume. In an effort to recover the loss of revenues, during the second quarter of 2024, the Company transitioned its QuickCard product from terminal-based to app-based processing. Subsequently, management determined that the app-based product was not a viable long-term solution for certain niche high-risk business verticals (including cannabis merchants) and made the decision to terminate the rollout of the app-based product in those specific business verticals.

In response to the discontinuation of QuickCard as a direct offering, during the third quarter of 2024, the Company began to offer a license of the platform, which it believes will enable it to serve the same customer base it previously served with the original product offering through a business partner with more suitable banking compliance capabilities. Currently, the Company does not have any active licensing agreements in place and it continues to seek suitable business partners for its licensing product. In addition, during the second half of 2024, management executed a reorganization of the Company’s business to better align with its revised strategy and cost structure. As a result of the changes described above as well as an increasingly uncertain business environment in the U.S., management expects the recovery of the loss of revenues resulting from the discontinuation of its QuickCard product to take longer than originally anticipated.

The decline in revenues resulting from the discontinuation of QuickCard has adversely impacted the Company’s liquidity in its North America segment. Also, until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses in North America, which it will no longer be able to do once the Purchaser closes on the pre-funded sale of its wholly-owned subsidiary, Transact Europe, which is expected to occur during the second quarter of 2025. See Note 16, Subsequent Events, for additional details. As a result, management has determined that its cash balance in the North America segment as of March 31, 2025, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this Report and, unless we are able to raise additional capital, will only be sufficient to fund operations through approximately June 30, 2025. These conditions raise substantial doubt about our ability to continue as a going concern.

The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s intended plan over the next twelve months to improve the liquidity of its North America segment, which includes, without limitation:

●	raising capital over the next 30 days through a variety of means, including private and public equity offerings and debt financings. The Company is actively engaged in discussions with multiple banks regarding a capital raise as well as debt financing, and expects to consummate one or more of these fundings in the immediate term;

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals; and

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and further right-sizing the organization, where appropriate;

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available on a timely manner, on favorable terms, or be sufficient to continue our operations in the North America segment. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in the accompanying condensed consolidated financial statements.

Unaudited Interim Financial Information

Certain information and footnote disclosures normally included in the Company’s annual audited financial statements and accompanying notes have been condensed or omitted in this accompanying interim consolidated financial statements and footnotes. Accordingly, the accompanying interim condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 28, 2025 (the “2024 Annual Report”).

In the opinion of management, these unaudited interim condensed consolidated financial statements include all adjustments and accruals, consisting only of normal, recurring adjustments that are necessary for a fair statement of the results of all interim periods reported herein. The results of the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period or any future year or period.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected. The Company bases its estimates on current and past experience to the extent that historical experience is predictive of future performance, and other assumptions that the Company believes are reasonable under the circumstances. The Company evaluates these estimates on an ongoing basis.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported financial position, results of operations or cash flows.

Cash and Restricted Cash

Cash consist of cash on hand and cash on deposit with banks. Restricted cash substantially consists of cash received from gateways for merchant transactions processed, which has yet to be distributed to merchants, ISOs and their agents at the end of the period.

Cash Due from Gateways, Net

The Company generates the majority of its revenue from credit card payment processing services provided to its merchant clients. When a merchant makes a sale, the process of receiving the payment card information and engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, are the primary activities for which the Company gets to collect fees. Cash due from gateways represent amounts due to the Company for transactions processed but not yet distributed by the gateways.

The gateways have strict policies pertaining to the scheduling of the release of funds to merchants based on several criteria that include, but are not limited to, return and chargeback history, associated risk for the specific business vertical, average transaction amount, etc. To mitigate potential credit losses associated with these risks, the gateways use these policies to determine reserve requirements and a payment in arrears strategy. While reserve and payment in arrears restrictions are in effect for a merchant payout, the Company records the reserved amounts against cash due from the gateways until the restriction is released.

Cash due from gateways is only applicable to payment processing services provided in North America, as Ryvyl EU has its own gateway and, therefore, such receivables are not created.

Payment Processing Liabilities

Payment processing liabilities principally represent funds collected from acquiring transactions that are due to merchants and ISOs, net of amounts earned by the Company on those transactions. It also includes net amounts owed to merchants and ISOs in connection with acquiring transactions processed but which have yet to be received from our third-party gateways. These liabilities are secured by funds held in restricted cash accounts and are presented as Restricted cash in the consolidated balance sheets.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company generates the majority of its revenue from payment processing services. Payment processing services revenue is typically based on a percentage of the value of each transaction processed and/or upon fixed amounts specified for each transaction or service. The Company satisfies its performance obligations and, therefore, recognizes the processing fees as revenue at a point in time, upon the authorization of a merchant sale transaction. The Company also generates revenue from banking services, which primarily include incoming and outgoing ACH and wire transfer transactions. For these transactions, we typically charge specified fees on a per transaction basis, which may vary from customer to customer. The Company satisfies its performance obligation related to these transactions at a point in time, upon the authorization of the transaction in the Company’s payments platform.

Research and Development Costs

Research and development costs primarily consist of salaries and benefits for research and development personnel and outsourced contracted services, as well as associated supplies and materials. These costs are expensed as incurred.

Internal-use Software Development Costs

Internal-use software development costs consist of the costs related to outsourced consultants who are directly associated with and who devote time to creating and enhancing internally developed software for the Company’s platforms. Internal-use software development activities generally consist of three stages: (i) the preliminary project stage, (ii) the application development stage, and (iii) the postimplementation-operation stage. In accordance with ASC 350-40, Internal Use Software, costs incurred in the preliminary and postimplementation-operation stages of software development are expensed as incurred. Costs incurred in the application development stage, including significant enhancements and upgrades, are capitalized. Capitalized internal-use software development costs are included within intangible assets, net on the condensed consolidated balance sheets, and are amortized on a straight-line basis over an estimated useful life of three years upon the software or additional features being ready for their intended use.

Accounts Receivable, Net

Accounts receivable primarily consist of amounts recorded in connection with the sale of payment processing terminals and related accessories. Accounts receivable are recorded at invoiced amounts, net of an allowance for credit losses, and do not bear interest. In accordance with Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), the Company measures its allowance for credit losses using an expected credit loss model that reflects the Company’s current estimate of expected credit losses inherent in the enterprise and the accounts receivable balance. In determining the expected credit losses, the Company considers its historical loss experience, the aging of its accounts receivable balance, current economic and business conditions, and anticipated future economic events that may impact collectability. The Company reviews its allowance for credit losses periodically and, as needed, amounts are written-off when determined to be uncollectible. As of March 31, 2025, and December 31, 2024, the allowance for credit losses was immaterial.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily consist of inventory and deposits made by our European subsidiaries with credit card companies.

Property and Equipment, Net

Property and equipment primarily consist of computer equipment and furniture and fixtures. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to eight years. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

Fair Value Measurements

The Company applies fair value accounting for assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Fair value is defined as the price received to sell an asset or paid to transfer a liability in the principal market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC Topic 820, Fair Value Measurements, establishes a three-level hierarchy priority for disclosure of assets and liabilities recorded at fair value. The ordering of priority reflects the degree to which objective prices in external active markets are available to measure fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The three levels in the hierarchy are as follows:

●	Level 1 – Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 – Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that cannot be directly corroborated by observable market data and that typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company measures its convertible note and related derivative liability at fair value. The Company classifies these liabilities as Level 3 of the fair value hierarchy, as fair values are estimated using models that use both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Goodwill and Intangible Assets

ASC 350-20, Intangibles—Goodwill and Other—Goodwill, requires companies to assess goodwill for impairment annually or more frequently if indicators of impairment exist. Testing goodwill for impairment is performed at the reporting unit level, using a two-step test, and requires companies to compare the fair value of a reporting unit with its carrying amount, including goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds its fair value. ASC 350-20 also provides for an optional qualitative assessment for testing goodwill for impairment that enables companies to skip the two-step test if it is determined that it is more likely than not (i.e., a likelihood of greater than 50%) that the fair value of a reporting unit is greater than its carrying amount. The Company performs a goodwill impairment test annually on December 31 or more frequently if events and circumstances indicate that the asset might be impaired. As of March 31, 2025, the Company did not identify any events or circumstances that would indicate the carrying value of its goodwill may be impaired.

Intangible assets consist of acquired customer relationships and business intellectual properties. In accordance with ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill, the Company’s intangible assets are amortized over their estimated useful lives, ranging from two to five years, using the straight-line method. Intangible assets amortized under ASC 350-30 must be reviewed for impairment when indicators of impairment are present, in accordance with ASC 360-10. As of March 31, 2025, no impairment indicators were identified and, therefore, no impairment assessment was performed.

Leases

The Company leases office space under non-cancellable operating leases with various expiration dates. The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included within noncurrent assets, and lease liabilities, which are included within current and noncurrent liabilities on our condensed consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. ROU assets are based on the lease liability and are increased by prepaid lease payments and decreased by lease incentives received, where applicable. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate that the Company would pay to borrow on a collateralized basis with similar terms and payments as the lease, and in economic environments where the leased asset is located. Certain leases require the Company to pay taxes, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities. These lease costs are recognized as lease expenses when incurred.

The Company evaluates ROU assets related to leases for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. When a decision has been made to exit a lease prior to the contractual term or to sublease that space, the Company evaluates the asset for impairment and recognizes the associated impact to the ROU asset and related expense, if applicable. The evaluation is performed at the asset group level initially and when appropriate, at the lowest level of identifiable cash flows, which is at the individual lease level. Undiscounted cash flows expected to be generated by the related ROU asset are estimated over the ROU asset’s useful life. If the evaluation indicates that the carrying amount of the ROU asset may not be recoverable, any potential impairment is measured based upon the fair value of the related ROU asset or asset group as determined by appropriate valuation techniques.

Foreign Currency

Assets and liabilities of our foreign subsidiaries are translated into the reporting currency using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the period, which is the result of the income statement translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income in the accompanying consolidated statements of stockholders’ equity.

Stock Based Compensation

Stock-based compensation expense relates to restricted stock awards (“RSAs”) and stock options granted to employees and non-employee directors under the Company’s equity incentive plans, which are measured based on the grant-date fair value. The fair value of RSAs is determined by the closing price of the Company’s common stock on the grant date. The fair value of stock options is estimated on the date of grant using the Black-Scholes-Merton option valuation model. Generally, stock-based compensation expense is recorded on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion of or all the deferred tax assets will not be realized. Judgment is required in determining and evaluating income tax provisions and valuation allowances for deferred income tax assets. We recognize an income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by tax authorities, based on the technical merits of the position.

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of March 31, 2025, and December 31, 2024, the Company has a full valuation allowance on its deferred tax assets.

Net Loss Per Share

The Company’s basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss available to common shareholders by the weighted-average number of shares of common stock outstanding, adjusted for the dilutive effect of all potential shares of common stock. For the three-month periods ended March 31, 2025, and 2024, the Company’s diluted net loss per share is the same as the basic net loss per share, since there are no common stock equivalents outstanding that would have a dilutive effect.

Segment Reporting

The Company reports its segments to reflect the manner in which its CODM reviews and assesses performance. The Company’s CODM is its CEO. The primary financial measures used by the CODM to evaluate the performance of its segments and allocate resources to them are revenue and gross profit.

The Company has two reportable segments: North America and International. The CODM uses segment revenue and gross profit for each segment during the annual budgeting and forecasting process. Further, the CODM uses segment revenue and gross profit as the metrics to assess the business trajectory of each segment on a quarterly basis, and to make investment decisions and allocate operating resources to each segment. The CODM does not evaluate performance or allocate resources based on segment asset data. Assets are reviewed on a consolidated basis. As such, segment asset data is not provided.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The amended guidance enhances income tax disclosures primarily related to the effective tax rate reconciliation and income taxes paid information. This guidance requires disclosure of specific categories in the effective tax rate reconciliation and further information on reconciling items meeting a quantitative threshold. In addition, the amended guidance requires disaggregating income taxes paid (net of refunds received) by federal, state, and foreign taxes. It also requires disaggregating individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). The amended guidance is effective for fiscal years beginning after December 15, 2024. The guidance can be applied either prospectively or retrospectively. The adoption of ASU 2023-09 will impact the Company’s annual disclosures only.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. This amended guidance requires fair value measurement of certain crypto assets each reporting period with the changes in fair value reflected in net income. The amendments also require disclosures of the name, fair value, units held, and cost bases for each significant crypto asset held and annual reconciliations of crypto asset holdings. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024, with early adoption permitted. We are required to apply these amendments as a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year in which the guidance is adopted. The adoption of this guidance is not expected to have an impact on the Company’s consolidated financial statements, as we currently do not hold any crypto assets.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”), and in January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments are intended to enhance disclosures regarding an entity’s costs and expenses by requiring additional disaggregated information disclosures about certain income statement expense line items. The amendments, as clarified by ASU 2025-01, are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the effect of adopting the new disclosure requirements.

In March 2024, the SEC adopted rules that require registrants to provide climate-related information in their registration statements and annual reports, such as disclosure of material climate-related risks, Board of Directors’ oversight and risk management activities, material greenhouse gas emissions, and material climate-related targets and goals. On April 4, 2024, the SEC voluntarily stayed the implementation of the rules pending the judicial review of challenges to the rules in the Eighth Circuit Court of Appeals. In March 2025, the SEC voted to end, and withdraw, its legal defense of its climate disclosure rules. The Company is currently monitoring developments with respect to these rules, including whether they will become effective.

3. Property and Equipment, Net

The following table details property and equipment, less accumulated depreciation (in thousands):

	March 31, 2025	December 31, 2024
Computers	$463	$449
Furniture and fixtures	122	121
Improvements	186	186
Vehicles and equipment	43	50
Total property and equipment	814	806
Less: accumulated depreciation	(683)	(641)
Net property and equipment	$131	$165

Depreciation expense was $0.03 million and $0.04 million for the three months ended March 31, 2025 and 2024, respectively.

4. Goodwill

The following table summarizes goodwill activity by reportable segment (in thousands):

	North America	International	Consolidated
Goodwill - December 31, 2024	$-	$18,856	$18,856
Adjustments (1)	-	781	781
Goodwill – March 31, 2025	$-	$19,637	$19,637

(1)	The adjustments to goodwill pertain to foreign currency translation adjustments, which totaled positive $0.8 million for the three months ended March 31, 2025.

5. Intangible Assets, Net

The following table details acquired intangible assets (in thousands):

		March 31, 2025			December 31, 2024
Intangible Assets	Amortization Period	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer relationships	2-5 years	$7,786	$(7,786)	-	$7,737	$(7,737)	$-
Business technology/IP	5 years	4,377	(4,116)	261	4,167	(4,008)	158
Capitalized internal-use software	3 years	2,763	(55)	2,708	1,648	(4)	1,644
Total intangible assets		$14,926	$(11,957)	2,969	$12,225	$(10,423)	$1,802

Amortization expense was $0.1 million and $0.6 million for the three months ended March 31, 2025 and 2024, respectively.

The estimated future amortization expense related to intangible assets as of March 31, 2025 is as follows (in thousands):

Year	Amount
2025 (remainder)	$637
2026	996
2027	921
2028	415
Thereafter	-
Total	$2,969

6. Accrued Liabilities

The following table details the balance in accrued liabilities (in thousands):

	March 31, 2025	December 31, 2024
Payroll related accruals	$2,472	$2,613
Accrued legal and professional fees	1,096	886
Accrued legal settlement	917	2,467
Accrued taxes	208	110
Accrued interest	1,117	366
Other	1,657	1,704
Total accrued liabilities	$7,467	$8,146

7. Note Payable

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company securing financing (the “Financing”), the Company entered into a stock purchase agreement (the “January 2025 SPA”) with a purchaser (the “Purchaser”), which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15.0 million (the “Financing Purchase Price”). Under the terms of the January 2025 SPA, the Company was required to use $13.0 million of the net proceeds raised in the Financing to pay the First Installment of the Repurchase Agreement related to our outstanding Note (see Note 8, Long Term-Debt, Net below).

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provided the Company with the right to terminate the January 2025 SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the January 2025 SPA (April 23, 2025). If the January 2025 SPA was terminated as a result of such payment by the Company, the Ryvyl EU Shares would not be sold to the Purchaser and would be returned to Transact Europe and the January 2025 SPA would be void and of no further effect, except for some provisions that survive termination. In the event that the January 2025 SPA was not so terminated, then the Purchaser would close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser is unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer, then the Company is liable for damages in the amount of $16.5 million. In the event that the Purchaser is unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company is liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

The Company analyzed the terms of the January 2025 SPA and Termination Agreement and determined that they should be accounted for together as a single transaction, as neither agreement would have been entered into without the other and the exercise of each party’s rights under each agreement would result in the termination of each party’s rights under the other agreement (i.e., the January 2025 SPA will be void and of no further effect if the Company exercises its termination rights under the Termination Agreement, and the Termination Agreement will be void and of no further effect in the event that the January 2025 SPA is not so terminated and the Purchaser closes on its purchase of the Ryvyl EU Shares). Further, the Company determined that the terms of the agreements, in particular the Company’s unilateral termination right, were such that the Company would not be considered to have surrendered control of the Ryvyl EU Shares until the termination deadline passes and, therefore, the substance of the transaction effectively represented short-term secured debt (rather than a true sale), akin to a repurchase agreement in which a seller-borrower of securities sells those securities to a buyer-lender with an agreement to repurchase them at a stated price plus interest at a specified date or in specified circumstances, which would be accounted for as a collateralized borrowing, in accordance with ASC 860-30, Transfers and Servicing – Secured Borrowing and Collateral. As such, the Company has accounted for the transaction as a secured borrowing by recognizing the Financing Purchase Price as cash in the accompanying condensed consolidated balance sheets, recording an obligation (liability) to return the cash to the Purchaser, and recognizing the difference between the Financing Purchase Price and $16.5 million termination payment as interest expense over the 90-day period from the date of execution of the January 2025 SPA to the termination deadline. For the three months ended March 31, 2025, the Company recorded $1.1 million of interest expense in connection with the note payable.

Based on the same facts and circumstances, the Company also determined that the pre-funded sale of Ryvyl EU did not meet the held-for-sale criteria as of March 31, 2025, in accordance with ASC 360, Property, Plant, and Equipment. As such, Ryvyl EU’s assets and liabilities as of March 31, 2025, and results of operations for all periods presented are classified as held and used in the condensed consolidated financial statements. Subsequent to March 31, 2025, the Company and the Purchaser entered into a modification of the January 2025 SPA and, on May 14, 2025, the Purchaser notified the Company that it would proceed with the acquisition of the Ryvyl EU Shares. See Note 16, Subsequent Events, for additional information.

8. Long-Term Debt, Net

The following table summarizes the Company’s debt (in thousands):

	March 31, 2025	December 31, 2024
$100,000,000 8% senior convertible note, due April 5, 2026	$4,000	$18,300
Less: Unamortized debt discount	(22)	(1,555)
Net carrying value	3,978	16,745

$149,900 Economic Injury Disaster Loan (EIDL), interest rate of 3.75%, due June 1, 2050	156	155
$500,000 EIDL, interest rate of 3.75%, due May 8, 2050	472	475
Note payable (Note 7)	15,000	-
Total debt	19,606	17,375

Less: current portion	(15,012)	(12)
Long-term debt, net	$4,594	$17,363

Senior Convertible Note

On November 8, 2021, the Company sold and issued, in a registered direct offering, an 8% Senior convertible note, originally due November 3, 2023, and subsequently extended to April 5, 2025, in the aggregate original principal amount of $100 million (the “Note”). The Note had an original issue discount of sixteen percent (16%) resulting in gross proceeds of $84 million. The Note was sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “November 2021 SPA”), between the Company and the investor in the Note (the “Investor”).

The Note was issued on November 8, 2021, pursuant to an indenture dated November 2, 2021 between us and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture thereto, dated November 2, 2021, relating to the Note (the “First Supplemental Indenture” and the Base Indenture as supplemented by the First Supplemental Indenture, the “First Indenture”). The terms of the Note include those provided in the First Indenture and those made part of the First Indenture by reference to the Trust Indenture Act.

First Exchange Agreement

On July 25, 2023, the Company entered into an Exchange Agreement (the “First Exchange Agreement”) under which the Company and the Investor agreed to exchange (the “Series A Exchanges”), in two separate exchanges, an aggregate of $22.7 million of the outstanding principal and interest under the Note for 15,000 shares of a newly authorized series of preferred stock of the Company designated as Series A Preferred Convertible Stock (the “Series A Preferred Stock”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of RYVYL Inc. (the “Series A Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of the Series A Preferred Stock. The Series A Preferred Stock is further described in Note 9, Convertible Preferred Stock. As part of the First Exchange Agreement, the Company also agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of the Company’s common stock during the five trading days immediately prior to such conversion; and the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023.

On July 31, 2023, pursuant to the terms of the First Exchange Agreement, the Company closed the initial exchange (the “Initial Series A Exchange”) and issued 6,000 shares of Series A Preferred Stock in exchange for $4.3 million of the outstanding principal balance of the Note and $1.7 million of accrued interest. Additionally, upon satisfaction of all applicable closing conditions, including, without limitation, the Company having obtained any stockholder approval required for the consummation of the transactions and the issuance of the common stock issuable upon the conversion of all of the shares of Series A Preferred Stock (unless waived by the applicable other party), in the final exchange (the “Final Series A Exchange”), the parties agreed to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock on a date mutually agreed to by the Company and the Investor. The Company determined that the parties’ obligation to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange represents an embedded conversion feature that does not require bifurcation and separate valuation because it would not meet the definition of a derivative, if freestanding, under ASC 815, Derivatives and Hedging (“ASC 815”), as net settlement could not be achieved.

The Company analyzed the changes made to the Note under the First Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the First Exchange Agreement added a substantive conversion option, the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $1.3 million which represents the difference between (a) the fair value of the modified Note and the 6,000 shares of Series A Preferred Stock issued in the Initial Series A Exchange and (b) the carrying amount of the Note and the fair value of the bifurcated embedded derivative immediately prior to giving effect to the First Exchange Agreement.

Second Exchange Agreement

Under the terms of the First Exchange Agreement, a final closing was to be held upon which the Investor was to exchange an additional $16.7 million of principal of the Note into 9,000 shares of Series A Preferred Stock (the “Unissued Series A Preferred Stock”) which shares of Unissued Series A Preferred Stock were convertible into shares of common stock, in accordance with the terms of the Series A Certificate of Designations.

On November 27, 2023, the Company entered into an Exchange Agreement (the “Second Exchange Agreement”) with the Investor under which the Company and the Investor agreed to exchange (the “Series B Exchange”), (i) all of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange, (ii) the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and (iii) $60.3 million of the outstanding principal under the Note for 55,000 shares of a newly authorized series of preferred stock of the Company designated as Series B Preferred Convertible Stock (the “Series B Preferred Stock,” and collectively with the Series A Preferred Stock, the “Preferred Stock”),”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of RYVYL Inc. (the “Series B Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of any shares of Series B Preferred Stock. The Series B Preferred Stock is further described in Note 9, Convertible Preferred Stock. As additional consideration for the Series B Exchange, the Company has also agreed to make a cash payment to the Investor in the amount of $3.0 million. As part of the Second Exchange Agreement, the Investor also agreed to forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture (as such term is defined in the Second Exchange Agreement)) during the period commencing on November 5, 2024 through, and including, April 5, 2025; and to extend the waiver of payment of interest under the Note through July 1, 2024.

The Company analyzed the changes made to the Note under the Second Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the Second Exchange Agreement eliminated a substantive conversion option (the parties’ obligation to exchange the remaining $16.7 million of outstanding principal balance subject to the Series A Exchange for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange), the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $22.5 million which represents the difference between (a) the fair value of the modified Note, the fair value of the 55,000 shares of Series B Preferred Stock issued in the Series B Exchange, and the $3.0 million cash payment made to the Investor, and (b) the carrying amount of the Note, the fair value of the bifurcated embedded derivative immediately prior to giving effect to the Second Exchange Agreement, and the fair value of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange forfeited to the Company by the Investor.

On November 29, 2023, the Company closed the Series B Exchange, pursuant to which the Company issued to the Investor 55,000 shares of Series B Convertible Preferred Stock and paid the Investor a cash payment in the amount of $3.0 million, in exchange for 6,000 shares of Series A Convertible Preferred Stock previously issued to the Investor, the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and the reduction of principal of the Note in the aggregate amount of $60.3 million.

Forbearance Agreement

On May 17, 2024, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with the Investor pursuant to which the Investor, in consideration for the Company’s cash payment in the amount of $80,000 as an advance payment of a portion of the next interest payment, in the estimated amount of $380,000, due and payable under the Note on October 1, 2024, agreed to further forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture) during the period commencing on April 5, 2025 through, and including, April 5, 2026. The Company analyzed the changes made to the Note under the Forbearance Agreement under ASC 470-60 to determine if the transaction qualified as a troubled debt restructuring. For a debt restructuring to be considered troubled, the debtor must be experiencing financial difficulties and the creditor must have granted a concession. The Company considered the indicators of financial difficulties provided in ASC 470-60 and determined that one or more indicators were present at the time the Forbearance Agreement was entered into, such as the existence of substantial doubt about the Company’s ability to continue as a going concern. Furthermore, the Company determined that the effective borrowing rate on the Note decreased as a result of the changes made to the Note under the Forbearance Agreement and, as such, the Investor granted a concession on the debt. As a result, the changes made to the Note under the Forbearance Agreement were accounted for as a troubled debt restructuring. However, no restructuring gain or corresponding adjustment to the carrying amount of the Note was recorded because the net carrying amount of the Note at the time the Forbearance Agreement was entered into was less than the total undiscounted future principal and interest payments of the restructured Note. The $80,000 cash payment made to the Investor in connection with the Forbearance Agreement was treated as a lender fee and expensed as incurred under the troubled debt restructuring model.

Preferred Stock Repurchase and Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with the Investor, which provides for repayment of the outstanding balance of the Note. Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17.0 million by the Company to the Investor (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding shares of Series B Preferred Stock held by the Investor will be repurchased by the Company. The Repurchase Agreement provides for the payment of the Repurchase Price in two installments, the first in the amount of $13.0 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4.0 million (the “Second Installment”), is due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note is advanced to such date. Upon the payment of the First Installment, all shares of Series B Preferred Stock held by the Investor were repurchased and the outstanding balance of the Note was reduced to $4.0 million.

The Repurchase Agreement further provides that, during the period from the payment of the First Installment until the Second Installment Date, no interest will accrue on the remaining balance of the Note and certain restrictive covenants under the Note will be temporarily waived. If the Company fails to make the Second Installment on or before the Second Installment Date, then interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note will also be restored as they were prior to the date the First Installment was paid.

The Company analyzed the changes made to the Note under the Repurchase Agreement under ASC 470-60 to determine if the transaction qualified as a troubled debt restructuring. For a debt restructuring to be considered troubled, the debtor must be experiencing financial difficulties and the creditor must have granted a concession. The Company considered the indicators of financial difficulties provided in ASC 470-60 and determined that one or more indicators were present at the time the Repurchase Agreement was entered into, such as the existence of substantial doubt about the Company’s ability to continue as a going concern. Furthermore, the Company determined that the effective borrowing rate on the Note decreased as a result of the changes made to the Note under the Repurchase Agreement and, as such, the Investor granted a concession on the debt. As a result, the changes made to the Note under the Repurchase Agreement were accounted for as a troubled debt restructuring. However, no restructuring gain or corresponding adjustment to the carrying amount of the Note was recorded because the net carrying amount of the Note after giving effect to the payment of the First Installment was less than the total undiscounted future principal and interest payments of the restructured Note.

During the year ended December 31, 2022, the Investor converted $8.55 million of the outstanding Note principal balance into 598,695 shares of the Company’s common stock at a weighted average conversion price of $1.43. In addition, the Company paid the Investor $6.9 million in January 2022 in exchange for cancellation of $6.0 million of the outstanding principal balance. During the year ended December 31, 2023, the Investor converted $1.65 million of the outstanding Note principal balance into 527,910 shares of the Company’s common stock at a weighted average conversion price of $1.18. During the year ended December 31, 2024, the Investor converted $0.9 million of the outstanding Note principal balance into 823,294 shares of the Company’s common stock at a weighted average conversion price of $1.10. There were no conversions of outstanding principal into shares of the Company’s common stock during the three months ended March 31, 2025.

Ranking

The Note is the senior unsecured obligation of the Company and not the financial obligation of our subsidiaries. Until such date as the principal amount of the Note is $5 million or less, all payments due under the Note will be senior to all other indebtedness of the Company and/or any of its subsidiaries.

Maturity Date

Under its original terms, unless earlier converted, or redeemed, the Note was to mature on November 3, 2023, the second anniversary of the issuance date, which we refer to herein as the “Maturity Date,” subject to the right of the Investor to extend the date:

(i)	if an event of default under the Note has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Note) and

(ii)	for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

We are required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, if any.

As part of the Restructuring Agreement entered into with the Investor on August 16, 2022 (the “Restructuring Agreement”), the Company obtained a forbearance of the Maturity Date from November 5, 2023 to November 5, 2024. As part of the Second Exchange Agreement entered into with the Investor on November 27, 2023, the Company obtained a further forbearance of the Maturity Date from November 5, 2024 to April 5, 2025. As part of the Forbearance Agreement entered into with the Investor on May 17, 2024, the Company obtained a further forbearance of the Maturity Date from April 5, 2025 to April 5, 2026. Pursuant to the terms of the Repurchase Agreement entered into with the Investor on January 23, 2025, the Maturity Date was advanced to April 30, 2025 upon the payment of the First Installment on January 27, 2025.

Interest

The Note bears interest at the rate of 8% per annum which (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months and (c) shall be payable in cash quarterly in arrears on the first trading day of each calendar quarter or otherwise in accordance with the terms of the Note. If the holder elects to convert or redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable. The interest rate of the Note will automatically increase to 15% per annum upon the occurrence and continuance of an event of default (See “Events of Default” below).

Subject to the satisfaction of certain equity conditions, the terms of the Restructuring Agreement require the holder to voluntarily convert certain interest payments when due under the Note at 95% of the lower of (i) the then in effect conversion price and (ii) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023. As part of the Second Exchange Agreement, the Investor agreed to extend the waiver of payment of interest under the Note through July 1, 2024. Pursuant to the terms of the Repurchase Agreement, no interest will accrue on the remaining balance of the Note during the period from the payment of the First Installment until the Second Installment Date.

Late Charges

The Company is required to pay a late charge of 15% on any amount of principal or other amounts that are not paid when due.

Conversion

Fixed Conversions at Option of Holder

The holder of the Note may convert all, or any part, of the outstanding principal and interest of the Note, at any time at such holder’s option, into shares of our common stock at an initial fixed conversion price, which is subject to:

●	proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

●	full-ratchet adjustment in connection with a subsequent offering at a per share price less than the fixed conversion price then in effect.

Pursuant to the original terms of the Note, since during the fiscal quarter ending March 31, 2022, the Company (i) failed to process at least $750 million in transaction volume or (ii) had revenue that was less than $12 million, the Note’s fixed conversion price then in effect exceeded the greater of (x) the Note’s $1.67 floor and (y) 140% of the market price as of April 1, 2022 (the “Adjustment Measuring Price”), on April 1, 2022, the fixed conversion price automatically adjusted to the Adjustment Measuring Price.

As part of the Restructuring Agreement, the Company agreed to allow for the conversion of up to $4.5 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to the lesser of (i) $2.40 and (ii) 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Company agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

1-Year Alternate Optional Conversion

At any time following the first anniversary of the issuance date of the Note, but only if the closing bid price of our common stock on the immediately prior trading day is less than $6.50, the holder of the Note shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Note (in $250,000 increments) at the “alternate optional conversion price,” which is equal to the lower of (i) the then in effect conversion price and (ii) the greater of (x).the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date.

Alternate Event of Default Optional Conversion

If an event of default has occurred under the Note, the holder may alternatively elect to convert the Note (subject to an additional 15% redemption premium) at the “alternate event of default conversion price” equal to the lesser of:

●	the fixed conversion price then in effect; and

the greater of:

●	the floor price; and

●	80% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

Beneficial Ownership Limitation

The Note may not be converted, and shares of common stock may not be issued under the Note if, after giving effect to the conversion or issuance, the applicable holder of the Note (together with its affiliates, if any) would beneficially own in excess of 4.99% of the Company’s outstanding shares of common stock, which is referred to herein as the “Note Blocker”. The Note Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Note, except that any raise will only be effective upon 61 days’ prior notice to us.

Change of Control Redemption Right

In connection with a change of control of the Company, the holder may require us to redeem in cash all, or any portion, of the Notes at a 15% redemption premium to the greater of the face value, the equity value of our Common Stock underlying the Note, and the equity value of the change of control consideration payable to the holder of our Common Stock underlying the Note.

The equity value of our Common Stock underlying the Note is calculated using the greatest closing sale price of our Common Stock during the period immediately preceding the consummation or the public announcement of the change of control and ending the date the holder gives notice of such redemption.

The equity value of the change of control consideration payable to the holder of our common stock underlying the Note is calculated using the aggregate cash consideration and aggregate cash value of any non-cash consideration per share of our common stock to be paid to the holders of our common stock upon the change of control.

Events of Default

Under the terms of the First Supplemental Indenture, the events of default contained in the Base Indenture shall not apply to the Note. Rather, the Note contains standard and customary events of default including but not limited to: (i) the suspension from trading or the failure to list the Company’s common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, the holder may require us to redeem all or any portion of the Note (including all accrued and unpaid interest and late charges thereon), in cash, at a 15% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day immediately preceding such event of default and the date the Company makes the entire payment required.

Company Optional Redemption Rights

At any time no event of default exists, the Company may redeem all, but not less than all, of the Note outstanding in cash all, or any portion, of the Note at a 5% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day during the period commencing on the date immediately preceding such date the Company notifies the applicable holder of such redemption election and the date the Company makes the entire payment required.

The following is a rollforward of the senior convertible note balance (in thousands):

Balance, December 31, 2020	$-
Convertible debentures issued	100,000
Derivative liability	(21,580)
Original issue discount of 16%	(16,000)
Placement fees and issuance costs	(7,200)
Amortization and write-off of debt discount	3,435
Balance, net of unamortized debt discount of $41,345 - December 31, 2021	58,655
Repayments and conversion	(14,550)
Amortization and write-off of debt discount	16,996
Balance, net of unamortized debt discount of $24,349 - December 31, 2022	61,101
Repayments and conversion	(66,250)
Amortization and write-off of debt discount	20,443
Balance, net of unamortized debt discount of $3,906 - December 31, 2023	15,294
Conversion	900
Amortization and write-off of debt discount	2,351
Balance, net of unamortized debt discount of $1,556 December 31, 2024	16,745
Repayments	(14,300)
Amortization and write-off of debt discount	1,533
Balance, net of unamortized debt discount of $22 at March 31, 2025	$3,978

The Company recorded debt discount accretion expense of $0.1 million and $0.9 million for the three months ended March 31, 2025 and March 2024, respectively.

The Company incurred interest expense related to its convertible note of $0.2 million and $0.03 million for the three months ended March 31, 2025 and 2024, respectively.

Derivative Liability

The senior convertible note contains embedded derivatives representing certain conversion features, redemption rights, and contingent payments upon the occurrence of certain events of default. The Company determined that these embedded derivatives required bifurcation and separate valuation.

The Company utilizes a binomial lattice model to value its bifurcated derivatives included in the note. ASC 815 does not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be combined and fair-valued as a single compound embedded derivative. The Company selected a binomial lattice model to value the compound embedded derivative because it believes this technique is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the note. Such assumptions include, among other inputs, stock price volatility, risk-free rates, credit risk assumptions, early redemption and conversion assumptions, and the potential for future adjustment of the conversion price due to triggering events. Additionally, there are other embedded features of the note requiring bifurcation, other than the conversion features, which had no value at March 31, 2025 and December 31, 2024, due to management’s estimates of the likelihood of certain events, but that may have value in the future should those estimates change.

The following is a rollforward of the derivative liability balance (in thousands):

Balance, December 31, 2021	$18,735
Change in fair value 2022	(18,480)
Balance, December 31, 2022	255
Increase in derivative liability upon extinguishment of debt	6,312
Change in fair value 2023	(6,548)
Balance, December 31, 2023	19
Change in fair value 2024	(15)
Balance, December 31, 2024	4
Change in fair value 2025	-
Balance, March 31, 2025	$4

Small Business Association CARES Act Loans

On June 9, 2020, the Company entered into a 30-year loan agreement with the Small Business Association (“SBA”) under the CARES Act in the amount of $149,900. The loan bears interest at 3.75% per annum and requires monthly principal and interest payments of $731 beginning June 9, 2021. Both the Chief Executive Officer and Chairman of the Company signed personal guarantees under this loan. As of March 31, 2025, the loan is not in default.

On May 8, 2020, Charge Savvy, a wholly-owned subsidiary of the Company, entered into a 27-year loan agreement with the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in the amount of $150,000. The loan bears interest at 3.75% per annum and required principal and interest payments of $731 beginning on May 8, 2021, which were subsequently deferred to November 8, 2022. On August 4, 2021, Charge Savvy was granted a loan increase in the amount of $350,000 on identical terms as the initial loan, for an aggregate loan amount of $500,000. Monthly principal and interest payments on the aggregate loan are $2,477 and began on November 8, 2022. Pursuant to the terms of Security Agreements executed in connection with this loan, the SBA was granted a security interest in all tangible and intangible personal property of Charge Savvy. As of March 25, 2025, the loan is not in default.

9. Convertible Preferred Stock

On July 31, 2023, the Company issued 6,000 shares of Series A Preferred Stock in exchange for $4.3 million of the outstanding principal balance of the 8% senior convertible note, currently due April 5, 2026 and $1.7 million of accrued interest pursuant to the First Exchange Agreement entered into with the investor in the senior convertible note on July 25, 2023. On November 29, 2023, the existing shares of Series A Preferred Stock issued to the investor were forfeited to the Company by the investor and the Company issued 55,000 shares of Series B Preferred Stock, along with a cash payment of $3.0 million, in exchange for $60.3 million of the outstanding principal balance of the senior convertible note pursuant to the Second Exchange Agreement entered into with the investor on November 27, 2023. On January 27, 2025, all shares of Series B Preferred Stock held by the investor were repurchased upon payment of the First Installment pursuant to the Repurchase Agreement entered into with the investor on January 23, 2025. Refer to Note 8, Long-Term Debt, for further information. The Series A Preferred Stock had a stated value of $1,000 per share and a fair value of approximately $1,111 per share at issuance, as determined by a valuation performed by third-party experts. The Series B Preferred Stock had a stated value of $1,000 per share and a fair value of approximately $1,339 per share at issuance, as determined by a valuation performed by third-party experts.

As of March 31, 2025, and December 31, 2024, preferred stock consisted of the following (in thousands):

	March 31, 2025
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	$-
Series B	55,000	-	-	-	-
Undesignated preferred shares	4,930,000	-	-	-	-
Total Preferred Stock	5,000,000	-	$-	$-	$-

	December 31, 2024
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	$-
Series B	55,000	55,000	73,631	63,250	17,684,888
Undesignated preferred shares	4,930,000	-	-	-	-
Total Preferred Stock	5,000,000	55,000	$73,631	$63,250	$17,684,888

The holders of the Preferred Stock have the following rights and preferences:

Voting – The Preferred Stock has no voting power and the holders of Preferred Stock have no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock.

Dividends – The holders of Preferred Stock are entitled to receive dividends when and as declared by the Board of Directors, from time to time, in its sole discretion. Such dividends are not cumulative. No such dividends have been declared to date.

Liquidation – In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Company, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A Preferred Stock or common stock, an amount per share of Series B Preferred Stock equal to the greater of (A) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock and (B) the amount per share such holder would receive if it converted such share of Series B Preferred Stock into common stock (at the Series B Alternate Conversion Price, as defined below, then in effect) immediately prior to the date of such payment. If at any time, there is more than one holder of the Series B Preferred Stock, and the proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Redemption – Upon a change of control of the Company (as defined in the Company’s “Series B Certificate of Designations”), the holders of Series B Preferred Stock may require the Company to exchange their shares of Series B Preferred Stock for consideration, in the form of the securities or other assets to which holders of shares of common stock are entitled to receive with respect to or in exchange for their shares of common stock in such change of control, equal to the greatest of (i) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock, (ii) 115% of the greatest closing sale price of the number of shares of common stock into which such share of Series B Preferred Stock could be converted (at the Series B Alternate Conversion Price, as defined below, then in effect) during the period beginning on the date immediately preceding the earlier to occur of (a) the consummation of the applicable change of control and (b) the public announcement of such change of control and ending on the date such holder delivers notice to the Company of its election, and (iii) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of common stock that would be paid to the holder upon consummation of such change of control if it converted all of its shares of Series B Preferred Stock into common stock at the conversion price then in effect.

Conversion – Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of common stock either (i) at the fixed conversion price then in effect, which initially is $3.11 (subject to standard antidilution adjustments and adjustments as a result of subsequent issuances of securities where the effective price of the common stock is less than the then current fixed conversion price) or (ii) at the Series B Alternate Conversion Price, as defined below. The Series B Certificate of Designations also provides that in the event of certain “Triggering Events,” any holder may, at any time, convert any or all of such holder’s Series B Preferred Stock at a conversion rate equal to the product of (i) the Series B Alternate Conversion Price and (ii) 115% of the stated value of the Series B Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a failure to timely deliver shares of common stock, upon a conversion, (ii) a suspension of trading on the principal trading market or the failure to be traded or listed on the principal market for five days or more, (iii) the failure to pay any dividend to the holders of Series B Preferred Stock when required, (iv) the failure to remove restrictive legends when required, (v) the Company’s default in payment of indebtedness in an aggregate amount of $2 million or more, (vi) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (vii) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $2 million. The “Series B Alternate Conversion Price” means the lower of (i) the applicable conversion price then in effect and (ii) the greater of (x) $0.62 and (y) 97.5% of the lowest volume weighted average price of the common stock during the five consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice.

10. Income Taxes

The Company recorded income tax expense of approximately $0.5 million and $0.2 million for the three months ended March 31,2025 and 2024, respectively. We estimate our annual effective income tax rate to be negative 17.2% for calendar year 2025, which is different from the U.S. federal statutory rate, primarily due to the Company’s full valuation allowance position.

As of March 31, 2025, we have no material unrecognized tax benefits and we expect no material unrecognized tax benefits for the next 12 months.

11. Stock-Based Compensation

Equity Incentive Plans

The Company adopted the 2023 Equity Incentive Plan (“2023 Plan”) on November 2, 2023, which provides employees, directors, and consultants with opportunities to acquire the Company’s shares, or to receive monetary payments based on the value of such shares. Management has determined that it is in the best interests of the Company to replace the 2020 Incentive and Nonstatutory Stock Option Plan, the 2021 Incentive and Nonstatutory Stock Option Plan, and the 2021 Restricted Stock Plan, with one plan, the 2023 Plan, pursuant to which the Company will be able to grant stock option awards, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards. The 2023 Plan provides for up to 5,098,262 shares of common stock. Grants made under the 2023 Plan will generally vest and become exercisable at various times from the grant dates. These awards will have such vesting or other provisions as may be established by the Board of Directors at the time of each award.

Stock Option Activity

A summary of stock option activity for the three months ended March 31, 2025, is as follows (in thousands):

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2024	583,974	$4.20
Granted	-	N/A
Exercised	-	N/A
Cancelled/forfeited/expired	(10,487)	3.96
Outstanding at March 31, 2025	573,127	$4.25

Exercisable at March 31, 2025	397,127	$5.23

There were no stock options exercised during the three months ended March 31, 2025. The aggregate intrinsic value of stock options exercised during the three months ended March 31, 2024 was $0.03 million. There were no stock options granted during the three months ended March 31, 2025 and 2024.

Restricted Stock Activity

A summary of RSA activity for the three-month periods ended March 31, 2025 is as follows (in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2024	74,312	$1.82
Granted	19,536	1.28
Vested	(11,017)	1.36
Forfeited	-	N/A
Unvested at March 31, 2025	82,831	$1.75

The total fair value of restricted shares that vested was $0.02 million and $0.1 million in the three months ended March 31, 2025 and 2024, respectively.

12. Operating Leases

The Company leases office space under operating leases at four locations in the United States (California, Illinois, Massachusetts, and Florida) and two locations in the European Union (Sofia, Bulgaria and Lisbon, Portugal). The Company had no finance lease obligations as of March 31, 2025.

The Company’s operating lease expense totaled $0.3 million and $0.3 million for the three months ended March 31, 2025 and 2024, respectively. As of March 31, 2025, the weighted-average remaining lease term was 3.4 years and the weighted average discount rate was 11.3%.

Future minimum lease payments under our operating leases and reconciliation to the operating lease liability as of March 31, 2025, are as follows (in thousands):

Year Ending December 31,	Total
2025 (remainder)	$882
2026	1,345
2027	1,046
2028	1,041
Thereafter	-
Total lease payments	4,314
Less: imputed interest	(792)
Present value of total lease payments	3,522
Less: current portion	(875)
Long-term lease liabilities	$2,647

13. Related Party Transactions

PrivCo

The Company repurchased, in two separate repurchase transactions each consisting of 100,000 shares of common stock, an aggregate of 200,000 shares owned by PrivCo (an entity controlled by Messrs. Errez and Nisan). In October 2022, the Board unanimously ratified these two repurchase transactions between the Company and PrivCo. The Company repurchased 100,000 shares for a price per share of $55.90 (for total proceeds to PrivCo of $5,590,000) (the “First Repurchase”) and 100,000 shares for a price per share of $8.20 (for total proceeds to PrivCo of $820,000) (the “Second Repurchase”). The First Repurchase was based on the closing price of the common stock on November 24, 2021 and took place over a number of months starting in February 2022 and ending in October 2022. The Second Repurchase was based on the closing price of the common stock on July 29, 2022 and took place in October 2022. The purpose of each of these transactions was to allow the Company to issue shares to new shareholders without increasing the Company’s shares outstanding. As of March 31, 2025 and December 31, 2024, there were 11,733 and 11,733 shares available, respectively, of the 200,000 shares of common stock under the aforementioned transactions.

Family Relationships

The Company employs two of our CEO’s brothers, Dan and Liron Nusinovich, who are paid approximately $260,000 and $131,000 per year, respectively. There are no family relationships between any of other directors or executive officers and any other employees or directors or executive officers.

The Company did not pay any commissions to the related parties mentioned above for the three months ended March 31, 2025 and 2024, respectively.

14. Commitments and Contingencies

From time-to-time, the Company is involved in legal proceedings. The Company records a liability for those legal proceedings when it determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses when it is reasonably possible that a material loss may be incurred, however, the amount cannot be reasonably estimated. From time to time, the Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company and its shareholders.

The following is a summary of our current outstanding litigation. Note that references to GreenBox POS are for historical purposes. GreenBox POS changed its name to RYVYL Inc. on October 13, 2022.

●	On November 8, 2022, the Company filed a complaint against its former Chief Operating Officer Vanessa Luna, Luna Consultant Group, LLC and Does 1 through 50 in San Diego Superior Court (the “Company Filing”). The Company alleged that Ms. Luna abused her position for additional compensation, failed to follow proper protocols and breached her fiduciary duties and duty of loyalty by secretly maintaining alternative employment. The action sought damages, including interest and costs of suit incurred. On November 10, 2022, Ms. Luna filed her own complaint against the Company and Fredi Nisan in San Diego Superior Court (the “Luna Filing”). Ms. Luna alleged that Mr. Nisan used contract negotiations to coerce her, that the Company improperly coded transactions and misled investors, and that when her concerns were reported to management, she was wrongfully terminated, resulting in a number of claims. Ms. Luna also alleged sexual misconduct on the part of Mr. Nisan. Ms. Luna sought damages including compensatory damages, unpaid wages (past and future), loss of wages and benefits (past and future), and other damages to be proven at trial. The Company and Mr. Nisan deny all allegations of the Luna Filing. In April 2023, Ms. Luna sought and was granted permission to add Coyni, Inc. as a defendant with regard to her claims. In addition, in August 2024, the Company and Mr. Nisan were granted leave to file a Second Amended Complaint to add additional claims against Ms. Luna, including securities fraud. After vigorously defending against all claims asserted by Ms. Luna and vigorously prosecuting its own claims against Ms. Luna, on October 17, 2024, the parties entered into a confidential settlement agreement. On February 4, 2025, the parties filed with the San Diego Superior Court Requests for Dismissal, dismissing their respective cases with prejudice. The request was rejected and resubmitted on April 29, 2025.

●	On December 12, 2022, Jacqueline Dollar (aka Jacqueline Reynolds), former Chief Marketing Officer of the Company, filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Dollar is alleging she was undercompensated compared to her male counterparts and retaliated against after raising concerns to management resulting in sex discrimination in violation of the California Fair Employment and Housing Act (“FEHA”) and failure to prevent discrimination in violation of FEHA. Ms. Dollar is also claiming intentional infliction of emotional distress. Ms. Dollar is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims. The parties are currently in the discovery phase.

●

Since December 2022, the Company has been cooperating with an ongoing investigation by the SEC regarding possible violations of the federal securities laws, which in its course has included a review of the Company’s blockchain technology and first-generation product, known as QuickCard. During the investigation, the Staff of the SEC shared its concerns regarding certain disclosures in the Company’s Form S-1 filed on December 23, 2020 (“2020 S-1”), as well as subsequent periodic reports. The disclosures at issue primarily concerned the Company’s description of its use of blockchain technology and QuickCard processing for cannabis merchants. None of the disclosures impacted our previously reported revenues, expenses, earnings, cash balances, or other financial measures. Based on our review of the facts and circumstances, the Company has determined to provide the following additional disclosures.

The Company has been discussing with the Staff of the SEC the possibility of reaching a settlement of potential charges arising from the investigation. We have been informed that, provided the Company makes a sufficient disclosure addressing the concerns regarding the Company’s 2020 S-1 and subsequent reporting, the Staff will recommend that no civil monetary penalties be imposed on the Company. See Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments, of this Report for management’s disclosures in response to the SEC’s concerns.

●	On February 1, 2023, a putative class action lawsuit titled Cullen v. RYVYL Inc. fka GreenBox POS, Inc., et al., Case No. 3:23-cv-00185-GPC-AGS, was filed in the United States District Court for the Southern District of California against several defendants, including the Company and certain of our current and former directors and officers (the “Cullen Defendants”). The complaint was filed on behalf of persons who purchased or otherwise acquired the Company’s publicly traded securities between January 29, 2021 and January 20, 2023. The complaint alleged that the Cullen Defendants violated Sections 11, 12(a)(2), and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act by making false and/or misleading statements regarding the Company’s financial controls, performance and prospects. On June 30, 2023, the plaintiff filed an amended complaint. On March 1, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss, which included dismissing all Securities Act claims and narrowing the potential class period. The plaintiff filed a second amended complaint on April 30, 2024, which alleges claims against the Cullen Defendants under Exchange Act Sections 10(b) and 20(a) only and a class period of May 13, 2021 through January 20, 2023. The Company filed its motion to dismiss the second amended complaint on July 1, 2024. On October 21, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. The scope of the remaining claims is consistent with the Court’s last motion to dismiss decision dated March 1, 2024. On November 12, 2024, Plaintiff filed a Third Amended Complaint, which asserts the same legal causes of action and proposed class period as the previous complaint. On February 28, 2025, the Parties executed a Memorandum of Understanding (“MOU”) that reflects their agreement in principle to settle the claims asserted in this class action. Lead Plaintiff has begun the process of drafting the Stipulation and Agreement of Settlement and exhibits thereto, which, after negotiation and execution by the Parties, will be filed with the Court in connection with Motion for Preliminary Approval of Class Action Settlement. The Parties intend to move for preliminary approval of the proposed settlement as soon as practicable after the final settlement agreement is executed. There is no assurance, however, that the settlement will be completed and/or that the Court will approve it. The Cullen Defendants continue to deny any and all liability and allegations set forth in the pending Third Amended Complaint.

●

On June 22, 2023, a shareholder derivative complaint was filed in the United States District Court for the Southern District of California against certain of the Company’s current and/or former officers and directors (the “Hertel Defendants”), Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01165-GPC-SBC. On August 4, 2023, a second shareholder derivative complaint was filed in the United States District Court for the Southern District of California against the Hertel Defendants, Marcus Gazaway, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01425-LAB-BLM. Both derivative complaints generally allege that the Hertel Defendants failed to implement adequate internal controls that would prevent false and misleading financial information from being published by the Company and that controlling shareholders participated in overpayment misconduct resulting in violations of Sections 10(b), 14(a) and 20 of the Exchange Act and breached their fiduciary duties and, purportedly on behalf of the Company. On April 2, 2024, the Court granted the parties’ joint motion for an order consolidating the Hertel and Gazaway cases under the caption In re RYVYL Inc. Derivative Litigation, Lead Case No. 3:23-CV-01165-GPC-SBC (S.D. Cal.). On May 6, 2024, the Court issued an order staying the action until after the final resolution of any motion to dismiss the securities class action detailed above. On May 1, 2024, a third nearly identical shareholder derivative complaint was filed in Clark County, Nevada by plaintiff Christina Brown, derivatively on behalf of RYVYL, Inc., v. Ben Errez et al., Case No. A-24-892382-C.

The Complaints seeks damages and contribution from the Hertel Defendants and a direction that the Company and the Hertel Defendants take actions to reform and improve corporate governance and internal procedures to comply with applicable laws. The Hertel Defendants deny all allegations of liability and intend to vigorously defend against all claims. On May 8, 2025, all parties reached an agreement in principle to fully resolve and settle all claims alleged in the lawsuits. The pending settlement is subject to documentation by the parties and approval by the District Court. However, unless and until the settlement is approved, and given the uncertainty of litigation and the legal standards that must be met for success on the merits, the Company cannot predict the outcome of the cases at this time.

●	On October 1, 2023, the Company filed a demand for arbitration against Sky Financial with the American Arbitration Association in San Diego, California (the “Arbitration”). In the Arbitration, the Company seeks to recover for breach of contract and Sky Financial’s failure to perform its obligations On October 2, 2023, the Company filed a complaint against Sky Financial in San Diego Superior Court asserting the same claims asserted in the Arbitration, solely to toll any applicable statutes of limitations pending the Arbitration and, if necessary, provide jurisdiction for the court to compel arbitration. The action seeks damages, including interest and costs of suit incurred. The parties agreed to proceed in the Arbitration and to implement the steps needed to extend the current stay of the San Diego Superior Court action pending the Arbitration. Subsequently, the parties agreed to stay the Arbitration and attend mediation. A mediation was scheduled but then vacated by stipulation of the parties. The stay of the Arbitration has been lifted. A new third arbitrator was recently selected to the panel to replace an arbitrator who withdrew for personal reasons. The parties await the scheduling of a status conference to set dates.

●	On June 25, 2024, J. Drew Byelick, a former Chief Financial Officer of the Company, filed a complaint against the Company in the United States District Court for the Southern District of California, Case No. ’24CV1096 JLS MSB. Mr. Byelick alleged breach of contract, fraudulent inducement of employment, along with intentional misrepresentation and concealment. The Company moved to dismiss the complaint for failure to state a claim and for other violations of the federal rules of civil procedure. The Court granted that motion on December 20, 2024, but permitted Mr. Byelick to file an amended complaint. Mr. Byelick filed his first amended complaint on January 19, 2025, asserting the same core claims. The Company moved to dismiss the first amended complaint for similar reasons as its motion to dismiss the original complaint. The Court granted that motion, in part, on April 18, 2025, ruling that Mr. Byelick was incapable of pleading certain claims (and dismissing those claims) but adequately pled others for purposes of a motion to dismiss only. The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

15. Segment Reporting

The Company reports its segments to reflect the manner in which its CODM reviews and assesses performance. The Company’s CODM is its CEO. The primary financial measures used by the CODM to evaluate the performance of its segments and allocate resources to them are revenue and gross profit.

The Company has two reportable segments: North America and International. The CODM uses segment revenue and gross profit for each segment during the annual budgeting and forecasting process. Further, the CODM uses segment revenue and gross profit as the metrics to assess the business trajectory of each segment on a quarterly basis, and to make investment decisions and allocate operating resources to each segment. The CODM does not evaluate performance or allocate resources based on segment asset data. Assets are reviewed on a consolidated basis. As such, segment asset data is not provided.

The following tables present revenue and gross profit information for each of our reportable segments (in thousands):

	Three Months Ended March 31, 2025
	North America	International	Total
Revenue	$2,769	$12,364	$15,133
Cost of revenue	1,400	7,018	8,418
Segment gross profit	$1,369	$5,346	$6,715

Depreciation and amortization	$82	$51	$133

	Three Months Ended March 31, 2024
	North America	International	Total
Revenue	$9,674	$7,100	$16,774
Cost of revenue	5,521	4,222	9,743
Segment gross profit	$4,153	$2,878	$7,031

Depreciation and amortization	$491	$166	$657

The following table provides a reconciliation of total segment gross profit to the Company’s loss before provision for income taxes (in thousands):

	Three Months Ended March 31,
	2025	2024
Total segment gross profit	$6,715	$7,031
Less: Advertising and marketing	33	17
Less: Research and development	449	1,393
Less: General and administrative	1,541	2,042
Less: Payroll and payroll taxes	3,883	3,569
Less: Professional fees	1,066	1,035
Less: Stock compensation expense	55	224
Less: Depreciation and amortization	133	657
Less: Restructuring charges	403	-
Less: Other expense, net	(1,425)	(593)
Loss before provision for income taxes	$(2,273)	$(2,499)

16. Subsequent Events

Nasdaq Stockholder’s Equity Deficiency Notice

On April 8, 2025, the Company received written notice (the “Notice”) from Nasdaq notifying the Company that, based on the Company’s negative stockholders’ equity balance of $1.5 million as of December 31, 2024, it is no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1). The Company has until May 23, 2025 to provide Nasdaq with a plan to regain compliance with the foregoing listing requirement. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice (October 5, 2025) for the Company to evidence compliance.

The Notice has no immediate effect on the listing or trading of the Company’s common stock and the common stock will continue to trade on the Nasdaq Capital Market under the symbol “RVYL.” The Company intends to submit a plan to Nasdaq to regain compliance with the Nasdaq Listing Rules. In determining whether to accept the plan, Nasdaq will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’s current non-compliance, other corporate events that may occur within Nasdaq’s review period, the Company’s overall financial condition, and its public disclosures. If Nasdaq does not accept the Company’s plan, the Company may request a hearing at which it would present its plan to a Nasdaq Hearings Panel.

January 2025 SPA

On April 23, 2025, the Company, Transact Europe, and the Purchaser executed and entered into a modification agreement (the “Modification Agreement”) which provides that, notwithstanding the terms of the Termination Agreement or the January 2025 SPA, the Purchaser would not take any actions to close on the purchase of the Ryvyl EU Shares before May 6, 2025, so that the Company and the Purchaser could attempt to enter into an alternative transaction in lieu of the securities purchase transaction under the January 2025 SPA. The Company had the right, at any time, on or before May 6, 2025, to extend this period, so that the Purchaser would not exercise such right to purchase the Ryvyl EU Shares, until May 27, 2025, in consideration for the Company’s payment to the Purchaser of $0.75 million. All other terms of the January 2025 SPA and the Termination Agreement remained unchanged and in full force and effect.

On May 7, 2025, the Purchaser provided a letter of notice to the Company and Transact Europe, stating that due to the Company not exercising its right to terminate the SPA by payment to the Purchaser of $16.5 million within the time so prescribed by the Termination Agreement, and as the Company had not exercised its right to extend the period during which time the Purchaser agreed not to exercise its rights to close on the transaction per the Modification Agreement (the “Standstill Period”), the Company no longer had the right to terminate the SPA pursuant to the Termination Agreement, and the Standstill Period had expired. The Purchaser also notified the Company that notwithstanding the foregoing, they did not intend to take the final steps to close on the purchase of the Ryvyl EU Shares for a period of ten calendar days from and including the date of the letter, or until May 16, 2025. The parties continued to be in conversation during this period. All other terms of the SPA and the Termination Agreement remained unchanged and in full force and effect. On May 14, 2025, the Company issued a press release stating that the parties had ceased discussions to restructure the terms of the pre-funded asset sale of its Ryvyl EU subsidiary. The Company expects the buyer will now take the final steps to close the pre-funded asset sale. The closing of the pre-funded sale is expected to occur during the second quarter of 2025.

As further described in our 2024 Annual Report, Ryvyl EU provides comprehensive EMI services, including global IBAN issuance, foreign exchange solutions, and payment processing capabilities to individuals and businesses across Europe. Ryvyl EU represents a majority of the Company’s current business and substantially all of the business reported under the Company’s International reporting segment (see Note 15, Segment Reporting, for more information). Based on management’s assessment of the facts and circumstances surrounding the January 2025 SPA and Termination Agreement, it determined that the pre-funded sale of Ryvyl EU met the held-for-sale criteria, in accordance with ASC 360, Property, Plant, and Equipment, as of the second quarter of 2025. Based on total consideration received of $16.5 million ($15.0 million purchase price and $1.5 million termination payment that was treated as interest expense (see Note 7, Note Payable)) and the carrying value of Ryvyl EU’s net assets as of March 31, 2025, the Company expects to incur a loss on sale of at least $6.0 million upon closing.

Non-Payment of Second Installment for Note Repayment Agreement

As disclosed in Note 8, Long-Term Debt, Net, the Second Installment of the Note in the amount of $4.0 million was due and payable on or before April 30, 2025, which payment was not made on the Second Installment Date and has not been made as of the date of this Report. The Repurchase Agreement provides that, if the Second Installment was not paid by the Second Installment Date, previously waived interest will begin to accrue retroactive to the First Installment Date on the remaining balance of the Note and all other terms of the Note will also be restored as they were prior to the date the First Installment was paid. Since the terms of the Note prior to the Repurchase Agreement have been reinstated, which includes a Note maturity date of April 5, 2026, the Note has been classified as a long-term liability in the condensed consolidated balance sheet as of March 31, 2025.

$8,000,000

Up to 9,876,543 Common Units, Each Common Unit Consisting of One Share of Common Stock and One Common Warrant

Up to 9,876,543 Pre-Funded Units, Each Pre-Funded Unit Consisting of One Pre-Funded Warrant and One Common Warrant

Up to 9,876,543 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 9,876,543 Shares of Common Stock Underlying the Common Warrants

Sole Placement Agent

Maxim Group LLC

PROSPECTUS

           , 2025

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$6,124
FINRA filing fee	$6,500
Accounting fees and expenses	$5,000
Legal fees and expenses	$200,000
Transfer agent and registrar fees and expenses	$5,000
Printing fees and expenses	$5,000
Miscellaneous fees and expenses	$7,500
Total	$235,124

Item 14. Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

●	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

●	Continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors and administrators of such a person.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Our governing documents provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, that we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request.

Item 15. Recent Sales of Unregistered Securities

During the last three years, the Company has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Company, to information about the Company.

●	We issued 850,833 unregistered shares in total for the year ended December 31, 2022. Of this amount, 300,833 were issued for services, 500,000 shares were issued as part of an asset purchase, and 50,000 were issued to an employee as compensation.

●	We issued a total of 4,890 unregistered shares of common stock for the year ended December 31, 2023. The shares were issued to (former) directors of the Board as compensation.

●	We issued a total of 88,792 unregistered shares of common stock for the year ended December 31, 2024. The shares were issued to vendors and (former) employees as compensation.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
1.1	Form of Placement Agency Agreement*
3.1	Amended and Restated Articles of Incorporation, filed October 10, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2022)
3.2	Certificate of Change, filed September 6, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2023)
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation, filed November 3, 2023 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on November 3, 2023)
3.4	Amended and Restated Bylaws, adopted effective October 6, 2022 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed with the SEC on October 13, 2022)
4.1	Form of Base Indenture between GreenBoxPOS and Wilmington Savings Fund Society, FSB (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021)
4.2	Form of First Supplemental Indenture (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021)
4.3	Form of 8% Senior Convertible Note Due 2023 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021)
4.4	Description of Securities (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2023)
4.5	Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of RYVYL Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 26, 2023)
4.6	Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of RYVYL Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2023)
4.7	Form of Pre-Funded Warrant issued in this Offering*
4.8	Form of Common Warrant issued in this Offering*
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1#	Form of Board of Directors Agreement entered into on February 16, 2021, by and between the Company and each of Ms. Baer and Messrs. Caragol and Laniado (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 19, 2021)
10.2#	2020 Incentive and Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8 filed with the SEC on September 3, 2020)
10.3#	2021 Incentive and Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8 filed with the SEC on July 13, 2021)
10.4#	Amendment Agreement No. 1 to Share Purchase Agreement by and between GreenBox POS, and certain individuals named therein, made as of March 24, 2021. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2022)
10.5	Asset Purchase Agreement, signed March 31, 2022, between GreenBox POS and Sky Financial and Intelligence, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2022)
10.6	Restructuring Agreement, dated August 16, 2022 between GreenBox POS and the Investor (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2022)
10.7	April 2021 Sublease Agreement with regard to 3131 Camino del Rio North, Suite 1400, San Diego, CA 92108 (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Financial Report on Form 10-Q filed with the SEC on November 15, 2021)

10.8	Securities Purchase Agreement, dated November 2, 2021, between GreenBoxPOS and the Investors (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021)
10.9	Agreement and Waiver, dated January 28, 2022, between GreenBoxPOS and the Investor (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2022)
10.10	Form of First Exchange Agreement, dated July 25, 2023, between RYVYL Inc. and the Investor (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 26, 2023)
10.11	Form of Leak-Out Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 26, 2023)
10.12	Amendment No. 1 to First Exchange Agreement, dated August 18, 2023, between RYVYL Inc. and the Investor (incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2023)
10.13	Amendment No. 2 to First Exchange Agreement, dated August 25, 2023, between RYVYL Inc. and the Investor (incorporated by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K filed with the SEC on August 28, 2023)
10.14	Form of Second Exchange Agreement, dated November 27, 2023, between RYVYL Inc. and the Investor (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2023)
10.15	Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2023)
10.16	Form of Forbearance Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2024)
10.17	Preferred Stock Repurchase and Note Repayment Agreement, dated as of January 23, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025)
10.18	Stock Purchase Agreement, dated as of January 23, 2025 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025)
10.19	Escrow Agreement, dated as of January 23, 2025 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025)
10.20	Termination Agreement, dated as of January 23, 2025 (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025)
10.21	Modification Agreement, dated as of April 23, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2025)
10.22	Form of Securities Purchase Agreement to be entered into in this Offering*
23.1	Consent of Simon & Edward, LLP, Independent Registered Public Accounting Firm (included on as Exhibit 23.1 to Amendment No. 1 to the Company’s Form S-1/A filed with the SEC on June 16, 2025)
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page of Amendment No. 1 to the Company’s Form S-1/A filed with the SEC on June 16, 2025)
107	Filing Fee Table*
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed herewith.
#	Indicates management contract or compensatory plan.

Item 17. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 1, 2025.

RYVYL INC.

By:	/s/ Fredi Nisan
	Name:	Fredi Nisan
	Title:	Chief Executive Officer

Person	Capacity	Date

/s/ Fredi Nisan	Chief Executive Officer and Director	July 1, 2025
Fredi Nisan	(Principal Executive Officer)

*	Chief Financial Officer	July 1, 2025
George Oliva	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	July 1, 2025
Ben Errez

*	Director	July 1, 2025
Genevieve Baer

*	Director	July 1, 2025
Ezra Laniado

*	Director	July 1, 2025
Brett Moyer

*By	/s/ Fredi Nisan
Fredi Nisan
Attorney-in-fact